Exhibit 10.3

EXECUTION VERSION

INVESTMENT AGREEMENT

AMONG

SEADRILL LIMITED,

THE OTHER COMPANY PARTIES

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of September 12, 2017

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Section 9.2	Equity Purchaser Fees	70
Section 9.3	Structuring Fees	70
Section 9.4	Expense Reimbursement; Incremental Expenses	71
Section 9.5	Further Agreements	72

ARTICLE X

GENERAL PROVISIONS

Section 10.1	Notices	73
Section 10.2	Assignment; Third Party Beneficiaries	75
Section 10.3	Prior Negotiations; Entire Agreement	76
Section 10.4	Governing Law; Venue	76
Section 10.5	Waiver of Jury Trial	77
Section 10.6	Counterparts	77
Section 10.7	Waivers and Amendments; Rights Cumulative; Consent	77
Section 10.8	Headings	77
Section 10.9	Specific Performance	77
Section 10.10	No Survival	77
Section 10.11	Damages	78
Section 10.12	No Reliance	78
Section 10.13	Publicity	78
Section 10.14	Settlement Discussions	78
Section 10.15	No Recourse	79
Section 10.16	Enforceability of Agreement	79
Section 10.17	Relationship Among Parties	79

SCHEDULES

Schedule 1	Commitment Schedule
Schedule 2	Form of Joinder Agreement
Schedule 3	Registration Rights Agreement Term Sheet
Schedule 4	Material Documents
Schedule 5	Notice Information

EXHIBITS

Exhibit A	Form of Rights Offering Procedures
Exhibit B	Board Governance Term Sheet

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INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (including all exhibits, schedules, and annexes hereto, as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 12, 2017, is made by and among Seadrill Limited, a company incorporated under the laws of Bermuda with registration number 36832, as the debtor in possession and reorganized debtor, as applicable, and the ultimate controlling parent of each of the other Debtors (as defined below) (the “Company”); (ii) each of the other Company Parties (as defined below) and (iii) each Commitment Party (as defined below). The Company, each other Company Party, each Commitment Party and each Person that has executed a Joinder Agreement substantially in the form of Schedule 2 (each, a “Joinder Agreement”) is referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Restructuring Support and Lock-Up Agreement (as defined below).

RECITALS

WHEREAS, the Company and the other Debtors intend to file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the Bankruptcy Court on or before 12 September 2017 (such actual date of filing, the “Petition Date”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company Parties, the Consenting Lenders, the Consenting Noteholders, the Commitment Parties, SFL, the Consenting Stakeholders, the Agents/Trustees, and solely with respect to Sections 4.06, 4.07, 13 and 14 therein, the Seadrill ECAs, entered into a Restructuring Support and Lock-Up Agreement, dated as of September 12, 2017 (including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit 1 to Exhibit B to the Restructuring Support and Lock-Up Agreement (the “Restructuring Term Sheet”) and including all exhibits, schedules, and annexes thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support and Lock-Up Agreement”);

WHEREAS, the Company will conduct certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure pursuant to a plan of reorganization to be filed in connection with the Chapter 11 Cases, reflecting the Restructuring Support and Lock-Up Agreement (as amended, supplemented or otherwise modified from time to time consistent with the terms of the Restructuring Support and Lock-Up Agreement and this Agreement);

WHEREAS, in accordance with the Plan, Restructuring Support and Lock-Up Agreement and this Agreement, the Company (or New Seadrill) will form NSNCo (“NSNCo”), which will be an exempted company limited by shares to be incorporated in Bermuda and a direct and wholly-owned subsidiary of IHCo (“IHCo”) (which will be an exempted company limited by shares to be incorporated in Bermuda and a newly formed indirect subsidiary of the Company (or New Seadrill));

WHEREAS, subject to entry of the Confirmation Order and the other terms and conditions specified in this Agreement (including the Rights Offerings), and also subject to and simultaneously with the consummation of the Plan, New Seadrill will:

(a) through NSNCo, issue and sell $860,000,000 of new senior secured notes on the terms set forth in the New Secured Notes Term Sheet and the Indenture (the “New Secured Notes”) to the Debt Commitment Parties (including any respective Ultimate Purchasers) and under certain circumstances set forth in the Plan, to certain other eligible holders of General Unsecured Claims pursuant to the Debt Rights Offering; and

(b) issue and sell $200,000,000 of Equity Securities to the Equity Commitment Parties (including any respective Ultimate Purchaser) and under certain circumstances set forth in the Plan, to certain other eligible holders of General Unsecured Claims pursuant to the Creditor Equity Rights Offering; and

WHEREAS, each purchaser of the New Secured Notes shall receive, in addition to the New Secured Notes, its pro rata share (calculated by dividing the aggregate principal amount of New Secured Notes purchased by such purchaser and the total aggregate principal amount of New Secured Notes purchased by all purchasers) of an amount of Equity Securities equal to 57.5% of the total outstanding Equity Securities as of the Closing on a pre-dilution basis, after giving effect to the transactions described herein (the “Granted Equity Securities”).

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company, each other Company Party and each of the Commitment Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified below or in the Plan, as applicable:

“Acquired Debt Securities” has the meaning set forth in Section 2.1(b).

“Acquired Equity Securities” has the meaning set forth in Section 2.1(a).

“Acquired Equity Securities Per Share Purchase Price” means the price per share of New Seadrill at Closing.

“Additional Commitment Parties” means the funds and/or accounts that are managed, advised or sub-advised by each of Fintech Advisory Inc. and Asia Research & Capital Management Limited.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code. “Affiliated” has a correlative meaning.

“Affiliated Fund” means any investment fund the primary investment advisor or manager to which is a Commitment Party or an Affiliate thereof.

“Agents/Trustees” means each applicable “Agent” and “Trustee” as such terms are defined in the Restructuring Support and Lock-Up Agreement.

“Aggregate Debt Commitment Amount” means $860,000,000 in aggregate principal amount of New Secured Notes.

“Aggregate Equity Commitment Amount” means $200,000,000 in aggregate Equity Securities valued at the Acquired Equity Securities Per Share Purchase Price.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, or discussion with respect to a new money investment, restructuring, reorganization, merger, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Ancillary Proceedings” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, whether domestic or foreign, having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 3.7.

“Applicable Taxing Authorities” means any Governmental Entity having the authority and jurisdiction to tax the Company or any other Debtor.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Available Debt Securities” means the Acquired Debt Securities that any Debt Commitment Party fails to purchase as a result of a Debt Commitment Party Default by such Debt Commitment Party.

“Available Equity Securities” means the Acquired Equity Securities that any Equity Commitment Party fails to purchase as a result of an Equity Commitment Party Default by such Equity Commitment Party.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

“Bankruptcy Court” has the meaning ascribed to it in the Restructuring Support and Lock-Up Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“Board Governance Term Sheet” means the term sheet attached to this Agreement as Exhibit B, as may be modified in a manner that is reasonably acceptable to the Required Commitment Parties and the Company.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Cash Collateral Orders” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Centerbridge” means Centerbridge Credit Partners, L.P. and its Affiliates that are signatories hereto.

“Centerbridge Debt Rights Offering Reduction Percentage” means an amount equal to (a) the HCB Debt Rights Offering Backstop Percentage multiplied by (b) fifty percent (50%).

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Charter Contracts” means all of the charter contracts to which any of the Company Parties is party.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Fee” has the meaning set forth in Section 9.1(b).

“CoCom” has the meaning ascribed to it in the Restructuring Support and Lock-Up Agreement.

“Collateral Agent” means the collateral agent for the New Secured Notes as set forth in the Indenture.

“Commitment Fee” has the meaning set forth in Section 9.1(a).

“Commitment Party” means each Debt Commitment Party and Equity Commitment Party.

“Commitment Party Agreements” means this Agreement, the Registration Rights Agreement, the Escrow Agreement, and all other documents and agreements contemplated by this Agreement to which a Commitment Party is or will be a party.

“Commitment Party Approved Person” means any Person selected by the Company to participate in a Cover Transaction who, prior to the Cover Transaction, has been approved, in writing, by the Original Commitment Parties; provided that (a) any request by the Company for such approval may not be unreasonably withheld, conditioned or delayed and (b) in no event shall any Original Commitment Party have any approval rights if such Person is also a Defaulting Party.

“Commitment Schedule” means Schedule 1 to this Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Agent” means Prime Clerk LLC or another agent appointed by the Company and reasonably satisfactory to the Required Commitment Parties.

“Company Disqualified Institutions” has the meaning set forth in Section 2.6(a).

“Company Parties” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company and its Subsidiaries.

“Confirmation Order” means an Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving this Agreement.

“Confirmation Order Milestone” has the meaning set forth in Section 6.1(a)(iv).

“Confirmation Order Milestone Date” has the meaning set forth in Section 6.1(a)(iv).

“Consenting Lender” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Consenting Noteholder” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Consenting Stakeholders” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” or “Controlled” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Cover Transaction” has the meaning set forth in Section 2.3(b).

“Cover Transaction Period” has the meaning set forth in Section 2.3(b).

“Credit Agreement” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Credit Facility Documents” means (A) new and/or amended Credit Agreements effectuating the treatment set forth in the Credit Facility Term Sheet; and (B) new and/or amended guarantees and security documents in accordance with the Credit Facility Term Sheet.

“Credit Facility Term Sheet” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Creditor Equity Rights Offering” means the offering of Equity Subscription Rights to certain eligible holders of General Unsecured Claims under certain circumstances set forth in the Restructuring Term Sheet and the Plan for $25,000,000 in aggregate Equity Securities valued at the Acquired Equity Securities Per Share Purchase Price in connection with the Restructuring Transactions substantially on the terms reflected in the Restructuring Support and Lock-Up Agreement, this Agreement, the Plan and the Rights Offering Procedures.

“Creditor Equity Rights Offering Securities” means the Equity Securities that may be purchased upon the exercise of rights offered pursuant to and in accordance with the Rights Offering Procedures in the Creditor Equity Rights Offering.

“Creditor Equity Subscription Amount” means the aggregate purchase price of Creditor Equity Rights Offering Securities purchased pursuant to and in accordance with the Rights Offering Procedures in the Creditor Equity Rights Offering.

“Debt Commitment” means, as to each Debt Commitment Party, the obligation to purchase New Secured Notes in an amount equal to its Debt Commitment Funding Amount.

“Debt Commitment Funding Amount” means for each Debt Commitment Party, an amount equal to the Aggregate Debt Commitment Amount multiplied by such Debt Commitment Party’s Debt Commitment Percentage; as such product may be increased pursuant to Section 2.3(e); provided, however that the Debt Commitment Funding Amount of the Original Commitment Parties and the Select Commitment Parties shall be reduced by an amount equal to such Person’s Debt Rights Offering Reduction Amount, or as otherwise mutually agreed among the Company, the Original Commitment Parties and the Select Commitment Parties.

“Debt Commitment Party” means each Person listed on Schedule 1 as a “Debt Commitment Party” and includes any Ultimate Purchaser of such Debt Commitment Party’s Debt Commitment pursuant to Section 2.6(a).

“Debt Commitment Party Default” means the failure by any Debt Commitment Party to fulfill its obligations under Section 2.1(b), to the extent such failure occurs after all conditions set forth in Article VI that must be met prior to Closing have been met or waived and the Company has confirmed in writing that it is ready to perform all actions it is required to perform at the Closing.

“Debt Commitment Party Replacement” has the meaning set forth in Section 2.3(b).

“Debt Commitment Party Replacement Period” has the meaning set forth in Section 2.3(b).

“Debt Commitment Percentage” means, with respect to a Debt Commitment Party, the percentage initially set forth opposite the name of such Debt Commitment Party under the heading “Debt Commitment Percentage” in Schedule 1 attached hereto as such Schedule 1 may be updated by written notice from the Required Commitment Parties to the Company pursuant to Section 2.6(a) hereof.

“Debt Deposit Amount” means for each Debt Commitment Party, an amount equal to ten percent (10%) of such Debt Commitment Party’s Debt Commitment Percentage multiplied by the Aggregate Debt Commitment Amount.

“Debt Replacing Commitment Parties” has the meaning set forth in Section 2.3(b).

“Debt Rights Offering” means the offering of Debt Subscription Rights to certain eligible holders of General Unsecured Claims under certain circumstances set forth in the Restructuring Term Sheet and the Plan for $85,000,000 in aggregate principal amount of Debt Rights Offering Securities in connection with the Restructuring Transactions substantially on the terms reflected in the Restructuring Support and Lock-Up Agreement, this Agreement, the Plan and the Rights Offering Procedures.

“Debt Rights Offering Reduction Amount” means (a) for Hemen, an amount equal to (i) the Debt Subscription Amount multiplied by (ii) the Hemen Debt Rights Offering Reduction Percentage, (b) for Centerbridge, an amount equal to (i) the Debt Subscription Amount multiplied by (ii) the Centerbridge Debt Rights Offering Reduction Percentage and (c) for each Select Commitment Party, an amount equal to (i) the Debt Subscription Amount multiplied by (ii) such Select Commitment Party’s SCP Debt Rights Offering Reduction Percentage.

“Debt Rights Offering Securities” means the New Secured Notes that may be purchased upon the exercise of rights offered pursuant to and in accordance with the Rights Offering Procedures in the Debt Rights Offering.

“Debt Subscription Amount” means the aggregate principal amount of Debt Rights Offering Securities purchased pursuant to and in accordance with the Rights Offering Procedures in the Debt Rights Offering.

“Debt Subscription Rights” means the subscription rights to purchase Debt Rights Offering Securities.

“Debtors” means the “Filing Entities” as defined in the Restructuring Support and Lock-Up Agreement.

“Defaulting Party” means (a) in respect of a Debt Commitment Party Default that is continuing, the applicable defaulting Debt Commitment Party and (b) in respect of an Equity Commitment Party Default that is continuing, the applicable defaulting Equity Commitment Party.

“Definitive Documents” means (a) the Definitive Documents (as defined in the Restructuring Support and Lock-Up Agreement), (b) the Restructuring Support and Lock-Up Agreement, (c) the Registration Rights Agreement, (d) the organizational documents of New Seadrill, IHCo, NSNCo, other members of the NSNCo Group and RigCo, (e) the New Secured Notes, (f) the Rights Offering Documents, (h) any employment agreement of any member of the Company’s executive management (comprising those employees in relation to whom disclosure is made in the Company’s annual report on Form 20-F), as such list may change from time to time between the date hereof and the Closing, (g) the EIP if the EIP has been adopted by the managers or other governing body of New Seadrill as of the Closing Date, and (h) any other agreements or supplements referred to in the foregoing.

“Deposit Credit Amount” has the meaning set forth in Section 2.4(b)(iii).

“Depositary” has the meaning set forth in the Indenture.

“Disclosed” means disclosed in a manner that is reasonably apparent on the face of a document which is disclosed or disclosed fairly and accurately and with sufficient particularity to enable the Commitment Parties to reasonably assess the matter, fact or circumstance disclosed and “Disclosure” shall be construed accordingly.

“Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by the Company Parties to the Commitment Parties on the date hereof, as may be supplemented or amended in writing delivered by the Company Parties to the Commitment Parties from time to time after the date hereof and until the Effective Date for events occurring or first known after the date hereof.

“Disclosure Statement” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Disclosure Statement Order” means an Order, in form and substance reasonably acceptable to the Company and the Required Commitment Parties, approving, among other things, (a) the Disclosure Statement, (b) the solicitation procedures with respect to the Plan, and (c) the Rights Offering Procedures.

“DTC” means The Depository Trust Company.

“DTC Agreement” means a letter of representations, dated on or before the Closing Date, between NSNCo and the Depositary.

“Effective Date” means the effective date of the Plan.

“EIP” has the meaning set forth in Section 3.4(a).

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders in council, Orders, treaties, conventions, protocols, directives or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release of, or exposure to, any Hazardous Material, or to health and safety (solely to the extent related to the environment or Hazardous Materials).

“Equity Commitment” means, as to each Equity Commitment Party, the obligation to purchase Equity Securities in an amount equal to its Equity Commitment Funding Amount.

“Equity Commitment Funding Amount” means, as to each Equity Commitment Party, an amount equal to (a) the Aggregate Equity Commitment Amount multiplied by (b) such Equity Commitment Party’s Equity Commitment Percentage; as such product may be increased pursuant to Section 2.3(d); provided, however, that the Equity Commitment Funding Amount of Hemen shall be reduced by an amount equal to the Creditor Equity Subscription Amount.

“Equity Commitment Party” means each Person listed on Schedule 1 as an “Equity Commitment Party” and includes any Ultimate Purchaser of such Equity Commitment Party’s Equity Commitment pursuant to Section 2.6(a).

“Equity Commitment Party Default” means the failure by any Equity Commitment Party to fulfill its obligations under Section 2.1(a), to the extent such failure occurs after all conditions set forth in Article VI that must be met prior to Closing have been met or waived and the Company has confirmed in writing that it is ready to perform all actions it is required to perform at the Closing.

“Equity Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“Equity Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“Equity Commitment Percentage” means, with respect to an Equity Commitment Party, the percentage initially set forth opposite the name of such Equity Commitment Party under the heading “Equity Commitment Percentage” in Schedule 1 attached hereto as such Schedule 1 may be updated by written notice from the Required Commitment Parties to the Company pursuant to Section 2.6(a) hereof.

“Equity Deposit Amount” means for each Equity Commitment Party, an amount equal to ten percent (10%) of such Equity Commitment Party’s Equity Commitment Percentage multiplied by the Aggregate Equity Commitment Amount.

“Equity Fee Nominal Amount” has the meaning set forth in Section 2.5(e).

“Equity Pro Rata Share” means an amount equal to the total Equity Commitment of an Equity Commitment Party that has not triggered an Equity Commitment Party Default divided by the total Equity Commitment of all Equity Commitment Parties that have not triggered an Equity Commitment Party Default.

“Equity Purchaser Cash Fee” has the meaning set forth in Section 9.2(a).

“Equity Replacing Commitment Parties” has the meaning set forth in Section 2.3(a).

“Equity Securities” means all common shares in New Seadrill or the Company (as applicable).

“Equity Subscription Rights” means the subscription rights to purchase Creditor Equity Rights Offering Securities in the Creditor Equity Rights Offering.

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(c).

“Escrow Account” means an escrow account established under the Escrow Agreement.

“Escrow Agent” means Citibank National Association.

“Escrow Agreement” means the escrow agreement between the Commitment Parties, the Company and Escrow Agent, dated as of September 11, 2017.

“Escrow Property” has the meaning set forth in the Escrow Agreement.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change, which, for the avoidance of doubt, may include (a) a change in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism (including cyber terrorism) or military actions, or any escalation or material worsening of any such actions or declarations of national emergencies), (b) a change in the general global, national or regional financial or economic conditions, economies, securities (including any suspension or material limitation in trading of securities on the Oslo Stock Exchange or the New York Stock Exchange), commodities (including the price of oil) or capital or financial markets (including a material disruption of commercial banking activities or settlement systems or change in exchange controls), including, in each case, any material worsening thereof, (c) any force majeure events, “acts of God” or environmental disasters, and (d) termination or cancellation of Contracts, including one or more Charter Contracts, to which a Company Party is party, in the case of (a) to (c), affecting the industries, regions or markets in which the Company or any of the Debtors operates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all properly incurred reasonable and documented out-of-pocket fees, costs and expenses incurred by each of the Commitment Parties, their Affiliates and each of their attorneys, accountants, advisors, financial advisors, consultants and other professionals in connection with their due diligence, approval, documentation, and purchase of the New Secured Notes, the Equity Securities and the related Restructuring Transactions, whether incurred before or after the date hereof, including without limitation (a) the preparation, negotiation and implementation of this Agreement or the Restructuring Support and Lock-Up Agreement (including any amendment or modification hereto) and any related documents and (b) the preparation, negotiation and implementation of any agreement contemplated by the Restructuring Transactions. Expenses shall include, without limitation, reasonable and properly incurred (i) attorneys’ fees and legal expenses (provided that legal fees shall be limited to the reasonable fees and disbursements of one set of counsel for each Original Commitment Party, the Select Commitment Parties and the Additional Commitment Parties (based in both New York and London) and, in addition, (A) one local counsel for each Original Commitment Party, the Select Commitment Parties and the Additional Commitment Parties in each appropriate jurisdiction, (B) to the extent required by the subject matter, one specialist counsel for each Original Commitment Party, the Select Commitment Parties and the Additional Commitment Parties for each area of law in each appropriate jurisdiction), (ii) fees and expenses of one financial advisor of the Select Commitment Parties (which, for the avoidance of doubt, shall be Moelis & Company, whose fees and expenses shall be payable in accordance with its engagement letter with the Company) and fees and expenses of one financial advisor of the Original Commitment Parties (which, for the avoidance of doubt, shall be Goldman Sachs, whose fees and expenses shall be payable in accordance with its engagement letter with the

Company) and (iii) expenses related to the successful enforcement of any of the rights and remedies of the Commitment Parties under this Agreement or the Restructuring Support and Lock-Up Agreement (except to the extent such expenses arise from a breach of this Agreement by one or more of the Commitment Parties), in each case, regardless of whether the New Secured Notes or Equity Securities are issued.

“EY Paper” means the tax and hive down and steps paper dated September 5, 2017, as prepared by Ernst & Young LLP and as amended, supplemented or otherwise modified from time to time.

“Filing Party” has the meaning set forth in Section 5.13(b).

“Final Order” means an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified or amended, that is not stayed, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such Order or has otherwise been dismissed with prejudice.

“First Day Pleadings” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Full Transfer” has the meaning set forth in Section 2.6(a).

“Funding Notice” has the meaning set forth in Section 2.4(b).

“Funding Notice Date” has the meaning set forth in Section 2.4(b).

“GAAP” means United States generally accepted accounting principles.

“General Unsecured Claims” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other governmental authority of the United States or any other country or any state, municipality, locality, tribe or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental body, including, for the avoidance of doubt, the Bankruptcy Court.

“Granted Equity Securities” has the meaning set forth in the Recitals.

“Group” means, prior to the Closing Date, the Company and its Subsidiaries, and after the Closing Date, New Seadrill or the Company (as applicable) and its Subsidiaries.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents that are regulated due to their hazardous, toxic, dangerous or deleterious properties or characteristics, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“HCB Debt Rights Offering Backstop Percentage” means an amount equal to 22.442 divided by 85.

“Hemen” means Hemen Investments Limited.

“Hemen Debt Rights Offering Reduction Percentage” means an amount equal to (a) the HCB Debt Rights Offering Backstop Percentage multiplied by (b) fifty percent (50%).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“IHCo” has the meaning set forth in the Recitals.

“Implementation Mechanisms” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Incremental Expenses” has the meaning set forth in Section 9.4(d).

“Indemnified Claim” has the meaning set forth in Section 7.2.

“Indemnified Persons” has the meaning set forth in Section 7.1.

“Indemnifying Party” has the meaning set forth in Section 7.1.

“Indenture” means an indenture for the New Secured Notes in accordance with the New Secured Notes Term Sheet.

“Intellectual Property Rights” has the meaning set forth in Section 3.16.

“Investment Agreement Effective Date” has the meaning set forth in Section 1.3.

“Joinder Agreement” has the meaning set forth in the Preamble.

“Joint Filing Party” has the meaning set forth in Section 5.13(c).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer, general counsel, and the board of directors of the Company. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” has the meaning set forth in Section 3.14.

“Legend” has the meaning set forth in Section 5.12.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

“Losses” has the meaning set forth in Section 7.1.

“Material Adverse Effect” means one or more Events or a series of Events that taken alone or together:

(a) has a material adverse effect on the Company Parties, taken as a whole, that prevents the Company Parties from implementing the Restructuring Transactions; or

(b) has a material adverse effect on, or is reasonably likely to have a material adverse effect on, the business, assets, properties, results of operation or financial condition of the Company Parties taken as a whole, at any time during the period starting on the date hereof and ending 18 months immediately following the Outside Date, other than the following Events, which are:

(a) a breach of any financing arrangement (i) which has been waived under the Restructuring Support and Lock-Up Agreement or any other document in each case with the consent of the Required Commitment Parties or (ii) provided that the Company or any other Debtor is taking reasonable steps to remedy the breach, in respect of which any applicable grace period or cure period is unexpired (including by reason of any extension);

(b) (i) the failure to meet any projections or estimated revenues or profits or (ii) the occurrence of exceeding any estimated costs or expenses (but in the case of each of (i) and (ii), not the underlying facts giving rise to such variance unless such facts are otherwise excluded pursuant to a separate clause contained in this definition);

(c) any enforcement action which has been stayed, suspended, or dismissed;

(d) any litigation or similar action against any Company Party which arises from or relates to the Restructuring Transactions with respect to the Company Parties’ capital structure and is being defended by a Company Party in good faith;

(e) the commencement or pendency of any Scheme of Arrangement, any Chapter 11 Case or any Ancillary Proceedings, if any, or any other aspect of the Implementation Mechanisms in accordance with the Restructuring Support and Lock-Up Agreement;

(f) the execution, announcement or performance of this Agreement or other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of the Company or any other Debtor expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Required Commitment Parties in writing or any other act or omission of any Commitment Party);

(g) the departure of officers or directors of the Company or any other Debtor not in contravention of the terms and conditions of this Agreement (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition);

(h) any matters known or expressly Disclosed in (i) the Disclosure Statement as delivered on the date hereof or subsequently as such matters may be expressly agreed by the Required Commitment Parties; or (ii) Company Disclosure Schedules as delivered on the date hereof;

(i) any material changes after the date hereof in applicable Law or GAAP or enforcement thereof; or

(j) the occurrence of a Debt Commitment Party Default.

“Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any Debtor is a party.

“Money Laundering Laws” has the meaning set forth in Section 3.23.

“New Seadrill” means a new Bermuda holding company established by the Debtors for the purpose of carrying out certain transactions under the Plan with respect to the Company.

“New Seadrill Bye-laws” means the bye-laws of New Seadrill, which shall become effective as of the Effective Date, and which shall be consistent with the terms set forth in the Plan, and otherwise be in a form and substance reasonably satisfactory to the Required Commitment Parties and the Company.

“New Seadrill Memorandum of Association” means the memorandum of association of New Seadrill as in effect on the Effective Date, which shall be consistent with the terms set forth in the Plan, and otherwise be in a form and substance reasonably satisfactory to the Required Commitment Parties and the Company.

“New Seadrill Organizational Documents” means, collectively, the New Seadrill Bye-laws and New Seadrill Memorandum of Association.

“New Secured Notes” has the meaning set forth in the Recitals.

“New Secured Notes Term Sheet” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Non-Applicable Consent” has the meaning set forth in Section 3.7.

“Non-Consolidated Entities” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“NSN Collateral” has the meaning set forth in the New Secured Notes Term Sheet.

“NSN Percentage” means, for each NSN Purchaser, an amount equal to (a) the aggregate principal amount of New Secured Notes purchased by such NSN Purchaser on the Closing Date divided by (b) the Aggregate Debt Commitment Amount.

“NSN Purchasers” means the Debt Commitment Parties and the Rights Offering Participants that purchase New Secured Notes on the Closing Date.

“NSNCo” has the meaning set forth in the Recitals.

“NSNCo Group” means NSNCo and its Subsidiaries.

“NSNCo Organizational Documents” means the memorandum of association and bye-laws of NSNCo, each of which shall be in a form and substance reasonably satisfactory to the Required Commitment Parties.

“OC Expense Reimbursement” has the meaning set forth in Section 9.4(a).

“Offering Memorandum” means a customary private offering memorandum with respect to resales of New Secured Notes pursuant to Rule 144A and Regulation S containing all customary information of the type and form that are customarily included in private placements of high-yield debt securities pursuant to Rule 144A (including information required by Regulation S-K and Regulation S-X under the Securities Act, but excluding, for the avoidance of doubt, any information of the type required by Rule 3-09, Rule 3-10 (other than a customary summary of such information for a Rule 144A offering) or Rule 3-16 of Regulation S-X or separate consolidating financial statements in respect of the Subsidiaries, any compensation discussion and analysis required by Item 402 of Regulations S-K or information regarding executive compensation and other exceptions customary for a Rule 144A offering) and otherwise substantially consistent with (other than disclosures relating to the New Secured Notes) the Resale Registration Statement.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Original Commitment Parties” means Hemen and Centerbridge.

“Outside Date” has the meaning set forth in Section 6.1(a)(v).

“Party” has the meaning set forth in the Preamble.

“Permitted Liens” means (a) Liens for Taxes that (i) are not yet delinquent, (ii) the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect or (iii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business or incidental thereto, including any liens arising from the financing of the Company Parties’ assets for amounts that are not more than sixty (60) days delinquent and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, or, if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Debtors’ business; (e) Liens granted under any Contracts, in each case, to the extent the same are ordinary and customary in the offshore oil field services business and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Debtors’ business and which are for claims not more than sixty (60) days delinquent or, if such claim does materially impair such ownership, use, occupancy or operation and are for obligations that are more than sixty (60) days delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (f) from and after the occurrence of the Effective Date, Liens granted in connection with the Credit Facility Documents; (g) mortgages on a lessor’s interest in a lease or sublease; (h) Liens that, pursuant to the Plan and the Confirmation Order will be discharged and released on the Effective Date; and (i) Liens granted in favor of the holders of the New Secured Notes under the Indenture and any related security, collateral, pledge or similar agreements related thereto.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” has the meaning set forth in the Restructuring Support and Lock-Up Agreement and includes all exhibits, supplements, appendices, and schedules thereto.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time), which at all times shall be consistent with the terms of the Restructuring Support and Lock-Up Agreement and this Agreement and otherwise be in a form and substance reasonably satisfactory to the Required Commitment Parties.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pro Rata Share” means an amount equal to the total Debt Commitment of a Debt Commitment Party that has not triggered a Debt Commitment Party Default divided by the total Debt Commitment of all Debt Commitment Parties that have not triggered a Debt Commitment Party Default.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), all amendments and supplements to the Prospectus, including post-effective amendments, all material incorporated by reference or deemed to be incorporated by reference in such Prospectus and any Issuer Free Writing Prospectus (as defined in Rule 433 promulgated under the Securities Act).

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Debtors, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Registration Rights Agreement” has the meaning set forth in Section 5.10.

“Registration Statement” means a registration statement of the Company or New Seadrill filed with or to be filed with the SEC under the Securities Act and other applicable law, including an Automatic Shelf Registration Statement, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Registration Statement Effectiveness” has the meaning set forth in Section 5.2(c).

“Registration Statement Filing Date” has the meaning set forth in Section 5.2(b).

“Related Parties” means in relation to a Person, its Affiliates and each of their respective current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, partners, limited partners, general partners, principals, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, dispersing or migrating. “Released” has a correlative meaning.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Commitment Parties” means Commitment Parties holding at least 50.1% in principal amount of the commitments to purchase the New Secured Notes held by all such Commitment Parties at such time; provided that at all times, each of the Original Commitment Parties shall be part of the “Required Commitment Parties”; provided, further, that each Select Commitment Party and each Additional Commitment Party shall be part of the “Required Commitment Parties” with respect to (i) material modifications to this Agreement, the Restructuring Support and Lock-Up Agreement and the exhibits to each such document and the terms of any other Definitive Documents to the extent such modifications are adverse to such Select Commitment Party or Additional Commitment Party and (ii) any economic modifications to this Agreement, the Restructuring Support and Lock-Up Agreement and the exhibits to each such document and the terms of any other Definitive Documents to the extent such economic modifications are adverse to such Select Commitment Party or Additional Commitment Party, without regard to materiality; provided, however, that notwithstanding the foregoing, in no event will any Commitment Party be a Required Commitment Party at any point in time that such Person is also a Defaulting Party.

“Required Consenting Lenders” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Resale Registration Statement” means a Registration Statement for the purpose of resales of Acquired Equity Securities, Granted Equity Securities and the issued Creditor Equity Rights Offering Securities (if any) by the holders thereof.

“Restructuring Support and Lock-Up Agreement” has the meaning set forth in the Recitals.

“Restructuring Term Sheet” has the meaning set forth in the Recitals.

“Restructuring Transactions” means, collectively, the transactions contemplated by the Restructuring Support and Lock-Up Agreement, this Agreement and the Plan.

“RigCo” means, the new intermediate holding company to be put in place as a direct wholly owned subsidiary of IHCo.

“Rights Offering Documents” means the Rights Offering Procedures and the applicable Subscription Agreement, Beneficial Holder, Subscription Form, Master Subscription Form and Eligible Holder Cover Letter, which shall be in a form and substance reasonably satisfactory to the Required Commitment Parties with respect to each of the Rights Offerings and as such terms are defined in the applicable Rights Offerings Procedures.

“Rights Offerings” means (i) the Debt Rights Offering and (ii) the Creditor Equity Rights Offering.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription forms must be duly delivered to the Company Agent in accordance with the Rights Offering Procedures.

“Rights Offering Participants” means those participants in the applicable Rights Offering as determined in accordance with the Restructuring Support and Lock-Up Agreement.

“Rights Offering Procedures” means the procedures with respect to the applicable Rights Offering that are approved by the Bankruptcy Court pursuant to the Disclosure Statement Order, which procedures shall be in form and substance substantially as set forth on Exhibit A hereto, as may be modified in a manner that is reasonably acceptable to the Required Commitment Parties and the Company.

“RSA Effective Date” means the “Agreement Effective Date” as defined in the Restructuring Support and Lock-Up Agreement.

“Scheme of Arrangement” means has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“SCP Debt Commitment Percentage” means an amount equal to the sum of the Debt Commitment Percentage for the Select Commitment Parties.

“SCP Debt Rights Offering Backstop Percentage” means an amount equal to 62.558 divided by 85.

“SCP Debt Rights Offering Reduction Percentage” means for each Select Commitment Party, an amount equal to (a) the SCP Debt Rights Offering Backstop Percentage multiplied by (b) (i) such Select Commitment Party’s Debt Commitment Percentage divided by (ii) the SCP Debt Commitment Percentage.

“SCP Expense Reimbursement” has the meaning set forth in Section 9.4(b).

“Seadrill ECA” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the agreements and documents pursuant to which any person creates or grants any security interests, mortgages, encumbrances or Liens as security for the obligations of NSNCo under the New Secured Notes.

“Select Commitment Parties” means the funds and/or accounts that are managed, advised or sub-advised by each of Aristeia Capital L.L.C., GLG Partners LP, Saba Capital Management LP and Whitebox Advisors, LLC or each such Person’s Affiliate(s) that are signatories hereto.

“SFL” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Specified Permitted Transfer” has the meaning set forth in Section 5.8.

“Structuring Fee” has the meaning set forth in Section 9.3.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Tax Returns” has the meaning set forth in Section 3.20(a).

“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Term Sheets” has the meaning set forth in the Restructuring Support and Lock-Up Agreement.

“Ticking Fee” has the meaning set forth in Section 9.2(b).

“Ticking Fee Event” has the meaning set forth in Section 9.2(b).

“Ticking Fee Event Date” has the meaning set forth in Section 9.2(b).

“Transaction Agreements” have the meaning set forth in Section 3.2(a).

“Transfer” means to sell, resell, reallocate, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in a subscription right, New Secured Note or Equity Security). “Transfer” used as a noun has a correlative meaning.

“Ultimate Purchaser” has the meaning set forth in Section 2.6(a).

“Unlegended Securities” has the meaning set forth in Section 5.11.

“Virtual Data Room” means the data room comprising the actual copies of documents and other information relating to the Company Parties and which the Company made available to the Commitment Parties on-line and enclosed in a CD attached to this Agreement.

“willful or intentional breach” has the meaning set forth in Section 8.5.

Section 1.2 Construction . In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time;

(j) references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided; and

(k) for the avoidance of doubt, nothing herein is intended to, and nothing herein shall, affect or modify the rights and obligations, if any, of the Company, the other Company Parties and the Commitment Parties under the Restructuring Support and Lock-Up Agreement. Further, each of the Commitment Parties’ obligations to fund the Debt Commitment and/or Equity Commitment (as applicable) shall be subject solely to the terms and conditions in this Agreement.

Section 1.3 Investment Agreement Effective Date . This Agreement shall become effective and binding on each of the Parties upon the occurrence of (a) the RSA Effective Date and (b) payment of the Commitment Fee, the Equity Purchaser Cash Fee and the Expense Reimbursement (the “Investment Agreement Effective Date”).

ARTICLE II

ISSUE AND PURCHASE OF NEW SECURED NOTES AND EQUITY SECURITIES

Section 2.1 New Money Commitments; Equity Grants.

(a) Equity Commitment. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth including any applicable upward adjustment pursuant to Section 2.3, (i) each Equity Commitment Party commits, severally and not jointly, to (x) purchase, at the Closing, an aggregate amount of Equity Securities at the Acquired Equity Securities Per Share Purchase Price in an amount equal to such Equity Commitment Party’s Equity Commitment Funding Amount and (y) pay to New Seadrill, at the Closing, an amount in cash equal to such Equity Commitment Party’s Equity Commitment Funding Amount; and (ii) the Company shall ensure that New Seadrill shall, and New Seadrill shall, issue and sell to each Equity Commitment Party, an aggregate amount of Equity Securities valued at the Acquired Equity Securities Per Share Purchase Price equal to such Equity Commitment Party’s Equity Commitment Funding Amount. The Equity Securities that the Equity Commitment Parties commit to purchase pursuant to this Section 2.1(a) are referred to as the “Acquired Equity Securities”. It is understood among the Commitment Parties that any acceptable increases or decreases in the Equity Commitment Percentages of the Equity Commitment Parties shall be shared pro rata among the Equity Commitment Parties; provided that in all circumstances, any such changes to the Equity Commitment Percentage of an Equity Commitment Party shall require the prior written consent of each Equity Commitment Party and the Company Parties.

(b) Debt Commitments. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth including any applicable upward adjustment pursuant to Section 2.3, (i) each Debt Commitment Party commits, severally and not jointly, to (x) purchase, at the Closing, an aggregate principal amount of New Secured Notes in an amount equal to such Debt Commitment Party’s Debt Commitment Funding Amount and (y) pay to NSNCo, at the Closing, an amount in cash equal to such Debt Commitment Party’s Debt Commitment Funding Amount; and (ii) the Company shall ensure that NSNCo shall, and NSNCo shall, issue and sell to each Debt Commitment Party, an aggregate principal amount of New Secured Notes equal to such Debt Commitment Party’s Debt Commitment Funding Amount. The New Secured Notes that the Debt Commitment Parties commit to purchase pursuant to this Section 2.1(b) are referred to as the “Acquired Debt Securities”. It is understood among the Commitment Parties that any acceptable increases or decreases in the Debt Commitment Percentages or Debt Rights Offering Reduction Percentages of the Debt Commitment Parties shall be shared pro rata among the Debt Commitment Parties; provided that in all circumstances, any such changes to the Commitment Percentage or Debt Rights Offering Reduction Percentage of a Debt Commitment Party shall require the prior written consent of each Debt Commitment Party and the Company.

(c) Debt Rights Offering. On and subject to the terms and conditions hereof and the Restructuring Support and Lock-Up Agreement, the Company shall procure that NSNCo shall, and NSNCo shall, conduct the Debt Rights Offering pursuant to and in accordance with the Rights Offering Procedures and the Disclosure Statement Order. Each Commitment Party shall not exercise any Debt Subscription Rights offered to such Commitment Party in the Debt Rights Offering on account of General Unsecured Claims held by such Commitment Party on the RSA Agreement Effective Date; provided that this provision shall not apply to Debt Subscription Rights offered to a Commitment Party on account of General Unsecured Claims acquired after the RSA Effective Date.

(d) Equity Rights Offerings. On and subject to the terms and conditions hereof and the Restructuring Support and Lock-Up Agreement, the Company shall procure that New Seadrill shall, and New Seadrill shall, conduct the Creditor Equity Rights Offering pursuant to and in accordance with the Rights Offering Procedures and the Disclosure Statement Order. Each Commitment Party shall not exercise any Equity Subscription Rights offered to such Commitment Party in the Creditor Equity Rights Offering on account of General Unsecured Claims held by such Commitment Party on the RSA Effective Date; provided that this provision shall not apply to Equity Subscription Rights offered to a Commitment Party on account of General Unsecured Claims acquired after the RSA Agreement Effective Date.

(e) Equity Grants. In consideration of the Debt Commitments and the purchase of New Secured Notes on the Closing Date by the Debt Commitment Parties and Rights Offering Participants in the Debt Rights Offering, the Company shall cause New Seadrill to issue the Granted Equity Securities to the purchasers of the New Secured Notes pursuant to the terms and conditions hereunder and the Debt Rights Offering, after giving effect to the transactions described herein, pro rata based on the amount of New Secured Notes purchased by each Debt Commitment Party and each Rights Offering Participant in the Debt Rights Offering. For this purpose, the Company shall procure that a part of the Aggregate Debt Commitment Amount equal to the nominal amount of the Granted Equity Securities (the “Granted Equity Nominal Amount”) is applied to pay up those shares and the aggregate price of the New Secured Notes shall be correspondingly reduced. The Company will procure that New Seadrill contributes an amount equal to the Granted Equity Nominal Amount to NSNCo.

(f) Rounding of Shares. The number of Equity Securities issued pursuant to the terms and conditions hereof shall be rounded among the applicable holders solely to avoid fractional shares as the Company shall determine in consultation with the Required Commitment Parties.

Section 2.2 Applicable Law. The New Secured Notes and the Equity Securities will be issued to the Commitment Parties in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act and the Disclosure Statement shall include statements to such effect.

Section 2.3 Default.

(a) Upon the occurrence of an Equity Commitment Party Default, each Equity Commitment Party (other than any Defaulting Party) and its Affiliates shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Equity Commitment Parties of such Equity Commitment Party Default, which notice shall be given promptly following the occurrence of such Equity Commitment Party Default and to all Equity Commitment Parties concurrently (such five (5) Business Day period, the “Equity Commitment Party Replacement Period”), to make arrangements for one or more of the Equity Commitment Parties (other than any Defaulting Party) or their Affiliates, as applicable, to purchase all or any portion of the Available Equity Securities (any such purchase, an “Equity Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Equity Commitment Parties (other than any Defaulting Party), or their Affiliates, as applicable, who have elected to purchase all or any portion of the Available Equity Securities (the “Equity Replacing Commitment Parties”), or, if no such agreement is reached, based upon such Equity Replacing Commitment Parties Equity Pro Rata Share of the aggregate number of Available Equity Securities.

(b) Upon the occurrence of a Debt Commitment Party Default, each Debt Commitment Party (other than any Defaulting Party) and its Affiliates shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Debt Commitment Parties of such Debt Commitment Party Default, which notice shall be given promptly following the occurrence of such Debt Commitment Party Default and to all Debt Commitment Parties concurrently (such five (5) Business Day period, the “Debt Commitment Party Replacement Period”), to make arrangements for one or more of the Debt Commitment Parties (other than any Defaulting Party) or their Affiliates, as applicable, to purchase all or any portion of the Available Debt Securities (any such purchase, a “Debt Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Debt Commitment Parties (other than any Defaulting Party), or their Affiliates, as applicable, electing to purchase all or any portion of the Available Debt Securities, or, if no such agreement is reached, based upon such Debt Commitment Parties (other than any Defaulting Party) or their Affiliates (such Debt Commitment Parties or their Affiliates, as applicable, the “Debt Replacing Commitment Parties”) Pro Rata Share of the aggregate number of Available Debt Securities.

(c) As to any remaining Available Equity Securities that are not purchased pursuant to Section 2.3(a) or any Available Debt Securities that are not purchased pursuant to Section 2.3(b), the Company may, after giving prior written notice to the Commitment Parties, elect to utilize the Cover Transaction Period to consummate a Cover Transaction. As used herein, “Cover Transaction” means a circumstance in which the Company arranges for the sale of all or any portion of the Available Equity Securities or the Available Debt Securities, as applicable, to any Commitment Party Approved Person, on the terms and subject to the conditions set forth in this Agreement, during the Cover Transaction Period, and “Cover Transaction Period” means the period ending on the later of (i) twelve months after the Petition

Date and (ii) the 30th day after, as applicable, (x) the expiration of the five (5) Business Day period specified in Section 2.3(a) with respect to the Available Equity Securities or Section 2.3(b) with respect to the Available Debt Securities or (y) the date upon which all conditions set forth in Article VI that must be met prior to the Closing have been met or waived.

(d) Any Available Equity Securities purchased by an Equity Replacing Commitment Party (and any commitment and applicable aggregate purchase price associated therewith) shall be included, among other things, in the determination of the Equity Commitment Funding Amount of such Equity Replacing Commitment Party for purposes of Section 2.1(a) and Section 2.5(e). If an Equity Commitment Party Default occurs, the Outside Date shall be delayed for such Equity Commitment Party Default only to the extent necessary to allow for if applicable, the Equity Commitment Party Replacement to be completed within the Equity Commitment Party Replacement Period or for a Cover Transaction to be completed.

(e) Any Available Debt Securities purchased by a Debt Replacing Commitment Party (and any commitment and applicable aggregate purchase price associated therewith) shall be included, among other things, in the determination of (i) the Debt Commitment Funding Amount of such Debt Replacing Commitment Party for purposes of Section 2.1(b) and Section 2.5(c) and (ii) the Debt Commitment of such Debt Replacing Commitment Party for purposes of the definition of “Required Commitment Parties.” If a Debt Commitment Party Default occurs, the Outside Date shall be delayed for such Debt Commitment Party Default only to the extent necessary to allow for if applicable, the Debt Commitment Party Replacement to be completed within the Debt Commitment Party Replacement Period or for a Cover Transaction to be completed.

(f) Nothing in this Agreement shall be deemed to require an Equity Commitment Party or a Debt Commitment Party to purchase more than its respective Equity Commitment Percentage of the Aggregate Equity Commitment Amount or Debt Commitment Percentage of the Aggregate Debt Commitment Amount.

(g) For the avoidance of doubt, no provision of this Agreement shall relieve any Defaulting Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Defaulting Party’s Debt Commitment Party Default or Equity Commitment Party Default.

Section 2.4 Escrow Account; Funding .

(a) Initial Deposit. As of the Investment Agreement Effective Date, (i) each Debt Commitment Party shall pay either (x) by wire transfer in immediately available funds that are U.S. dollars or (y) by deliver of an irrevocable letter of credit or similar credit support agreement that is in a form and from a creditworthy financial institution that is reasonably acceptable to the Company, in each case to the Escrow Agent in an amount equal to its Debt Deposit Amount to be held by the Escrow Agent in an Escrow Account and (ii) each Equity Commitment Party shall pay by wire transfer in immediately available funds to Escrow Agent an amount equal to its Equity Deposit Amount to be held by the Escrow Agent in an Escrow Account. If a Commitment Party makes a Transfer pursuant to Section 2.6(a), then (x) the Ultimate Purchaser of such Commitment Party’s Transferred Debt Commitment or Equity

Commitment, as applicable, shall pay by wire transfer in immediately available funds that are U.S. dollars to the Escrow Agent for deposit into an Escrow Account an amount equal to ten percent (10%) of the Debt Commitment and/or Equity Commitment Transferred to such Ultimate Purchaser by the Commitment Party and (y) pursuant to the terms of the Escrow Agreement, the Escrow Agent shall distribute to the transferring Commitment Party on a date no earlier than the date the Ultimate Purchaser makes a corresponding deposit pursuant to subclause (x), a portion of the Escrow Property equal to ten percent (10%) of the portion of the Debt Commitment and/or Equity Commitment, as applicable, Transferred to the Ultimate Purchaser plus any interest earned on such amount under the Escrow Agreement while deposited in such Escrow Account.

(b) Funding Notice. No later than the seventh (7th) Business Day following the Rights Offering Expiration Time, the Company Agent shall, on behalf of the Company, deliver to each Commitment Party a written notice (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth:

(i) as to each Debt Commitment Party, the Debt Commitment Funding Amount after giving effect to the aggregate principal amount of New Secured Notes to be purchased pursuant to the Debt Rights Offering;

(ii) as to each Equity Commitment Party, the Equity Commitment Funding Amount, after giving effect to the aggregate Equity Securities to be purchased pursuant to the Creditor Equity Rights Offering; and

(iii) as to each Commitment Party, the amount previously deposited into an Escrow Account by such Commitment Party together with any interest thereon earned or to be earned prior to the Escrow Account Funding Date (the “Deposit Credit Amount”).

The Company shall ensure that (x) the Company Agent shall provide all relevant written backup, information and documentation relating to the information contained in the applicable Funding Notice simultaneously with delivery of the Funding Notice and (y) shall provide all further relevant written backup, information and documentation relating to the information contained in the applicable Funding Notice as any relevant Commitment Party may reasonably request; and

(c) Escrow Account Funding. Pursuant to the terms of the Escrow Agreement, on the date agreed with the Required Commitment Parties (the “Escrow Account Funding Date”), each Commitment Party shall deliver and pay an amount equal to its Debt Commitment Funding Amount, if any, plus its Equity Commitment Funding Amount, if any, less its applicable Deposit Credit Amount by wire transfer of immediately available funds in U.S. dollars into its Escrow Account in satisfaction of such Commitment Party’s Debt Commitment purchase obligation and/or Equity Commitment purchase obligation, as applicable; provided that in no event shall the Escrow Account Funding Date be less than ten (10) Business Days after the Funding Notice Date or more than five (5) Business Days prior to the Effective Date. Payment to a Commitment Party’s Escrow Account in accordance with this Section 2.4 shall be a complete discharge to the relevant funding Person who shall not be concerned with the distribution of such monies so paid.

Section 2.5 Closing.

(a) Subject to Article VI, unless otherwise mutually agreed in writing between the Company and the Required Commitment Parties, the consummation of the commitments set forth in Section 2.1 and the issue and purchase of the Acquired Equity Securities, the Acquired Debt Securities, the Granted Equity Securities, the Debt Rights Offering Securities (if any are to be issued and purchased) and the Creditor Equity Rights Offering Securities (if any are to be issued and purchased) pursuant to Section 2.1 (collectively, the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Ave, New York, New York 10022, at 10:00 a.m., New York City time, on the Effective Date; provided, however, if all of the conditions set forth in Article VI have not been satisfied or waived in accordance with this Agreement as of Effective Date (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the date that is five (5) Business Days after the date on which all such conditions have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing, the Escrow Agent shall release and distribute the funds held in the Escrow Accounts to the Company or the Company’s designee and such amounts shall be released and utilized in accordance with the Plan and the Escrow Agreement.

(c) At the Closing, the Company shall procure that NSNCo shall and NSNCo shall issue and deliver the Acquired Debt Securities to each Debt Commitment Party (including any Ultimate Purchaser in accordance with Section 2.6(a)) in an amount determined pursuant to Section 2.1(b) to such account or accounts as the relevant Debt Commitment Party may designate.

(d) The New Secured Notes to be purchased hereunder and pursuant to the Debt Rights Offering on the Closing Date from NSNCo will be represented by one or more definitive global notes in book-entry form which will be deposited by or on behalf of the NSNCo with DTC or its designated custodian. At the Closing, the Company shall procure that NSNCo shall and NSNCo shall deliver the New Secured Notes to the purchasers thereof by causing DTC to credit the New Secured Notes to the account of the Trustee, against payment by the Persons to whom delivery is made, of the purchase price therefor, as specified herein and in the Rights Offering Procedures. The certificates for the New Secured Notes purchased as provided herein and in the Rights Offering Procedures shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, pursuant to the DTC Agreement, and shall be made available for inspection at the Closing location on the Business Day preceding the Closing Date. Notwithstanding anything to the contrary in this Agreement, all New Secured Notes will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company on behalf of NSNCo.

(e) At the Closing, the Company shall procure that New Seadrill will issue the Acquired Equity Securities, the Granted Equity Securities, the issued Creditor Equity Rights Offering Securities and the Equity Securities in satisfaction of the Structuring Fee, as applicable, to (i) each Equity Commitment Party (including any Ultimate Purchaser in accordance with Section 2.6(a)) in an amount determined pursuant to Section 2.1(a), (ii) to the NSN Purchasers;

(iii) the Rights Offering Participants in the Creditor Equity Rights Offering as provided in Section 2.1(d); and (iv) Hemen and the Select Commitment Parties in satisfaction of the Structuring Fees, or in each case, to such account or accounts as the relevant Person may designate. The Equity Securities issued in satisfaction of the Structuring Fee shall be paid up as to their nominal amount (the “Equity Fee Nominal Amount”) by applying a part of the Aggregate Debt Commitment Amount payable by Hemen or such member of the Select Commitment Parties, as applicable, and reducing the aggregate price of the New Secured Notes correspondingly. The Company will procure that New Seadrill contributes an amount equal to the Equity Fee Nominal Amount to NSNCo.

(f) The following transactions shall occur immediately prior to or simultaneously with the Closing:

(i) the New Seadrill Organizational Documents and the organizational documents of its Subsidiaries shall be duly approved and adopted and shall be in full force and effect;

(ii) the written resignations, in an agreed form, of the then-current directors and/or secretaries of New Seadrill, if any, resigning from such positions shall be delivered to the Company, with such resignations to take effect from Closing, except to the extent such director or secretary is requested to continue their service to New Seadrill by holders of Equity Securities in accordance with such holders’ rights as set forth in the Board Governance Term Sheet;

(iii) the appointment of any new directors and/or secretaries of New Seadrill (other than any continuing directors and/or secretaries) shall be made in accordance with the Board Governance Term Sheet;

(iv) if applicable and requested by the Required Commitment Parties, a written termination, in a form that is reasonably satisfactory to the Required Commitment Parties, of the then-appointed auditor of New Seadrill shall be delivered to such auditor, with such resignation to take effect as of the Closing;

(v) if applicable and requested by the Required Commitment Parties, the appointment of auditors of New Seadrill as requested by and on terms to be agreed with the Commitment Parties shall be made by New Seadrill;

(vi) share certificates, if any, in respect of the issued Equity Securities shall be delivered by New Seadrill to the NSN Purchasers and the Equity Commitment Parties and Rights Offering Participants in the Creditor Equity Rights Offering that purchase Equity Securities;

(vii) the statutory registers and minute books (properly written up to the time immediately prior to Closing), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name and (if applicable) the authentication code for access to the companies regulator of New Seadrill’s location of incorporation (if applicable) shall be made available at the registered office of New Seadrill;

(viii) all existing instructions and authorities to bankers will be revoked and will be replaced with alternative instructions, mandates and authorities in the agreed form with the Commitment Parties;

(ix) the Closing Fee shall be paid by the Company; and

(x) the Company Parties shall pay to the Commitment Parties all Incremental Expenses.

Notwithstanding anything to the contrary in this Agreement, all Equity Securities and New Secured Notes shall be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company on behalf of New Seadrill or NSNCo, as applicable.

(g) If the Closing conditions contained in Section 6.1 are not satisfied and all Closing conditions contained in Section 6.3 have been satisfied or waived in accordance with Section 6.4 and Section 6.5 or if this Agreement is otherwise terminated pursuant to Article VIII, then the Escrow Agent shall distribute all amounts held by the Escrow Agent in accordance with Section 8.4 of this Agreement and the Escrow Agreement.

Section 2.6 Designation and Assignment Rights.

(a) The Commitment Parties shall not be entitled to Transfer all or any portion of their Debt Commitments or Equity Commitments, as applicable, except as expressly provided in this Section 2.6(a). Notwithstanding anything to the contrary in the immediately preceding sentence or otherwise in this Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Debt Commitment or Equity Commitment, as applicable, to (i) an Affiliate or Affiliated Fund of the transferring Commitment Party (other than a portfolio company of the Commitment Party, its Affiliates or Affiliated Funds), (ii) one or more special purpose vehicles that are wholly owned by one or more of such Commitment Parties, its Affiliates and its Affiliated Funds, created for the purpose of holding such obligations or holding debt or equity of New Seadrill, the Company or its Subsidiaries and (iii) with respect to Debt Commitments only, to third-party investors (other than to institutions identified by name and designated in writing by the Company prior to the date of this Agreement (“Company Disqualified Institutions”)) identified by such Commitment Party (with the written consent of the other Debt Commitment Parties); provided that in the case of (i), (ii) and (iii), prior to such Transfer, the transferring Commitment Party shall provide the Company with reasonably sufficient evidence of such transferee’s (x) creditworthiness in relation to the obligation being transferred and (y) capability of consummating the transactions contemplated hereby in a timely fashion; provided, further, that such transferee shall not be related to or Affiliated with any portfolio company of such Commitment Party or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Commitment Party) and the equity of such transferee shall not be directly or indirectly transferable other than to such Persons described in clauses (i), (ii) or (iii) of this Section 2.6(a), and in such manner as such Commitment Party’s obligation is transferable pursuant to this Section 2.6(a) (each of the Persons referred to in clauses (i), (ii) and (iii), an “Ultimate Purchaser”). In each case of a Commitment Party’s Transfer of all or any portion of its Debt Commitment or Equity Commitment, as applicable, pursuant to this Section 2.6(a), (1) the Ultimate Purchaser shall have provided a written agreement to the Company under which it (w) confirms the accuracy of the representations and warranties set forth in Article IV as applied to such Ultimate Purchaser, (x) agrees to purchase such portion of such Commitment Party’s Debt Commitment or the Equity Commitment, as applicable, (y) agrees to be fully bound by, and subject to, this Agreement as a Debt Commitment Party or Equity Commitment Party, as applicable, by executing a Joinder Agreement and (z) executes a joinder agreement for the Escrow Agreement in the form of the joinder agreement attached thereto, and (2) the transferring Commitment Party and the Ultimate Purchaser shall have duly executed and delivered to the Company and Kirkland & Ellis LLP (at the addresses set forth in Section 10.1) written notice of such Transfer; provided, however, that unless the Company has consented (in its sole discretion) that such Transfer will relieve the transferring Commitment Party of its obligations hereunder (a “Full Transfer”), no such Transfer shall relieve the transferring Commitment Party from any of its obligations hereunder. For the avoidance of doubt, unless the Company consents to a Full Transfer, if such Ultimate Purchaser becomes a Defaulting Party, no provision of this Agreement shall relieve any Defaulting Party or the Commitment Party that transferred all or any portion of its Debt Commitments or Equity Commitments, as applicable, to such Defaulting Party, from liability hereunder, or limit the availability of the remedies set forth in Section 10.9. If the Company has consented to a Full Transfer (in its sole discretion), then after such Full Transfer, the transferring Commitment Party shall no longer be obligated to fund that portion of the Commitment Party’s Debt Commitment Funding Amount and/or Equity Commitment Funding Amount so transferred and if such Ultimate Purchaser becomes a Defaulting Party, the Commitment Party that transferred all or any portion of its Debt Commitment or Equity Commitment, as applicable, to such Defaulting Party shall not be liable for any obligations of such Defaulting Party. Other than as set forth in this Section 2.6(a), no Commitment Party shall be permitted to Transfer all or any portion of its Debt Commitment or Equity Commitment, as applicable, without the prior written consent of the Company, which, as applied to Transfers other than a Full Transfer, shall not be unreasonably withheld, conditioned or delayed.

(b) Each Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with Section 2.6(a). After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of the New Secured Notes or Equity Securities or any interest therein; provided that any such Transfer shall be in compliance with any applicable provisions in the Restructuring Support and Lock-Up Agreement and otherwise made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Parties’ Disclosure Schedule, the Virtual Data Room, the Company SEC Documents filed with the SEC on or after March 31, 2014, and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature), the Company, on behalf of itself, each of the other Debtors and NSNCo and New Seadrill (in each case, once formed and as applicable), jointly and severally, hereby represents and warrants to the Commitment Parties as of the date hereof, or once formed and subject to the terms of the Joinder Agreement, as applicable, and as of the Closing Date (except for such representation and warranties that are made as of a specific date, which are made only as of such date), as follows:

Section 3.1 Organization and Qualification. The Company, NSNCo, New Seadrill, each of the Debtors and each other material Subsidiary of the Company (a) is or will be, as applicable, a duly organized and validly existing company, corporation, limited liability company or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, (b) has or will have, as applicable, the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is or will be, as applicable, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications.

Section 3.2 Corporate Power and Authority.

(a) The Company has, and each of NSNCo and New Seadrill will have as applicable, (i) the requisite corporate power and authority (A) to enter into, execute and deliver this Agreement and (B) subject to entry of the Confirmation Order, to perform each of its other obligations hereunder (including payment of the Commitment Fee, the Equity Purchaser Cash Fee and each Commitment Party’s Expenses) and the Restructuring Support and Lock-Up Agreement (except for such obligations that are specified in each such agreement as becoming effective immediately upon the execution by the Company Parties, which in each case the requisite power and authority shall not be subject to entry of the Confirmation Order) and (ii) at the time such actions are taken, will have the requisite corporate power and authority, subject to entry of the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all agreements to which it will be a party as contemplated by the this Agreement and the Plan and to perform its obligations under each of the Definitive Documents (other than this Agreement). The Company has taken, and each of New Seadrill and NSNCo will have taken at the time of execution and delivery of any agreement contemplated by this Agreement, the Definitive Documents and the Plan to which it is a party, all necessary corporate action required for the due authorization, execution, delivery and performance by them of this Agreement, including the issuance and offering of the Debt Subscription Rights, Equity Subscription Rights, New Secured Notes and the Equity Securities and all other agreements to which they are or will be party as contemplated by this Agreement and the Definitive Documents and the Plan (such agreements, collectively, the “Transaction Agreements”).

(b) Subject to entry of the Confirmation Order, each of the other Debtors has the requisite corporate power and authority to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder.

Subject to entry of the Confirmation Order, the execution and delivery of this Agreement and each of the other Definitive Documents and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of each other Debtor party thereto, and no other proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Definitive Documents or to consummate the transactions contemplated hereby or thereby.

Section 3.3 Execution and Delivery; Enforceability.

(a) This Agreement has been and, upon the execution and delivery of each other Transaction Agreement and the Indenture, each other Transaction Agreement and the Indenture will be, duly and validly executed and delivered by the Company, NSNCo, New Seadrill or the Debtors, as applicable. Upon entry of the Confirmation Order and assuming due and valid execution and delivery of this Agreement and the other Definitive Documents by the Commitment Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company, NSNCo, New Seadrill and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company, NSNCo, New Seadrill and, to the extent applicable, the other Debtors, enforceable against the Company, NSNCo, New Seadrill and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

(b) The Plan will be duly and validly filed with the Bankruptcy Court by the Debtors in accordance with the Restructuring Support and Lock-Up Agreement and, upon entry of the Confirmation Order and consummation of the Plan, will constitute the valid and binding obligation of the Debtors, enforceable against the Debtors in accordance with its terms.

(c) Subject to the requirements of applicable local Laws, each Security Document, when executed and delivered in connection with the issuance of the New Secured Notes, will be effective to create in favor of the Collateral Agent under the Indenture for the benefit of itself, the trustee under the Indenture and the holders of the New Secured Notes, a legal, valid and enforceable security interest in the NSN Collateral described in the New Secured Notes Term Sheet except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing. Upon completion of the delivery, filing and other actions specified in the relevant Security Documents, the Collateral Agent under the Indenture shall have a fully perfected security interest in the NSN Collateral on the terms set forth in the New Secured Notes Term Sheet (to the extent a security interest in the NSN Collateral can be perfected through taking of such actions), as security for the obligations under the Indenture.

(d) The New Secured Notes will, on the Closing Date, (A) be in the form contemplated by the Indenture governing such New Secured Notes, (B) have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture governing such New Secured Notes and (C) have been duly executed by the Company and NSNCo and, when authenticated in the manner provided for in the Indenture governing such New Secured Notes and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company and NSNCo. The guarantees executed by the guarantors to the New Secured Notes (the “Guarantees,” and the guarantors, the “Guarantors”) on the Closing Date when issued will be in the respective forms contemplated by the Indenture governing such Guarantee and have been duly authorized for issuance pursuant to the Indenture governing such Guarantee; the Guarantees, at the Closing Date, have been duly executed by each of the Guarantors and, when the applicable New Secured Notes have been authenticated in the manner provided for in the Indenture governing such Guarantee and issued and delivered against payment of the purchase price therefor, such Guarantee will constitute a valid and binding agreement of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms.

Section 3.4 Reorganisation; New Seadrill.

(a) On the Closing Date, (i) the Equity Securities will consist of all of the issued and outstanding common shares as set forth in the articles of association of New Seadrill filed as part of a supplement to the Plan, (ii) no Equity Securities will be held by New Seadrill in its treasury, (iii) the Equity Securities will be available for issuance in accordance with the Plan and/or upon exercise of options and other rights to purchase or acquire membership interests granted in connection with New Seadrill’s employee incentive plan (“EIP”) if the EIP has been adopted by the managers or other governing body of New Seadrill as of the Closing Date, and any other employment arrangement approved by the managers or other governing body of New Seadrill, and (iv) no warrants to purchase Equity Securities will be issued and outstanding.

(b) As of the Closing Date, all issued and outstanding Equity Securities shall have been duly authorized and validly issued and shall be fully paid and non-assessable, and such Equity Securities shall be available for issuance to each Commitment Party by all necessary company action and, when issued in accordance with the terms of this Agreement and the other applicable Definitive Documents, shall be validly issued and shall be fully paid and non-assessable and free and clear of any Lien or charge of any kind, or an agreement, arrangement or obligation to create any Lien or Taxes and (except as set forth in the Registration Rights Agreement, the corporate governance documents and under Bermuda law) the issuance of such Equity Securities will not be subject under any other agreement to the preemptive or other similar rights of any security holder of the Company.

(c) Except as set forth in this Section 3.4 or in the Definitive Documents, as of the Closing Date, no membership interest or other equity securities or voting interest in New Seadrill will have been issued, available for issuance or outstanding.

Section 3.5 Authorized and Issued Equity Interests . Except as set forth in the Restructuring Support and Lock-Up Agreement, the Plan and this Agreement, as of the Closing Date, none of the Company, New Seadrill or any of their material Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any of the Company, New Seadrill or any such Subsidiary to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units or shares of capital stock of, or other equity or voting interests in, any of the Company, New Seadrill or any such Subsidiary or any security convertible or exercisable for or exchangeable into any units or shares of capital stock of, or other equity or voting interests in, any of the Company, New Seadrill or any such Subsidiary, (ii) obligates any of the Company, New Seadrill or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any units or shares of capital stock of, or other equity interests in, any of the Company, New Seadrill or any such Subsidiary or (iv) relates to the voting of any shares, units or other equity interests in any of the Company, New Seadrill or any such Subsidiary. On the Effective Date, New Seadrill shall only issue capital stock or other equity interests as expressly and specifically authorized pursuant to the Plan and this Agreement.

Section 3.6 No Conflict. Assuming the consents described in clauses (a) through (e) of Section 3.7 are obtained, the execution and delivery by the Company, New Seadrill or any of their Subsidiaries and any other Debtor, as applicable, of this Agreement, the Plan and the other Definitive Documents, the compliance by the Company, New Seadrill or any of their Subsidiaries and, if applicable, any other Debtor with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which the Company, New Seadrill or any of their Subsidiaries or any other Debtor will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company, New Seadrill or any of their Subsidiaries or any Debtor will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Company’s, New Seadrill’s, any of their material Subsidiaries’ or other Debtors’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases and/or Ancillary Proceedings, as applicable, or the Company’s, New Seadrill’s or any of their Subsidiaries or any other Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases and/or Ancillary Proceedings, as applicable), or (c) result in any violation of any Law or Order applicable to the Company, New Seadrill or any of their Subsidiaries or any Debtors or any of their properties, except in each of the cases described in clauses (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Company, New Seadrill or any of their material Subsidiaries or any other Debtors or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company, New Seadrill or any such Subsidiary or other Debtor of this Agreement, the Plan and the other Definitive Documents, the compliance by the Company, New Seadrill or any such Subsidiary or other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the Confirmation Order, (b) entry of the Disclosure Statement Order, (c) entry by the Bankruptcy Court or any other court of competent jurisdiction (including any such court that may properly preside over the Ancillary Proceedings, if any), of Orders as may be necessary in the Chapter 11 Cases and/or Ancillary Proceedings, from time-to-time, (d) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (e) such consents, approvals, authorizations, registrations or qualifications as may be required under applicable federal, foreign and/or state securities or “Blue Sky” Laws in connection with the issuance of the Debt Subscription Rights, Equity Subscription Rights, the issuance of the Debt Rights Offering Securities pursuant to the exercise of the Debt Subscription Rights and the issuance of the Creditor Equity Rights Offering Securities pursuant to the exercise of the Equity Subscription Rights, (f) the listing of the Equity Securities on the New York Stock Exchange or the Oslo Stock Exchange, and (g) any Applicable Consents that have already been made or obtained or, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (each, a “Non-Applicable Consent”). Notwithstanding any of the foregoing, no Non-Applicable Consent is required for the execution and delivery of this Agreement by the Company, New Seadrill or any of their material Subsidiaries or any other Debtors.

Section 3.8 Financial Statements. The financial statements and the related notes thereto of the Company and its consolidated Subsidiaries included or incorporated by reference in the documents filed by the Company with the SEC under the Exchange Act since January 1, 2015 and prior to the date of this Agreement (the “Exchange Act Documents”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of the dates indicated and the results of their operations and their cash flows for the periods specified. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Exchange Act Documents).

Section 3.9 Financial Projections. All material projections provided by the Company to the Commitment Parties in writing prior to the date hereof in connection with the transaction contemplated by this Agreement were, and as of the Closing Date, any updated projections shall have been, prepared in good faith and based upon assumptions considered reasonable by the Company at the time made in light of past business operations (it being understood and acknowledged by the Commitment Parties that projections are subject to uncertainties and contingencies and that actual results may differ in a material respect from such projections).

Section 3.10 Registration Statement; Offering Memorandum. (i) When declared effective by the SEC and after giving effect to any amendments or supplements thereto, the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading, and the prospectus contained therein will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the final Offering Memorandum, as of the date set forth on its cover page and after giving effect to any amendments or supplements thereto pursuant to section 5.2(f) of this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.11 Company SEC Documents and Disclosure Statement. Since December 31, 2016, the Company and its Subsidiaries have filed all required Company SEC Documents with the SEC. As of the date hereof, no Company or Subsidiary SEC Document that has been filed prior to the date this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will contain “adequate information,” as such term in defined in section 1125 of the Bankruptcy Code, and will otherwise comply in all material respects with section 1125 of the Bankruptcy Code.

Section 3.12 Absence of Certain Changes. Since December 31, 2016, no Event has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 3.13 No Violation; Compliance with Laws. (a) The Company is not in violation of its memorandum of association or bye-laws, and (b) New Seadrill, NSNCo and no other Debtor is in violation of its respective memorandum of association or bye-laws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect. None of the Company, New Seadrill, NSNCo or the other Debtors is or has been at any time since January 1, 2015 in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14 Legal Proceedings. Other than the Chapter 11 Cases and/or Ancillary Proceedings, as applicable, and any adversary proceedings, contested matters, or similar proceedings in connection therewith, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which any of the Company, New Seadrill or any of their Subsidiaries or any other Debtors is a party or may become a party or to which any property of any of such Persons is the subject, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Definitive Documents or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.15 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no strikes or other labor disputes pending or threatened against any of the Company, New Seadrill or any of their Subsidiaries or any other Debtors. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by the Definitive Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any of the Company, New Seadrill or any of their Subsidiaries or any other Debtors (or any predecessor) is a party or by which any of such Persons (or any predecessor) is bound.

Section 3.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company, New Seadrill, any of their Subsidiaries and any other Debtors owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, none of the Company, New Seadrill or any of their Subsidiaries or any other Debtors, nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company, threatened.

Section 3.17 Title to Real and Personal Property.

(a) Real Property. Each of the Company, New Seadrill or any of their Subsidiaries and any other Debtors has good and defensible title to its respective Real Properties, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, all such properties and assets are free and clear of Liens, except for Permitted Liens and except for such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Leased Real Property. Each of the Company, New Seadrill or any of their Subsidiaries and other Debtors is in compliance with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases or Ancillary Proceedings, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Persons has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Debtors enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or have, individually or in the aggregate, a Material Adverse Effect.

(c) Personal Property. Except to the extent such failure would not reasonably be expected to be materially adverse to the Company Parties, each of the Company, New Seadrill and each of their material Subsidiaries and the other Debtors have good title to, free and clear of any and all Liens, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of the business necessary for the conduct of the business as presently conducted and such properties, (x) are in the possession or control of the applicable Company, New Seadrill or any of their Subsidiaries and other Debtors, as appropriate; and (y) are in good and operable condition and repair, reasonable wear and tear excepted.

(d) Intellectual Property. Each of the Company, New Seadrill or any of their Subsidiaries and other Debtors owns or possesses the right to use all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which any of the Company, New Seadrill or any of their Subsidiaries and other Debtors has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Company, New Seadrill or any of their Subsidiaries and other Debtors, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Licenses and Permits. The Company, New Seadrill or any of their Subsidiaries and other Debtors possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company, New Seadrill or any of their Subsidiaries and other Debtors (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19 Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, Order, complaint or penalty has been received by the Company, New Seadrill or any of their Subsidiaries or other Debtors, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability under any Environmental Law, in each case relating to the Company, New Seadrill or any of their Subsidiaries or other Debtors, (b) each of the Company, New Seadrill or any of their Subsidiaries and other Debtors has received (including timely application for renewal of the same) and maintains in full force and effect all environmental permits, licenses, certificates and other approvals, and maintains all financial assurances, in each case to the extent necessary for its operations to comply with all applicable Environmental Laws and is, and since January 1, 2015 has been, in compliance with the terms of such permits, licenses, certificates and other approvals and with all applicable Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by the Company, New Seadrill or any of their Subsidiaries or other Debtors that would reasonably be expected to give rise to any cost, liability or obligation of any of the Company, New Seadrill or any of their Subsidiaries or other Debtors under any Environmental Laws other than future costs, liabilities and obligations that are asset retirement obligations to be incurred in the ordinary course of business and that are specified in the Exchange Act Documents, (d) no Hazardous Material has

been Released, generated, treated, stored or handled by (or on behalf of) the Company, New Seadrill or any of their Subsidiaries or other Debtors, and no Hazardous Material has been transported to or Released at any location, in each case, in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company, New Seadrill or any of their Subsidiaries or other Debtors under any Environmental Laws other than future costs, liabilities and obligations incurred in the ordinary course of business, and (e) there are no agreements in which any of the Debtors has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other Person arising under or relating to Environmental Laws that remains unresolved, which has not been made available to the Commitment Parties prior to the date hereof. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.20 constitute the sole and exclusive representations and warranties in this Agreement with respect to any environmental, health or safety matters arising under Environmental Laws.

Section 3.20 Tax Returns. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each of the Company, New Seadrill or any of their Subsidiaries and other Debtors has timely filed or caused to be filed (taking into account any applicable extension of time within which to file) all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) required to have been filed by it. Each such Tax Return is true and correct in all respects;

(b) Except to the extent the non-payment thereof is permitted by the Bankruptcy Code, each of the Company, New Seadrill or any of their Subsidiaries and other Debtors has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in Section 3.20(a).

(c) Except to the extent the non-payment thereof is permitted by the Bankruptcy Code, all Taxes (other than Taxes referred to in Section 3.20(b) with respect to periods or portions of periods ending on or before the date hereof have been paid, other than Taxes (i) which are not delinquent or (ii) which are being contested in good faith pursuant to appropriate proceeding, in each case, for which adequate provision or reserve has been made;

(d) As of the date hereof, with respect to the Company, New Seadrill or any of their Subsidiaries and other Debtors, other than in connection with the Chapter 11 Cases and/or Ancillary Proceedings, as applicable, and other than Taxes that are being contested in good faith for which adequate provision or reserve has been made, (i) no claims of deficiency have been asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given, other than extensions or waivers provided in the ordinary course of business, and (iii) no Tax Returns are being examined by, and no written notification of intention to examine has been received from, the Applicable Taxing Authorities;

(e) All Taxes that the Company, New Seadrill or any of their Subsidiaries and other Debtors (taken as a whole) were (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable;

(f) There are no Liens with respect to Taxes upon any of the assets or properties of the Company, New Seadrill or any of their Subsidiaries and other Debtors (taken as a whole), other than Liens for Taxes that (i) are not due and payable (or for which payment has been suspended as a result of the Chapter 11 Cases) or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto;

(g) The Company, New Seadrill or any of their Subsidiaries and other Debtors have no liability for any amount of Taxes of any other person or entity, either by operation of law, by contract or as a transferee or successor. The Company, New Seadrill or any of their Subsidiaries and other Debtors are not a party to any Tax allocation or Tax sharing agreement with any third party (other than an agreement entered into the principal purpose of which is not the sharing, assumption or indemnification of Tax, including, without limitation, leases, licenses and sale or acquisition agreements); and

(h) None of the Company, New Seadrill or any of their Subsidiaries or other Debtors has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past Subsidiaries are or were the only members).

Section 3.21 Material Contracts. Other than as a result of rejection by the Debtors in the Chapter 11 Cases or Ancillary Proceedings, as applicable, the automatic stay under the Bankruptcy Code, injunctions in the Plan, or like, provisions applicable in connection with the Ancillary Proceedings, or any direct consequence thereof, all Material Contracts are valid, binding and enforceable by and against the Debtor party thereto and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect), and no written notice to terminate, in whole or part, any Material Contract has been delivered to any of the Debtors (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing or continuance of the Chapter 11 Cases or Ancillary Proceedings, as applicable, or any direct consequence thereof, none of the Company, New Seadrill or any of their Subsidiaries and other Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.22 No Unlawful Payments. The Company, New Seadrill or any of their Subsidiaries and other Debtors nor, to the Knowledge of the Company, any of their respective directors, officers or employees has in any material respect: (a) used any funds of any of the Company, New Seadrill or any of their Subsidiaries and other Debtors for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 3.23 Compliance with Money Laundering Laws. The operations of the Company, New Seadrill or any of their Subsidiaries and other Debtors are and have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Company, New Seadrill or any of their Subsidiaries and other Debtors operate (and the rules and regulations promulgated thereunder) and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceedings by or before any Governmental Entity or any arbitrator involving any of the Company, New Seadrill or any of their Subsidiaries and other Debtors with respect to Money Laundering Laws are pending or, to the Knowledge of the Company, threatened.

Section 3.24 Compliance with Sanctions Laws. None of the Company, New Seadrill or any of their Subsidiaries and other Debtors nor, to the Knowledge of the Company, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company, New Seadrill, and any other Debtors will not directly or indirectly use the proceeds of the New Secured Notes and the Equity Securities issuance, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, for the purpose of financing the activities of any person, or in any country or territory, that, at the time of such financing, is the subject of U.S. sanctions, or in any other manner that will result in a violation by any Party to this Agreement of U.S. sanctions.

Section 3.25 No Broker’s Fees. Except as provided in this Agreement, none of the Company, New Seadrill or any of their Subsidiaries and other Debtors is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings or the sale of the New Secured Notes or Equity Securities.

Section 3.26 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company, New Seadrill or any of their Subsidiaries and other Debtors have insured their material properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses and have made available to the Commitment Parties a schedule of such insurance policies in force; (ii) all premiums due and payable in respect of material insurance policies maintained by the Company, New Seadrill or any of their Subsidiaries and other Debtors have been paid; (iii) the Company reasonably believes that the insurance maintained by or on behalf of the Company, New Seadrill or any of their Subsidiaries and other Debtors is adequate in all material respects; and (iv) as of the date hereof, to the Knowledge of the Company, none of the Company, New Seadrill or any of their Subsidiaries or other Debtors has received notice from any insurer or agent of such insurer with respect to any material insurance policies of such Persons of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 3.27 Investment Company Act. None of the Company, New Seadrill or any of their respective Subsidiaries that are a party to the Credit Facility Documents or that are the issuer or guarantors of the New Secured Notes, after the consummation of the Restructuring Transactions, will be, an “investment company” or a company “controlled” by an “investment company” required to register under the Investment Company Act of 1940, as amended.

Section 3.28 No General Solicitation. None of the Company nor any of its respective Subsidiaries or any other person acting on behalf of any of them has engaged, in connection with the offering of the New Secured Notes (and Guarantees) and the Equity Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. Assuming the accuracy of the representations and warranties of the Commitment Parties in Article 4 hereof and their compliance with their agreements set forth herein, it is not necessary in connection with the offer, sale and delivery of the New Secured Notes or the Equity Securities to the Commitment Parties in the manner contemplated by this Agreement to register any of the New Secured Notes or the Equity Securities under the Securities Act.

Section 3.29 Rule 144A Eligibility. At the Closing Date, the New Secured Notes (and Guarantees) will be eligible for resale pursuant to Rule 144A and will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system.

Section 3.30 Securities Registration Exemption. The issuance of the New Secured Notes and the Equity Securities in the manner contemplated by the Disclosure Statement shall be exempt from registration pursuant to Section 4(a)(2) under the Securities Act in the United States, Regulation S and/or Regulation D thereunder or another exemption from the Securities Act. With respect to those New Secured Notes and the Equity Securities sold in reliance upon Regulation S under the Securities Act, (i) none of the Company, New Seadrill, the Guarantors or any of their respective affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts within the meaning of Regulation S under the Securities Act and (ii) each of the Company, New Seadrill, the Guarantors and any of their respective affiliates and any person acting on its or their behalf has complied and will comply with the offering restrictions set forth in Regulation S under the Securities Act.

Section 3.31 Similar Offerings. None of the Company, New Seadrill, the Guarantors or any of their respective affiliates, as such term is defined in Rule 501(b) under the Securities Act, has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the New Secured Notes (and Guarantees) and Equity Securities in a manner that would require the offered New Secured Notes (and Guarantees) and Equity Securities to be registered under the Act.

Section 3.32 No Undisclosed Relationship. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers and 10% shareholders of the Company, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that are not so described in such filings, except for the transactions contemplated by this Agreement.

Section 3.33 No Undisclosed Liabilities. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have been no liabilities incurred since December 31, 2016 for which any Debtor has any liabilities, whether individual or in the aggregate, whether absolute, accrued, contingent or otherwise, of a type required to be disclosed on a balance sheet prepared in accordance with GAAP other than in the ordinary course of business or as set forth in the Company’s Exchange Act Documents.

Section 3.34 No Registration Rights. Except as will be expressly provided in the Registration Rights Agreement, no person shall have the right to require the Company, New Seadrill or any of their Subsidiaries to register any of its respective capital stock for sale under the Securities Act.

Section 3.35 Alternative Restructuring Proposals. As of the date hereof, the Debtors are not party to any binding commitment to pursue, implement or effectuate any Alternative Restructuring Proposal.

Section 3.36 Execution of the RSA. Solely with respect to any Company Party that is formed following the date hereof, such Company Party has, concurrently with its execution of the Joinder Agreement, executed a joinder agreement to the Restructuring Support and Lock-Up Agreement.

Section 3.37 EY Paper. As of the Closing Date, the EY Paper is in a form consistent with the Term Sheets and does not give rise to a new Tax liability which has a Material Adverse Effect on the Company Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party, severally and not jointly, represents and warrants to the Company and other Company Parties as to itself only as of the date of this Agreement and the Closing Date as set forth below.

Section 4.1 Organization. Such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 4.2 Organizational Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each of the other Commitment Party Agreements, to perform its obligations hereunder and thereunder, and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Commitment Party Agreements.

Section 4.3 Execution and Delivery. This Agreement and each other Commitment Party Agreement (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors, as applicable, will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 4.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Commitment Party Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under any Contract to which such Commitment Party is a party or is bound or to which any of the property or assets of such Commitment Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a), (b) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 4.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Commitment Party Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement and each other Commitment Party Agreement to which such Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 4.6 No Registration. Such Commitment Party understands as applicable that (a) none of the Acquired Debt Securities and the Acquired Equity Securities have been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto and (b) the foregoing securities cannot be sold unless subsequently registered under the Securities Act or in compliance with an exemption from registration available under the Securities Act and under the securities laws of any applicable jurisdiction.

Section 4.7 Purchasing Intent. Such Commitment Party is acquiring the Acquired Debt Securities or Acquired Equity Securities, as applicable, for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws in the United States or any applicable jurisdiction, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws in the United States or any applicable jurisdiction.

Section 4.8 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Acquired Debt Securities or Acquired Equity Securities, as applicable. Such Commitment Party is (a) an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, (c) a non-U.S. person under Regulation S under the Securities Act and/or (d) the foreign equivalent of (a) or (b) above. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Debtors.

Section 4.9 No Broker’s Fees. Except as set forth in Article IX, such Commitment Party is not a party to any Contract with any Person that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings or the sale of the Acquired Debt Securities or the Equity Securities.

Section 4.10 Sufficient Funds. Such Commitment Party has sufficient available cash and the financial capacity to perform all of its obligations under this Agreement, including as applicable to the Debt Commitment Parties, the ability to fund such Debt Commitment Party’s Debt Commitment, and, as applicable to the Equity Commitment Parties, the ability to fund such Equity Commitment Party’s Equity Commitment.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Conduct of Business.

(a) Except as expressly set forth in this Agreement, the Restructuring Support and Lock-Up Agreement, the Plan or with the prior written consent of the Required Commitment Parties, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (a) the Company shall, and shall cause each of New Seadrill, NSNCo, its Subsidiaries and the other Debtors to, carry on its business in the ordinary course and use its commercially reasonable efforts to: (i) preserve intact its business, (ii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with any of the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors in connection with their business, (iii) file Company SEC Documents within the time periods required under the Exchange Act, in the case of (i), (ii) and (iii) above, in accordance with ordinary course practices, and (iv) to comply with and give effect to this Agreement, the Restructuring Support and Lock-Up Agreement and the Plan and the transactions contemplated thereby and (b) each of the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors shall not enter into any transaction that is material to their business, including: (v) sell, convey, transfer, dispose of, charge, pledge or otherwise encumber the NSN Collateral, (w) make any equity investment (including by way of merger, consolidation or acquisition) in any other Person, (x) except in the ordinary course of business, amend, renew, terminate, execute, cancel, waive, fail to renew, release or relinquish in any respect, any Material Contract or enter into any new contract that would have been a Material Contract, if it had existed on the date hereof, including any new or existing Charter Contract or new-build contract with any shipyards whether or not such contract satisfied the definition of a Material Contract, (y) make, change or revoke any material election related to Taxes inconsistent in material respects with past practice (other than as contemplated by the Restructuring Transactions) or prepare any Tax Return in a manner that is inconsistent in material respects with past practice with respect to the treatment of items on such Tax Return, in each case, to the extent such action could reasonably be expected to have a disproportionately negative Tax consequence in the period following the Closing; provided, however, that this Section 5.1(a)(b)(y) shall be inapplicable with respect to any Subsidiary of the Company that the Company (or an entity controlled by the Company) does not control or manage with respect to Tax matters; provided further, however, that notwithstanding anything else in this Agreement to the contrary, the Company and its applicable Subsidiaries shall be permitted to elect to participate in the “amnesty” program with respect to Brazilian tax issues disclosed in Schedule 1 Part C of the Company Parties’ Disclosure Schedules or otherwise settle such Brazilian tax issues in a manner consistent with the information referenced in Section 1.1 of Schedule 1 Part C of the Company Parties’ Disclosure Schedules or (z) knowingly take any action that would invalidate or cause the cancellation of any current material insurance coverage (without replacement thereof) or fail to maintain current material insurance coverage or suitable renewals thereof providing coverage substantially the same as any expiring policy; other than (A) transactions after prior notice to the Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party and (B) transactions expressly contemplated by the Definitive Documents. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors. Prior to the Closing Date, the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective businesses.

(b) Notwithstanding Section 5.9(a), the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors are not in any event prevented from, and in no event shall need consent from the Commitment Parties to (in each case, as reasonably determined by an executive officer of the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors): (i) take any action to prevent, address or mitigate the effects of any environmental release or hazard, any occupational health, safety and welfare hazard, or any emergency; (ii) take or refrain from taking any action on any matter as may be required to give effect to any provision of this Agreement or otherwise provided for in this Agreement or to comply with applicable Laws; (iii) take any action to prevent or mitigate injury or damage to any Person or property or otherwise take any commercially reasonable action in response to a business emergency or other unforeseen operational matters; or (iv) take or refrain from taking any action in accordance with prudent practices for an offshore oilfield services business or a company operating under the Bankruptcy Code.

Section 5.2 Other Covenants and Agreement Regarding Disclosure and Effectuation and Implementation of the Restructuring Transactions. Without prejudice to the generality of the foregoing, the Company (on behalf of itself and the Company’s Subsidiaries, including New Seadrill and NSNCo, when formed and as applicable) agrees:

(a) as soon as reasonably practicable following the date of this Agreement (i) to file the Plan and the Disclosure Statement with the Bankruptcy Court, each in form and substance reasonably satisfactory to the Company and the Required Commitment Parties; (ii) to seek the entry of the Disclosure Statement Order by the Bankruptcy Court, in form and substance reasonably acceptable to the Company and the Required Commitment Parties; (iii) to seek the entry of the Confirmation Order by the Bankruptcy Court, in form and substance reasonably acceptable to the Company and the Required Commitment Parties and (iv) to otherwise seek to satisfy the milestones set forth herein. The Company will provide draft copies of the Definitive Documents, including the Plan and the Disclosure Statement to the Commitment Parties, to the extent required under the Restructuring Support and Lock-Up Agreement or this Agreement.

(b) to use commercially reasonable efforts to have the Resale Registration Statement covering the sale, resale or other distribution of the Equity Securities issued to the Commitment Parties pursuant to the terms and conditions hereunder and in connection with the Rights Offerings filed with the SEC in accordance with the Registration Rights Agreement within five (5) Business Days following the entry of the Confirmation Order (the “Registration Statement Filing Date”).

(c) to use commercially reasonable efforts to have the Resale Registration Statement covering the sale, resale or other distribution of the Equity Securities described in Section 5.2(b) declared effective by the SEC in accordance with the Registration Rights Agreement (the “Registration Statement Effectiveness”) and to effectuate the transactions set forth in the Registration Rights Agreement as soon as reasonably practicable following the Registration Statement Filing Date.

(d) as soon as reasonably practicable following the entry of the Confirmation Order and prior to the Effective Date to submit listing applications to the Oslo Stock Exchange and the New York Stock Exchange for the listing thereon of the Equity Securities and to use commercially reasonable efforts (i) to cause the Equity Securities to be listed on the Oslo Stock Exchange, and (ii) to cause the Equity Securities to be listed on the New York Stock Exchange and registered under the Exchange Act concurrently with the Registration Statement Effectiveness.

(e) as soon as reasonably practicable following the entry of the Disclosure Statement and prior to the Effective Date to effectuate the Rights Offerings in accordance with the Plan and the Rights Offering Procedures.

(f) to (i) deliver the final version of the Offering Memorandum as soon as practicable and on a date that is no later than the effective date of the Resale Registration Statement and (ii) within 15 Business Days of written notice from the Required Commitment Parties, to deliver an updated Offering Memorandum so that the financial statements and other information therein does not become stale under the rules and regulations of the Securities Act and the Exchange Act; provided, however, that the Required Commitment Parties may only request (and have the right to receive) an updated Offering Memorandum three (3) times.

(g) to notify the Commitment Parties within one (1) Business Day of any terminations of the Restructuring Support and Lock-Up Agreement by any Consenting Lender.

(h) as soon as reasonably practicable following the entry of the Confirmation Order, take all actions necessary to deliver the NSN Collateral to the Collateral Agent on the terms set forth in the New Secured Notes Term Sheet on the Closing Date.

Section 5.3 New Secured Notes DTC Eligibility. The Company will ensure, and cause NSNCo to ensure, that upon issuance thereof and while outstanding, the New Secured Notes shall be eligible for clearance and settlement through the facilities of DTC, and be evidenced by one or more global notes to be issued in the name of Cede & Co., as nominee for DTC, pursuant to the DTC Agreement and do all other things necessary and appropriate to give effect to the foregoing provisions.

Section 5.4 Use of Proceeds. All funds paid by the Commitment Parties in connection with the issuance of the New Secured Notes and the Equity Securities, without any deductions for fees or expenses, shall be used by the Company, New Seadrill and their Subsidiaries as set forth in the Restructuring Support and Lock-Up Agreement, the Plan and the Disclosure Statement.

Section 5.5 Cooperation Regarding Security. The Company, New Seadrill and their Subsidiaries shall cooperate with the Commitment Parties in creating, perfecting and evidencing all security interests, mortgages, encumbrances and Liens on the NSN Collateral securing the New Secured Notes pursuant to the Security Documents.

Section 5.6 New Board of Managers. On the Effective Date, the composition of the board of managers (or directors, if applicable) of the Company and/or New Seadrill shall be as set forth in the Board Governance Term Sheet and subject to the applicable consultation rights as set forth therein.

Section 5.7 Access to Information; Confidentiality.

(a) Subject to applicable Law and Section 5.7(b), upon reasonable notice during the Pre-Closing Period, the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors shall afford the Commitment Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors business or operations, to their employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors shall furnish promptly to such parties all reasonable information concerning the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors’ business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors or (iii) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 5.7 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b) From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to Section 5.1 and Section 5.7(a) or in connection with a request for approval pursuant to Section 5.1 (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Definitive Documents or transactions contemplated hereby or thereby and who agrees to observe the terms of this Section 5.7(b) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Definitive Documents, the transactions contemplated hereby or thereby or in connection with their stake in the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 5.7(b), (B) becomes available to a Commitment Party or its Representatives on a non-confidential basis from a source other than any of the Debtors or any of their respective Representatives, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases and/or Ancillary Proceedings or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases and/or Ancillary Proceedings or other such process, or (D) such Commitment Party or any Representative thereof is required to disclose by any court or governmental, banking, taxation or other regulatory authority or similar body, or by the rules of any relevant stock exchange or pursuant to a request by any such body with which a person in a position similar to that of a Commitment Party would be reasonably expected to comply, or pursuant to any applicable law or regulation; provided that such Commitment Party or such Representative shall provide the Company with prompt written notice of such compulsion and cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents. The provisions of this Section 5.7(b) shall not apply to any Commitment Party that, as of the date hereof, is party to a confidentiality or non-disclosure agreement with the Debtors, for so long as such agreement remains in full force and effect and which shall continue to govern the confidentiality obligations in respect of the parties thereto.

(c) Notwithstanding the foregoing and anything to the contrary in this Agreement, after the Closing Date (i) the Company (on behalf of itself, New Seadrill, NSNCo, their Subsidiaries and the other Debtors) agrees that all the information provided by or on behalf of each of the Company, New Seadrill, NSNCo, their Subsidiaries, the other Debtors and their affiliates to the Commitment Parties regarding the Company, New Seadrill, NSNCo, their Subsidiaries and the other Debtors and their affiliates and the Restructuring Transactions contemplated by this Agreement may be disseminated by or on behalf of the Commitment Parties to prospective purchasers of the New Secured Notes and other persons, who have agreed to be bound by customary confidentiality and standstill agreements and (ii) the Company (on behalf of itself, New Seadrill, NSNCo, their Subsidiaries and the other Debtors) agrees that the Commitment Parties may disclose information relating to the New Secured Notes to industry publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and that the Commitment Parties may otherwise use the corporate name and logo of the Company or its affiliates in “tombstones” or other advertisements, marketing materials or public statements.

(d) Prior to the Closing, the Company shall provide the Commitment Parties:

(i) the pro forma capital and ownership structure and the shareholder arrangements of the Company Parties after giving effect to the Restructuring Transactions, including, without limitation, their charter and by-laws and each agreement or instrument relating thereto;

(ii) the issuer, amount, ranking, tenor and other terms and conditions of, as well as the holders of, (A) all equity and other debt financings comprising part of the Restructuring Transactions, including the issuance of the Equity Securities and (B) all material intercompany indebtedness and all material indebtedness and other material liabilities of the Company Parties to third parties that are to remain outstanding following the Closing Date;

(iii) evidence of lien searches on the NSN Collateral reasonably requested by the Required Commitment Parties and conducted no more than 15 days before the Closing; provided, that for the avoidance of doubt, the lien searches need not say the NSN Collateral is free from Liens and the NSN Collateral shall be consistent with the terms set forth in the New Secured Notes Term Sheet;

(iv) a list of the amount, types and terms and conditions of all material insurance maintained by the Company Parties, and endorsements naming the Collateral Agent, on behalf of the holders of the New Secured Notes, as an additional insured or loss payee, as the case may be, under all material insurance policies to be maintained with respect to the properties of the Company Parties forming part of the NSN Collateral;

(v) copies of the interim unaudited balance sheet, income statement and statement of cash flow for the Company and its consolidated Subsidiaries for each month ending between the date hereof and the Closing; provided that no such financial statements will be due for the month during which Closing occurs or the preceding month to the extent Closing occurs within 30 Business Days of the beginning of the month;

(vi) information sufficient for the Commitment Parties to perform customary “know your customer,” anti-corruption, anti-money laundering, anti-trust and tax inquiries.

(e) At the Closing, the Company shall provide the projected quarterly balance sheets, income statements and statements of cash flows of the Company for the period through the end of remainder of the fiscal year in which Closing occurs and annually thereafter for the period through the maturity of the New Secured Notes, in each case as to the projections, with the results and assumptions set forth in all of such projections in form and substance reasonably satisfactory to the Commitment Parties, and an opening pro forma balance sheet for the Company Parties.

Section 5.8 Resale Cooperation. In connection with any Transfer of all or any portion of the Debt Commitments of any Debt Commitment Party in accordance with Section 2.6(a) or any Transfer by any Debt Commitment Party of New Secured Notes within one year following the Closing Date (each of the foregoing, a “Specified Permitted Transfer”), if requested by any Debt Commitment Party, upon reasonable advance notice, the Company agrees to use its commercially reasonable efforts to, and to cause its Subsidiaries (including NSNCo) to, assist such Debt Commitment Party in completing a Specified Permitted Transfer, which assistance shall include, but not be limited to, the following for each Specified Permitted Transfer: (i) a single diligence session via conference call with representatives of the Company and prospective purchasers of New Secured Notes at a time to be mutually reasonably agreed, which shall include question and answer session based upon customary and reasonable diligence questions submitted by such prospective purchasers a reasonable period of time in advance of such session; (ii) a single management presentation via conference call at a time to be mutually reasonably agreed with a reasonable opportunity for prospective purchasers of the New Secured Notes to ask customary and reasonable follow-up questions on such call; (iii) providing reasonable and customary assistance in completion of the prospective purchasers’ due diligence review; and (iv) subject to Section 5.2(f), delivering to the Debt Commitment Party an Offering Memorandum sufficient to assist the Debt Commitment Party with any Transfer of New Secured Notes, and in case of (i), (ii) or (iii), pursuant to the terms of a customary nondisclosure agreement on terms reasonably satisfactory to the Company in the event any material nonpublic information is required to be provided by the Company.

Section 5.9 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement, each Party shall use (and the Company shall cause New Seadrill, NSNCo, their Subsidiaries and the other Debtors to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including, as applicable, using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging (A) this Agreement, the Restructuring Support and Lock-Up Agreement, the Registration Rights Agreement or any other Transaction Agreement, or (B) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the New Seadrill Organizational Documents, Definitive Documents not already finalized as of the Investment Agreement Effective Date and all other documents relating thereto in a form consistent with the Term Sheets and for timely inclusion in the Plan Supplement and filing with the Bankruptcy Court, as applicable.

Notwithstanding the foregoing, nothing in this Section 5.9(a) shall require any Commitment Party to incur any expenses or liabilities, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in any material expenses or liabilities to any Commitment Party; provided, however, that nothing herein shall serve to limit, alter or modify any Commitment Party’s express obligations under the terms of this Agreement.

(b) Subject to Laws or applicable rules relating to the exchange of information, and in accordance with the Restructuring Support and Lock-Up Agreement, the Commitment Parties and the Company shall have the right to the extent reasonably practicable to review in advance, and to the extent reasonably practicable each will consult with the other on, all of the material information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c) Without limitation to Section 5.1 or Section 5.7, the Company shall (i) provide counsel for the Commitment Parties a reasonable opportunity to review draft copies of all First Day Pleadings prior to filing with the Bankruptcy Court and, (ii) to the extent reasonably practicable, provide a reasonable opportunity to counsel for the Commitment Parties to review draft copies of other documents that the Debtors intend to file with the Bankruptcy Court that materially affect the Commitment Parties or that are contemplated by the Restructuring Support and Lock-Up Agreement, or relate to this Agreement or the Plan.

(d) Nothing contained in this Section 5.9 shall limit the ability of any Commitment Party to consult with the Company, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Restructuring Support and Lock-Up Agreement.

Section 5.10 Registration Rights. The Commitment Parties are entitled to registration rights pursuant to a registration rights agreement relating to the Equity Securities to be entered into as of the date of the entry of the Confirmation Order, as outlined in the term sheet set forth in Schedule 3 (the “Registration Rights Agreement”). The form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement.

Section 5.11 Equity Securities DTC Eligibility. Unless otherwise requested by the Required Commitment Parties, NSNCo and New Seadrill shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Securities eligible for deposit with DTC. “Unlegended Securities” means any Equity Securities acquired by the Commitment Parties and their respective Affiliates (including any Ultimate Purchaser in respect thereof) pursuant to this Agreement and the Plan, including all Equity Securities issued to the Equity Commitment Parties and Rights Offering Participants, as applicable, that do not require, or are no longer subject to, the Legend.

Section 5.12 Share Legend. Each certificate evidencing an Equity Security, and each certificate issued in exchange for or upon the Transfer of any such security, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such securities are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by New Seadrill or agent and the term “Legend” shall include such restrictive notation. New Seadrill shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate New Seadrill records, in the case of uncertified shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. New Seadrill may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 5.13 Antitrust Approval.

(a) Each Party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Definitive Documents, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (and, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following entry of the Disclosure Statement Order) and (ii) promptly furnishing any documents or information reasonably requested by any Antitrust Authority. Notwithstanding the foregoing, no Commitment Party shall be under any obligation to effect any disposals, sales or transfers of any of its other businesses or assets or to incur any material financial or other liabilities, other than as expressly agreed hereunder in order to comply with its obligations hereunder.

(b) The Company and each Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Definitive Documents (each such Commitment Party, a “Filing Party”) agree to notify each other in writing of such obligations as soon as possible and to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally or in writing of) any material communications from or with an Antitrust Authority; (ii) not participate in any substantive meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all material correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) provide copies of all draft filings and submissions in advance and give each other Filing Party and the Company, as applicable, a reasonable opportunity to comment on the same, such comments to be taken into account where reasonable, except that sharing of copies of filings made under the HSR Act shall not be required; (v) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (vi) not withdraw its filing, if any, under the HSR Act or other applicable Antitrust Laws without the prior written consent of the Required Commitment Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Definitive Documents, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any substantive communications from or with an Antitrust Authority.

(d) The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing, including providing information, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise) of any assets, properties or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transaction contemplated hereby or that would otherwise make the consummation of such transaction unlawful. The communications contemplated by this Section 5.13 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 5.13 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Definitive Documents.

Section 5.14 New Seadrill and New Structure.

(a) The Company shall form New Seadrill, shall transfer all of the Company’s assets to New Seadrill and shall liquidate the Company through Bermuda dissolution proceedings, in each case in a manner that is reasonably satisfactory to the Required Commitment Parties.

(b) The Company shall form IHCo, NSNCo and other wholly owned entities required to be formed pursuant to the Plan, the Plan Supplement and the Restructuring Support and Lock-Up Agreement and shall give effect to the corporate restructuring transactions contemplated in the Plan, the Plan Supplement and the Restructuring Support and Lock-Up Agreement in a manner that is reasonably satisfactory to the Required Commitment Parties.

(c) Each of New Seadrill, IHCo, NSNCo and other wholly owned entities required to be formed pursuant to Section 5.14 shall, immediately upon formation, execute a joinder to this Agreement pursuant to an agreement in substantially the form attached as Schedule 2 hereto and a joinder to the Plan and the Restructuring Support and Lock-Up Agreement.

Section 5.15 Go Shop.

(a) Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives:

(i) from the date of this Agreement until the entry of the Confirmation Order (but, for the avoidance of doubt, not thereafter):

(A) shall not solicit, initiate, encourage, or induce Alternative Restructuring Proposals except as provided in this Agreement and the Restructuring Support and Lock-Up Agreement; and

(B) shall have the rights to (1) consider, respond to, and facilitate Alternative Restructuring Proposals; (2) provide access to non-public information concerning any Company Party to any Person or enter into confidentiality agreements or nondisclosure agreements with any Person; (3) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals, including those received pursuant to clause (b) of this Section 5.15; (4) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (5) enter into or continue discussions or negotiations with holders of Claims against or equity interests in a Company Party regarding the Restructuring Transactions or Alternative Restructuring Proposals; and

(ii) from the date of this Agreement until 90 days after the Petition Date, shall have the rights to solicit, initiate, encourage, or induce Alternative Restructuring Proposals from any Person.

(b) Before the Company Parties determine in the exercise of their fiduciary duties to enter into, or to seek authorization from the Bankruptcy Court to enter into, a commitment with respect to any Alternative Restructuring Proposal, they shall negotiate with the Commitment Parties in good faith (to the extent that the Commitment Parties so desire) with respect to any changes proposed by the Commitment Parties to the terms of the Restructuring Transaction. As soon as reasonably practicable after entry into any Alternative Restructuring Proposal, the Company Parties will publicly disclose such Alternative Restructuring Proposal by filing the material documentation thereof with the Bankruptcy Court or otherwise.

Section 5.16 Business Update Conference Calls. During the Pre-Closing Period, the Company shall participate in weekly (or as may be agreed to between the Company and the Commitment Parties) calls with the Commitment Parties and their financial advisors regarding (i) the Company’s business, including current industry conditions, Company operations and business projections; and (ii) the status and progress of the implementation of the Restructuring Transactions, including the Chapter 11 Cases, the Company’s efforts with respect to any Alternative Restructuring Proposals (which may, in the Company Parties’ discretion, be on a no-name basis without any requirement to disclose the terms thereof) and the Company’s efforts with respect to confirmation of the Plan.

Section 5.17 Financial Information. During the Pre-Closing Period, the Company shall deliver to the counsel and financial advisors to the Commitment Parties, and to each Commitment Party that so requests (i) a copy of each update to the Company’s business plan as soon as reasonably practicable after it becomes available, together with a reconciliation to the prior business plan; (ii) promptly, but in any event no later than the thirtieth (30th) day of each calendar month, a financial report for the Company and each of the Non-Consolidated Entities as of the last day of the preceding calendar month, in form and detail reasonably acceptable to the Commitment Parties, (iii) within three (3) business days after the receipt thereof, any information relating to the amendment, renewal, termination, execution, cancellation, waiver, failure to renew, release or relinquishment of the Company’s rights under any new or existing Charter Contract or new-build contract with any shipyards and (iv) such other reports and information as the Commitment Parties may reasonably request.

Section 5.18 Further Assurances. Without in any way limiting any other obligation of the Company, New Seadrill or any of their Subsidiaries and any other Debtors in this Agreement, the Company, New Seadrill or any of their Subsidiaries and any other Debtors shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, and as any Commitment Party may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement. The Company, New Seadrill or any of their Subsidiaries and any other Debtors furthermore agree that they shall perform any and all of its covenants, agreements obligations under this Agreement and not take any actions that would be inconsistent with such obligations.

Section 5.19 Organizational Documents. Subject to compliance with local Law requirements, which the Company and New Seadrill shall comply with, the Plan will provide that on the Effective Date, the NSNCo Organizational Documents and the New Seadrill Organizational Documents will be duly authorized, approved, adopted and in full force and effect. Forms of the NSNCo Organizational Documents and the New Seadrill Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement.

Section 5.20 Rule 144A Information. For so long as any of the New Secured Notes or the Equity Securities remain outstanding, the Company and New Seadrill will make available, upon request, to any holder of the New Secured Notes or Equity Securities, as applicable and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company furnishes such information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Section 5.21 Tax Treatment. Unless the Company, New Seadrill, NSNCo, and the Debt Commitment Parties mutually agree that a different treatment is required under applicable law, for all applicable U.S. federal, state and local tax purposes, the Company, New Seadrill, NSNCo and the Debt Commitment Parties agree that, during the 90 day period following the Closing Date, New Seadrill and NSNCo, in consultation with the Required Commitment Parties, will determine the issue price of the New Secured Notes in accordance with Treas. Reg. §1.1273-2, and without limiting the foregoing, such parties agree to treat the New Secured Notes and the Granted Equity Securities as an “investment unit” within the meaning of Treas. Reg. §1.1273-2(h) and to allocate the issue price of such investment unit between the New Secured Notes and the Granted Equity Securities in accordance with such regulations for all applicable U.S. federal, state and local tax purposes.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 6.2) the satisfaction of the following conditions on the dates specified herein or if not so specified prior to or at the Closing:

(a) Milestones. The Company complies with, satisfies, or achieves the following deadlines:

(i) On or prior to 12 September 2017, the Petition Date shall have occurred;

(ii) On or prior to a date that is forty-five (45) days from the Petition Date, the Company Parties shall have filed the Disclosure Statement and Plan;

(iii) On or prior to a date that is one hundred fifty (150) days from the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(iv) On or prior to a date that is two hundred seventy (270) days from the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order (“Confirmation Order Milestone” and the scheduled date of such Confirmation Order Milestone, the “Confirmation Order Milestone Date”); and

(v) On or prior to a date that is sixty (60) days from entry of the Confirmation Order, and in any event within three hundred thirty (330) days from the Petition Date, the Effective Date shall have occurred (the “Outside Date”);

Each of the Orders above, and the Plan, as approved, shall be in a form and substance reasonably acceptable to the Required Commitment Parties.

(b) Representations and Warranties. The representations and warranties contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on both (i) the date hereof and (ii) as of the Closing Date without considering any supplements or amendments to the Disclosure Schedule after the date hereof (after giving effect to the Plan) with the same effect as if made on and as of the Closing Date (after giving effect to the Plan) (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) except, in each of (i) and (ii), where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(c) Covenants. The Company Parties shall have performed and complied in all material respects, with all of their respective covenants and agreements contained in the following agreements, which contemplate, by their terms, performance or compliance prior to or at the Closing and all of the conditions to Closing set forth therein shall have been met or waived in accordance with their terms:

(i) this Agreement;

(ii) the Restructuring Support and Lock-Up Agreement;

(iii) the Rights Offering Documents, if applicable;

(iv) the Plan; and

(v) the Plan Supplement.

(d) Funding Notice. The Commitment Parties shall have received the Funding Notice.

(e) Approval of the Commitment Parties Each of the Definitive Documents shall contain terms and conditions consistent with this Agreement and the Restructuring Support and Lock-Up Agreement after giving effect to any amendments or supplements thereto and otherwise be in form and substance, including with respect to any security arrangements, reasonably acceptable to the Required Commitment Parties. Each of the documents set forth on Schedule 4 shall be in full force and effect and shall not have been terminated.

(f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Commitment Parties and the other parties thereto, and shall be in full force and effect.

(g) Reorganized Company Organizational Documents. The New Seadrill Organizational Documents and the organizational documents of its Subsidiaries shall have been duly approved and adopted and shall be in full force and effect.

(h) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred nor shall there exist any Event that constitutes, individually or in the aggregate, a Material Adverse Effect.

(i) Potential Action. Since the date of this Agreement, there shall not have occurred any action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened in writing in any court or before any arbitrator or governmental authority, in each case, that could reasonably be expected to have a Material Adverse Effect.

(j) No Default. No default or event of default shall have occurred under any other indebtedness of the Company Parties, concurrently with or after giving effect to the issuance and sale of the New Secured Notes.

(k) Restructuring Transactions. The Restructuring Transactions shall be:

(i) consistent in all material respects with the Restructuring Support and Lock-Up Agreement and this Agreement; and

(ii) consummated substantially concurrently with the purchase of the New Secured Notes in accordance with Restructuring Support and Lock-Up Agreement and this Agreement.

(l) Plan and Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, which together with the Plan, shall be in form and substance reasonably satisfactory to the Required Commitment Parties, shall not be stayed, and shall not have been reversed, modified, or otherwise qualify as materially adverse to the Commitment Parties, and the conditions to the occurrence of the Effective Date of the Plan (other than the Closing of this Agreement) shall have been satisfied or waived in accordance with the terms thereof.

(m) No Alternative Restructuring Proposal. The Company shall not be a party to an agreement to consummate an Alternative Restructuring Proposal.

(n) Fees and Expenses. The Incremental Expenses and the Closing Fee shall have been so paid or reimbursed in accordance with this Agreement; it being understood and agreed that the Closing Fee may be payable by deducting such amount from the Debt Commitment Funding Amount.

(o) Closing Certificate. The Commitment Parties shall have received on and as of the Closing a certificate of the chief executive officer or chief financial officer of the Company, in their capacity as such and not in their individual capacity, confirming that the conditions set forth in Section 6.1(b) and Section 6.1(c) have been satisfied.

(p) Registration Statement; Offering Memorandum; Listing. The Company shall have filed a Resale Registration Statement covering the resale of Equity Securities with the SEC in a form reasonably satisfactory to the Commitment Parties. The Company shall have delivered to the Commitment Parties a draft of the Offering Memorandum. The Company shall have applied for listing of the Equity Securities on (i) the Oslo Stock Exchange and (ii) the New York Stock Exchange.

Section 6.2 Waiver of Conditions to Obligations of Commitment Parties. All or any of the conditions set forth in Section 6.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Required Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby with the Commitment Parties are subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Commitment Parties contained in this Agreement that are qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date).

(ii) The representations and warranties of the Commitment Parties contained in this Agreement that are not qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(b) Covenants. The Commitment Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

Section 6.4 Conditions to the Obligations of All Parties. The obligations of each of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction of each of the following conditions (unless waived by all Parties in accordance with Section 6.5):

(a) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed, unless the absence of such authorizations, approvals, consents, clearances or filings under Antitrust Laws or otherwise would not be material and adverse to the Company Parties’ or the Commitment Parties’ ability to consummate the Restructuring Transaction.

(b) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the transactions contemplated by this Agreement or the Plan.

Section 6.5 Waiver of Conditions to Obligations of All Parties. All or any of the conditions set forth in Section 6.4 may only be waived in whole or in part by a written instrument executed by the Company and, with respect to all Commitment Parties, the Required Commitment Parties in their sole discretion and if so waived, all Parties shall be bound by such waiver.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification. Upon entry of the Confirmation Order, to the fullest extent permitted by applicable Law, the Company and its Affiliates (excluding the Commitment Parties) (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless each of the Commitment Parties and its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries), and each of their Representatives (each, an “Indemnified Person”) from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities and costs, expenses, and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal costs or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the

Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), in each of subsections (i), (ii) and (iii) above only if arising out of a claim asserted by a third party and in each of subsections (i) and (iii), only to the extent such costs and expenses are reasonable, documented, out-of-pocket, third party costs (collectively (i)-(iii), the “Losses”) directly caused by, relating to, based upon, arising out of or in connection with, a third party claim related to the issuance of the New Secured Notes or the Equity Securities, the Rights Offerings, the Restructuring Transactions or this Agreement, or a third party claim related to any untrue statement or alleged untrue statement of a material fact contained in, or material omissions or alleged omissions in, information furnished by the Indemnifying Party or any of its Subsidiaries or Affiliates, or any other person acting at the Company Parties’ direction in connection with the issuance of the New Secured Notes or the Equity Securities or the resale of such securities in accordance with this Agreement; provided, that, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from (x) the gross negligence or wilful misconduct of such Indemnified Person or (y) the material breach of this Agreement or the Restructuring Support and Lock-Up Agreement by such Indemnified Person (or, if such Indemnified Person is not a Commitment Party or is not a party to the Restructuring Support and Lock-Up Agreement, by its Affiliate or Representative, as applicable). These indemnification provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.

Section 7.2 Indemnification Procedures. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding for which such Indemnified Person is indemnified pursuant to Section 7.1 (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company Parties shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Debtors.

Section 7.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 7.4 Contribution. In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to this Agreement.

Section 7.5 Survival and Exclusive Remedy. Neither expiration nor termination of the Commitment Parties’ commitments under this Agreement or funding or repayment of the New Secured Notes or Equity Securities shall affect these indemnification provisions which shall remain operative and continue in full force and effect. With respect to the matters set forth in Section 7.1, the remedies set forth in this Article VII shall be the sole and exclusive remedy with respect to those matters set forth in Section 7.1 and each of the Commitment Parties, on behalf of itself and its Affiliates, hereby waives to the fullest extent permitted under applicable Law and all rights, claims and causes of action it or any of its respective Affiliates may have against the Indemnifying Parties with respect to the subject matter therein, regardless.

ARTICLE VIII

TERMINATION

Section 8.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company Parties and the Required Commitment Parties.

Section 8.2 Termination by Commitment Parties. This Agreement may be terminated by the Required Commitment Parties upon prior written notice to the Debtors in accordance with Section 10.1 upon the occurrence and continuance of the events listed in subclause (i) or the occurrence of the events listed in subclause (m) of this Section 8.2, and this Agreement may be terminated by each of the Commitment Parties in respect of its commitment hereunder upon prior written notice to the Debtors in accordance with Section 10.1 upon the occurrence and continuance of any of the following events listed (excluding those events listed in subclause (i)) in each case, other than as contemplated by the Restructuring Transactions, provided prior written notice shall not be required for termination pursuant to clause (a):

(a) the Closing Date has not occurred by 11:59 p.m., New York City time on the Outside Date; provided, that the Outside Date may be waived or extended with the prior written consent of each Commitment Party; provided, further, that no Commitment Party shall have the right to terminate this Agreement pursuant to this Section 8.2 if such Commitment Party is then in willful or intentional material breach of this Agreement;

(b) the Bankruptcy Court enters an order denying confirmation of the Plan;

(c) upon termination of the Restructuring Support and Lock-Up Agreement according to its terms (other than as a result of a breach by any Commitment Party) as to the Required Commitment Parties, the Required Consenting Lenders, the Company Parties, or pursuant to Section 13.03 of the Restructuring Support and Lock-Up Agreement with respect to any Commitment Party, or all parties thereto;

(d) any of the milestone dates provided in Section 6.1(a) (as they may be extended or modified according to the terms of this Agreement) have not been met, provided that in the case of the Confirmation Order Milestone, the Company shall notify the Commitment Parties and the Consenting Lenders in writing at least 10 Business Days prior to the Confirmation Order Milestone Date if it considers, acting reasonably, that the Confirmation Order Milestone Date will not be met. Upon receipt of the Company’s notice, the Required Commitment Parties shall in good faith and acting reasonably, negotiate with the Company (in consultation with the Consenting Lenders) in respect of any extension or modification of the applicable Confirmation Order Milestone Date; provided that any such extension or modification is made pursuant to the mutual agreement of the Company and Commitment Parties, each at their sole discretion;

(e) any Company Party (i) enters into any binding (subject to Bankruptcy Court approval) commitment or agreement to consummate any Alternative Restructuring Proposal or (ii) publicly announces that such Company Party will support any Alternative Restructuring Proposal;

(f) if at any time before entry of the Confirmation Order, holders of at least 66.67% of Credit Agreement Claims under each individual Credit Agreement are no longer party to the Restructuring Support and Lock-Up Agreement (and the Company shall keep the Commitment Parties informed of any terminations of the Restructuring Support and Lock-Up Agreement by any Consenting Lender);

(g) the filing by the Company of any motion or other request for relief without the written consent of counsels to the Commitment Parties (not to be unreasonably withheld, conditioned or delayed), seeking (i) to voluntarily dismiss any of the Chapter 11 Cases, (ii) conversion of any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, or (iii) appointment of a trustee pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(h) the entry of an order by the Bankruptcy Court, without the written consent of counsels to the Commitment Parties (not to be unreasonably withheld, conditions or delayed) (a) dismissing any of the Chapter 11 Cases, (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (c) appointing a trustee pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases; or (d) making a finding of fraud, dishonesty, or misconduct by any officer or director of the Company;

(i) (w) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement and any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 6.1(b) or Section 6.1(c) not to be satisfied, (x) the Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, (y) such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after the Required Commitment Parties transmit a written notice in accordance with Section 10.1 hereof detailing any such issuance, and (z) as a result of such failure to cure, any condition set forth in Section 6.1(b) or Section 6.1(c) is not capable of being satisfied; provided, that no Commitment Party shall have the right to terminate this Agreement pursuant to this Section 8.2(i) if any Commitment Party is then in willful or intentional material breach of this Agreement;

(j) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any Final Order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for seven (7) Business Days after the Required Commitment Parties transmit a written notice in accordance with Section 10.1 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Commitment Party that requested such issuance in contravention of any obligation set out in this Agreement;

(k) the Company (i) materially and adversely to the Commitment Parties amends or modifies, or files a pleading seeking authority to materially and adversely to the Commitment Parties amend or modify, the Definitive Documents in a manner that is inconsistent with this Agreement without the consent of the Required Commitment Parties, provided that if such amendment, modification or filing disproportionately impacts a Commitment Party in a material and adverse way relative to the other Commitment Parties and such Commitment Party is not a Required Commitment Party, such Commitment Party’s consent shall be required and (ii) such amendment or modification remains in effect for, or such pleading is not withdrawn within, fifteen (15) Business Days after the Required Commitment Parties transmit a written notice in accordance with Section 10.1 hereof detailing any such occurrence;

(l) the Confirmation Order is reversed, stayed, modified, or amended without the acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Required Commitment Parties (and such action has not been reversed or vacated within thirty (30) Business Days after the Required Commitment Parties transmit a written notice in accordance with Section 10.1 hereof detailing any such occurrence) in a manner that prohibits the consummation of the Restructuring Transactions and that cannot be remedied by the Debtors; or

(m) any Consenting Stakeholder (other than the terminating Commitment Party, if it is the defaulting Consenting Stakeholder) commits any material breach of Section 4.01(b)(ii) of the Restructuring Support and Lock-Up Agreement.

Section 8.3 Termination by the Company. This Agreement may be terminated by each of the Company Parties upon prior written notice to each Commitment Party in accordance with Section 10.1 upon the occurrence and continuance of any of the following events, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event:

(a) any Law or Final Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Restructuring Transactions, the other Definitive Documents or the Registration Rights Agreement in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Company;

(b) subject to the right of the Debt Commitment Parties to arrange a Debt Commitment Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any breach by the replaced Debt Commitment Party pursuant to this subsection (b)), (i) any Commitment Party shall have breached any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, (ii) the Company shall have delivered written notice in accordance with Section 10.1 hereof of such breach or inaccuracy to such Commitment Party, (iii) such breach or inaccuracy is not cured by such Commitment Party by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 6.3(a) or Section 6.3(b) is not capable of being satisfied; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in willful or intentional breach of this Agreement;

(c) the Confirmation Order is reversed, stayed, modified, or amended without the acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Company (and such action has not been reversed or vacated within thirty (30) Business Days) in a manner that prohibits the consummation of the Restructuring Transactions and that cannot be remedied by the Commitment Parties;

(d) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with this Agreement or any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(e) upon termination of the Restructuring Support and Lock-Up Agreement (other than as a result of a breach by any Company Party), as to the Required Commitment Parties, the Required Consenting Lenders, the Company Parties or all parties thereto; or

(f) the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant Section 2.3(e)); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(f) if it is then in breach of this Agreement;

Section 8.4 Return of Deposit.

(a) If this Agreement is terminated (i) pursuant to a provision in this Article VIII other than Section 8.3(b), then pursuant to the Escrow Agreement, the Escrow Agent shall distribute to each Commitment Party the amount in such Commitment Party’s Escrow

Account (which, for the avoidance of doubt, includes any interest earned on under the Escrow Agreement on any amounts deposited therein) and return and cancel any letters of credit held in an Escrow Account or (ii) pursuant to Section 8.3(b), then pursuant to the Escrow Agreement, the Escrow Agent shall distribute to (x) the Company the amount in the Escrow Account (which, for the avoidance of doubt, includes any interest earned on under the Escrow Agreement on any amounts deposited therein and any letter of credit deposited therein) of any Commitment Party whose breach of this Agreement provided the Company with a termination right pursuant to Section 8.3(b) and (y) each of the other Commitment Parties, if any, the amount in such Commitment Party’s Escrow Account (which, for the avoidance of doubt, includes any interest earned on under the Escrow Agreement on any amounts deposited therein) and return and cancel any letters of credit held in such other Commitment Party’s Escrow Account.

(b) For the avoidance of doubt, nothing in this Section 8.4 shall impair, restrict or replace the rights of the Company set forth in Section 10.9.

Section 8.5 Effect of Termination. Upon termination of this Agreement pursuant to this Article VII, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the provisions set forth in Article X, shall survive the termination of this Agreement in accordance with their terms and (ii) nothing in this Section 8.4 shall relieve any Party from liability for its gross negligence or willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act or omission undertaken by the breaching Party if such breaching Party knew or should have known that such act or omission would, or would reasonably be expected to, cause a breach of this Agreement.

ARTICLE IX

FEES AND EXPENSES

Section 9.1 New Secured Notes related Fees.

(a) Commitment Fee. As consideration for the Debt Commitment and the other agreements of the Debt Commitment Parties in this Agreement, and as a condition to the occurrence of the Investment Agreement Effective Date, the Company shall pay, or shall cause to be paid, to each Debt Commitment Party, for its own account, such Debt Commitment Party’s Debt Commitment Percentage of a nonrefundable and non-avoidable commitment fee of 5.0% of the Aggregate Debt Commitment Amount (the “Commitment Fee”), which shall be paid to the Debt Commitment Parties or their designees on the Investment Agreement Effective Date and shall be earned by the Debt Commitment Parties upon receipt. For the avoidance of doubt, payment of the Commitment Fee is a condition to the Investment Agreement Effective Date, but is not an obligation of the Company as of the date of this Agreement.

(b) Closing Fee. As consideration for the NSN Purchasers’ purchase of the New Secured Notes on the Closing Date and as a condition to the occurrence of the Closing, the Company shall pay or cause to be paid to each NSN Purchaser for its own account such NSN Purchaser’s NSN Percentage of 1.0% of the Aggregate Debt Commitment Amount (“Closing Fee”), which shall be paid to the NSN Purchasers or their designees upon Closing and shall be earned by the NSN Purchasers upon receipt. For the avoidance of doubt, payment of the Closing Fee is a condition to the Closing, but is not an obligation of the Company as of the date of this Agreement.

Section 9.2 Equity Purchaser Fees.

(a) As consideration for the commitment to purchase the Acquired Equity Securities in accordance with this Agreement, and as a condition to the occurrence of the Investment Agreement Effective Date, the Company shall deliver, or shall have caused the delivery, to each Equity Commitment Party (or its designee), for its own account, such Equity Commitment Party’s Equity Commitment Percentage of a nonrefundable and non-avoidable fee of 5.0% of the Aggregate Equity Commitment Amount (the “Equity Purchaser Cash Fee”) which fee shall be earned by the Equity Commitment Parties upon receipt. For the avoidance of doubt, payment of the Equity Purchaser Cash Fee is a condition to the Investment Agreement Effective Date, but is not an obligation of the Company as of the date of this Agreement.

(b) The Company agrees that if the Equity Securities are not available for trade on the Oslo Stock Exchange within 90 days of the Confirmation Order being entered (“Ticking Fee Event Date” and the Equity Securities not being so available, the “Ticking Fee Event”), then on the first day of the month following the Ticking Fee Event Date, and the first day of each month thereafter until such Ticking Fee Event has been cured, the Company shall pay to the Equity Commitment Parties an aggregate amount in cash, equal to $100,000, allocated among the Equity Commitment Parties pro rata based on the number of Equity Securities purchased by such Equity Commitment Parties at the Closing (“Ticking Fee”). The Ticking Fee shall accrue on a daily basis, beginning on the Ticking Fee Event Date and each day following the Ticking Fee Event Date on which the Ticking Fee Event is continuing; provided, however, that notwithstanding anything herein to the contrary, in no event shall the Company be liable for the Ticking Fee on the Ticking Fee Event Date or for any period of time thereafter if the Ticking Fee Event is continuing for reasons beyond the reasonable control of the Company. If the Ticking Fee payment is due on a day that is not a Business Day, such payment shall be paid on the next succeeding Business Day. If the Ticking Fee payment is due on a day that is not a Business Day, such payment shall be paid on the next succeeding Business Day. If the Company fails to pay any amounts due pursuant to this Section 9.2(b) in full within seven (7) Business Days after the date they are payable, the Company shall pay interest thereon at a rate of six percent (6.0%) per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to each of the Equity Commitment Parties based on the amount so due to such Equity Commitment Party, as applicable, accruing daily from the date such partial amounts are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, the aggregate amount of such amounts payable by the Company under this Section 9.2(b) shall not exceed $3,000,000.

Section 9.3 Structuring Fees. Further, as consideration for the commitment to purchase their portion of the Acquired Equity Securities in accordance with this Agreement and the other agreements of, and services by, Hemen and the Select Commitment Parties in respect of the the Restructuring Transactions, and as a condition to the occurrence of the Closing, the Company shall, and shall procure that New Seadrill shall issue to Hemen and the Select Commitment Parties at Closing Equity Securities as follows (collectively, the “Structuring Fees”):

(a) to Hemen (or its designee) 5.0% of New Seadrill’s Equity Securities on a post-dilution basis, excluding, for the avoidance of doubt, any dilution resulting from the EIP which shall be given effect after all other Equity Securities have been issued at the Closing; and

(b) to each of the Select Commitment Parties (or its designee), its pro rata share (relative to each member’s Equity Commitment Percentage) of 0.5% of New Seadrill’s Equity Securities on a pre-dilution basis.

For the avoidance of doubt, payment of the Structuring Fee is a condition to the Closing, but is not an obligation of the Company as of the date of this Agreement.

Section 9.4 Expense Reimbursement; Incremental Expenses.

(a) As a condition to the occurrence of the Investment Agreement Effective Date, the Company shall, or shall have caused, the delivery of a cash payment in an amount to be agreed between the Company, the Original Commitment Parties, and the CoCom (the “OC Expense Reimbursement”) for the benefit of the Original Commitment Party, which shall be applied, (a) first, to Expenses including monthly fees and expenses of (i) Goldman Sachs, as financial advisor to the Original Commitment Parties and (ii) counsels to each Original Commitment Party, in each case incurred as of the Investment Agreement Effective Date, (b) second, to a prepayment retainer, earned by counsels to each Original Commitment Party upon receipt, for estimated Expenses through the Closing Date and (c), to a prepayment retainer earned by each Original Commitment Party for the monthly fees and expense of Goldman Sachs through to the Closing Date. For the avoidance of doubt, payment of the Expense Reimbursement is a condition to the Investment Agreement Effective Date, but is not an obligation of the Company as of the date of this Agreement.

(b) As a condition to the occurrence of the Investment Agreement Effective Date, the Company shall, or shall have caused, the delivery of a cash payment in an amount to be agreed between the Company, the Select Commitment Parties, and the CoCom (the “SCP Expense Reimbursement”) for the benefit of the Select Commitment Parties, which shall be applied, (a) first, to Expenses including monthly fees and expenses of (i) Moelis & Company, as financial advisor to the Select Commitment Parties and (ii) Akin Gump Strauss Hauer & Feld LLP as counsel to the Select Commitment Parties, in each case incurred as of the Investment Agreement Effective Date, (b) second, to a prepayment retainer, earned by counsel to the Select Commitment Parties upon receipt, for estimated Expenses through the Closing Date and (c), to a prepayment retainer earned by the Select Commitment Parties for the monthly fees and expense of Moelis & Company through and until the Closing Date. For the avoidance of doubt, payment of the Expense Reimbursement is a condition to the Investment Agreement Effective Date, but is not an obligation of the Company as of the date of this Agreement.

(c) As a condition to the occurrence of the Investment Agreement Effective Date, the Company shall, or shall have caused, the delivery of a cash payment in an amount to be agreed between the Company, the Additional Commitment Parties, and the CoCom for the

benefit of the Additional Commitment Parties, which shall be applied, (a) first, to counsel to the Additional Commitment Parties incurred as of the Investment Agreement Effective Date and (b) second, to a prepayment retainer, earned by counsel to the Additional Commitment Parties upon receipt, for estimated Expenses through the Closing Date. For the avoidance of doubt, payment of the Expense Reimbursement is a condition to the Investment Agreement Effective Date, but is not an obligation of the Company as of the date of this Agreement.

(d) At Closing, the Company Parties shall pay to each Commitment Party and, as applicable, to each Commitment Party’s attorneys, accountants, advisors, financial advisors, consultants and other professionals, all Expenses, including all monthly fees and expenses of Goldman Sachs and Moelis & Company, in each case incurred from the Investment Agreement Effective Date to the Closing Date that exceed the Expense Reimbursement (“Incremental Expenses”). To the extent Expenses incurred through the Closing Date are less than the retainers paid pursuant to this Section 9.4, the applicable Commitment Parties shall refund such excess amounts of such retainers to the Company Parties at Closing.

Section 9.5 Further Agreements.

(a) Each of the fees and expenses set out herein shall be fully earned, nonrefundable and non-avoidable and shall be paid in full in cash by the Company, free and clear of any withholding or deduction for any U.S. or Bermuda Taxes, on the date of payment set forth in this Agreement, unless required by applicable law. If any applicable law requires the deduction or withholding of any U.S. or Bermuda Tax from any such payment for any reason other than the failure of the recipient of any such payment to provide applicable documentation (that such recipient is legally entitled to provide) that would make such deduction or withholding inapplicable, then the Company shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law and the sum payable by Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Company acknowledges and agrees that, as of the date hereof, it does not anticipate or have actual knowledge of any withholding or deduction for any Taxes other than U.S. or Bermuda with respect to the fees and expenses set forth in this Agreement. If the Company concludes that withholding or deduction may be necessary for Taxes other than U.S. or Bermuda, the Company shall promptly notify the Commitment Party with respect to which withholding or deduction may be required, and the Company shall use its best efforts and cooperate with such Commitment Party to minimize or eliminate any such withholding or deduction; provided, that, in the event such withholding or deduction is ultimately determined to be required, the Company shall be entitled to make such deduction or withholding, shall promptly pay over any such withheld or deducted amount to the applicable Governmental Entity, and the amounts so withheld or deducted shall be treated as paid pursuant to this Agreement. The Company agrees that all such fees and expenses are provided at fair value in exchange for the commitments provided by the recipients (or their representatives) to the Company. The provisions for the payment of the fees and expenses are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)	If to a Company Party (including the Company):

Seadrill Limited

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HM 08, Bermuda

Attention: Georgina Sousa

with	a copy for information only (which shall not constitute notice) to:

Seadrill Management Ltd.

(Corporate Headquarters)

2nd Floor

Building 11

Chiswick Business Park

566 Chiswick High Road

London W4 5YS

United Kingdom

Attention: Chris Edwards

Email: Chris.Edwards@seadrill.com

and:

Kirkland & Ellis LLP

600 Travis Street

Houston, Texas 77002

Attention: Doug Bacon, P.C.

Brian Schartz

E-mail: doug.bacon @kirkland.com

bschartz@kirkland.com

and:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Anup Sathy, P.C.

Ross M. Kwasteniet, P.C.

E-mail: anup.sathy@kirkland.com

 ross.kwasteniet@kirklandcom

(b)	If to an Original Commitment Party:

To such Original Commitment Party at the addresses or e-mail addresses set forth below the Original Commitment Party’s signature in its signature page to this Agreement.

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

Dashwood House, 69 Old Broad Street, London

EC2M 1QS

Attention: Gregory Petrick

Yushan Ng

E-mail addresses: Gregory.Petrick@cwt.com; Yushan.Ng@cwt.com;

projecteagle@cwt.com

and:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:    Brad E. Scheler

            Jennifer L. Rodburg

Email: Brad.Scheler@friedfrank.com; Jennifer.Rodburg@friedfrank.com

(c)	If to a Select Commitment Party:

To such Select Commitment Party at the addresses or e-mail addresses set forth in Schedule 5 to this Agreement.

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower

New York, New York 10036

Facsimile: (212) 872-1002

Attention: Ira S. Dizengoff

Philip C. Dublin

Allison P. Miller

Email: idizengoff@akingump.com

pdublin@akingump.com

amiller@akingump.com

(d)	If to an Additional Commitment Party:

To such Additional Commitment Party at the addresses or e-mail addresses set forth in Schedule 5 to this Agreement.

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 373-0524

Attention: Andrew Rosenberg

Elizabeth McColm

Catherine Goodall

Email: arosenberg@paulweiss.com

emccolm@paulweiss.com

cgoodall@paulweiss.com

If a notice is delivered personally delivered, sent via electronic facsimile or electronic mail, then the notice shall be deemed received on the day such notice was sent if such notice was sent before 5:00 p.m. New York City time on a Business Day, and otherwise, shall be deemed received on the next Business Day. If the notice is sent by registered or certified mail (return receipt requested), the notice shall be deemed delivered on the third Business Day after such notice was sent. If the notice is delivered by express overnight courier (with confirmation), the notice shall be deemed delivered on the next Business Day after such notice was sent. Notwithstanding the foregoing, if notice is actually received before the deemed received date, then such notice shall be considered received on the date of actual receipt (or the next Business Day if the day of actual receipt is not a Business Day or it is otherwise past 5:00 p.m. New York City time on the day of receipt).

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Required Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties (including their permitted transferees and assignees) and the Indemnified Persons.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Restructuring Support and Lock-Up Agreement (including the Restructuring Term Sheet) will each continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER ARISING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING IN THE BANKRUPTCY COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN THE BANKRUPTCY COURT THAT ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE BANKRUPTCY COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and the Required Commitment Parties; provided, that any Commitment Party’s prior written consent shall be required for any amendment that would have a materially adverse and disproportionate effect on such Commitment Party and each Commitment Party’s prior written consent shall be required for any revisions to the Commitment Schedule. Notwithstanding the foregoing, the Debt Commitment Schedule shall be revised as necessary without requiring a written instrument signed by the Company and the Required Commitment Parties to reflect changes in the composition of the Debt Commitment Parties and Debt Commitment Percentage as a result of Transfers permitted in accordance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Section 6.1, Section 6.3 and Section 6.4, the waiver of which shall be governed solely by Article VI) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Required Commitment Parties only by a written instrument executed by the Required Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Any Company Party may enforce the Company’s rights and remedies under this Agreement under this Section 10.9. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 No Survival. All representations and warranties in this Agreement shall not survive the Closing Date.

Section 10.11 Damages. Each Defaulting Party shall be liable for any and all losses, claims, damages, liabilities and costs and expenses to the extent such losses were reasonably foreseeable as a result of such Party’s actions that cause it to be a Defaulting Party including special, indirect or consequential damages and damages for lost profits; provided that for the avoidance of doubt, such liability shall be several and not joint with any other Defaulting Parties.

Section 10.12 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Debt Commitment Percentage of its Debt Commitment.

Section 10.13 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Commitment Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.13 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases and or filings with any other court of competent jurisdiction in the Ancillary Proceedings, as applicable.

Section 10.14 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases or other court of competent jurisdiction in the Ancillary Proceedings, as applicable (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or other respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.15 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.16 Enforceability of Agreement. Each of the Parties to the extent enforceable, waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required. If any Company Party asserts that the automatic stay prevents the exercise of any termination rights by any Commitment Parties, then this Agreement shall terminate automatically without any further action or notice by any Party.

Section 10.17 Relationship Among Parties. None of the Commitment Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Company Party, or any of the Company Party’s respective creditors, equityholders or other stakeholders. It is understood and agreed that any Commitment Party may trade in any debt or equity securities of any Company Party without the consent of any Company Party or any other Commitment Party, subject to applicable securities laws and Section 2.6 of this Agreement. No prior history, pattern or practice of sharing confidences among or between any of the Commitment Parties and/or any Company Party shall in any way affect or negate this understanding and agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL LIMITED

EASTERN DRILLING AS

SCORPION COURAGEOUS LTD.

SCORPION DEEPWATER LTD.

SCORPION DRILLING LTD.

SCORPION FREEDOM LTD.

SCORPION INTERNATIONAL LTD.

SCORPION INTREPID LTD.

SCORPION OFFSHORE, INC.

SCORPION USA EXPATS INC.

SCORPION VIGILANT LTD.

SDS DRILLING LTD.

SEA DRAGON DE MEXICO S. DE R.L. DE C.V

SEABRAS RIG HOLDCO LTD.

SEADRILL ABU DHABI OPERATIONS LIMITED

SEADRILL AMA OPERATIONS LTD.

SEADRILL AMERICAS, INC.

SEADRILL AQUILA LTD.

SEADRILL ARIEL LTD.

SEADRILL AURIGA LTD.

SEADRILL BRUNEI LTD.

SEADRILL CALLISTO LTD.

SEADRILL CAPITAL SPARES POOL AS

SEADRILL CAPRICORN LTD.

SEADRILL CARINA LTD.

SEADRILL CASTOR PTE LTD.

SEADRILL COMMON HOLDINGS LTD.

SEADRILL CRESSIDA LTD.

SEADRILL DEEPWATER CHARTERER LTD.

SEADRILL DEEPWATER CONTRACTING LTD.

SEADRILL DEEPWATER CREWING LTD.

SEADRILL DEEPWATER HOLDINGS LTD.

SEADRILL DIONE LTD.

SEADRILL DORADO LTD.

SEADRILL DRACO LTD.

SEADRILL ECLIPSE LTD.

SEADRILL EGYPT OPERATIONS LTD.

SEADRILL EMINENCE LTD.

SEADRILL EQUATORIAL GUINEA LTD.

SEADRILL FREEDOM LTD.

SEADRILL GCC OPERATIONS LTD.

SEADRILL GEMINI LTD.

SEADRILL GLOBAL SERVICES LTD.

[Signature page to Investment Agreement]

SEADRILL GULF OPERATIONS NEPTUNE LLC

SEADRILL HYPERION LTD.

SEADRILL INDONESIA LTD.

SEADRILL INSURANCE LTD.

SEADRILL INTERNATIONAL RESOURCING DMCC

SEADRILL INVEST I LTD.

SEADRILL IVORY COAST OPERATIONS LTD.

SEADRILL JACK UP HOLDING LTD.

SEADRILL JACK-UPS CONTRACTING LTD.

SEADRILL JANUS LTD.

SEADRILL JUPITER LTD.

SEADRILL JV GHANA LTD.

SEADRILL LABUAN LTD.

SEADRILL LIBRA LTD.

SEADRILL LIMITED

SEADRILL MANAGEMENT AME LTD.

SEADRILL MANAGEMENT AS

SEADRILL MANAGEMENT LTD.

SEADRILL MANAGEMENT SERVICES LTD.

SEADRILL MIMAS LTD.

SEADRILL MIRA LTD.

SEADRILL NEPTUNE LTD.

SEADRILL NEWFOUNDLAND OPERATIONS LIMITED

SEADRILL NIGERIA DEEPWATER CONTRACTING LTD.

SEADRILL OBERON LTD.

SEADRILL OFFSHORE AS

SEADRILL OFFSHORE MALAYSIA SDN. BHD

SEADRILL OPERATIONS DE MEXICO, S. DE R.L. DE C.V

SEADRILL ORION LTD.

SEADRILL PAYROLL LTD.

SEADRILL PROSPERO LTD.

SEADRILL PROTEUS LTD.

SEADRILL RHEA LTD.

SEADRILL SATURN LTD.

SEADRILL TELESTO LTD.

SEADRILL TELLUS LTD.

SEADRILL TETHYS LTD.

SEADRILL TITAN LTD.

SEADRILL TITANIA SARL

SEADRILL TUCANA LTD.

SEADRILL UK LTD.

SEADRILL UMBRIEL LTD.

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL VELA LIMITED

SEADRILL VIETNAM LTD.

By:	/s/ Georgina E. Sousa
Name:	Georgina E. Sousa
Title:	Authorized Signatory

Company Parties’ Signature Page to

the Investment Agreement

GOLDEN DREAM SHIPPING COMPANY LIMITED

SEADRILL AUSTRALIA PTE LTD.

SEADRILL CASTOR LTD.

SEADRILL DEEPWATER UNITS PTE LTD.

SEADRILL FAR EAST LTD.

SEADRILL HOLDINGS SINGAPORE PTE LTD

SEADRILL JANUS LIMITED

SEADRILL MANAGEMENT (S) PTE LTD.

SEADRILL OFFSHORE SINGAPORE PTE LTD.

SEADRILL PEGASUS PTE. LTD.

SEADRILL LARISSA LIMITED

SEADRILL (DALIAN) CONSULTING LTD.

By:	/s/ Lee Geok Hiang
Name:	Lee Geok Hiang
Title:	Authorized Director

Company Parties’ Signature Page to

the Investment Agreement

NORTH ATLANTIC DRILLING LTD.

NORTH ATLANTIC ALPHA LTD.

NORTH ATLANTIC CREW AS

NORTH ATLANTIC CREWING LTD.

NORTH ATLANTIC DRILLING LTD.

NORTH ATLANTIC DRILLING UK LTD.

NORTH ATLANTIC ELARA LTD.

NORTH ATLANTIC EPSILON LTD.

NORTH ATLANTIC HELENE LTD.

NORTH ATLANTIC KARI LTD.

NORTH ATLANTIC LINUS CHARTERER LTD.

NORTH ATLANTIC MANAGEMENT AS

NORTH ATLANTIC NAVIGATOR LTD.

NORTH ATLANTIC NORWAY LTD.

NORTH ATLANTIC PHOENIX LTD.

NORTH ATLANTIC RIGEL LTD.

NORTH ATLANTIC SUPPORT SERVICES LTD.

NORTH ATLANTIC VENTURE LTD.

By:	/s/ Georgina E. Sousa
Name:	Georgina E. Sousa
Title:	Authorized Signatory

Company Parties’ Signature Page to

the Investment Agreement

NORTH ATLANTIC MANAGEMENT LLC

By:	/s/ Alf Løudal
Name:	Alf Ragnar Løvdal
Title:	Director

Company Parties’ Signature Page to

the Investment Agreement

SCORPION DEEPWATER BV

SCORPION NEDERLANDSE BV

By:	/s/ Jon Olav Østhus
Name:	Jon Olav Østhus
Title:	Director

Company Parties’ Signature Page to

the Investment Agreement

SCORPION SERVICOS OFFSHORE LTDA.

By: Scorpion International Ltd.

Its: Shareholder

By:	/s/ Jon Olav Østhus
Name:	Jon Olav Østhus
Title:	Authorized Director

Company Parties’ Signature Page to

the Investment Agreement

SEABRAS HOLDINGS GMBH

By:	/s/ Jon Olav Østhus
Name:	Jon Olav Østhus
Title:	Authorized Signatory

Company Parties’ Signature Page to

the Investment Agreement

SEABRAS RIG HOLDING GMBH

By:	/s/ Jon Olav Østhus
Name:	Jon Olav Østhus
Title:	Authorized Signatory

Company Parties’ Signature Page to

the Investment Agreement

SEABRAS SERVICOS DE PETROLEO SA

By: Seadrill UK Ltd.
Its: Shareholder

By: /s/ David Sneddon
Name: David Sneddon
Title: Authorized Director

By: Seadrill Common Holdings Ltd.
Its: Shareholder

By: /s/ Jon Olav Østhus
Name: Jon Olav Østhus
Title: Authorized Director

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL ANGOLA LTDA.

By: /s/ Roger Åserød
Name: Roger Åserød
Title: Director

By: /s/ Alok Jha
Name: Alok Jha
Title: Director

By: /s/ Renato Moure 6/9/17
Name: Renato Moure
Title: Director

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL JACK UP I BV

SEADRILL SAUDI I BV

SEADRILL SAUDI II BV

By:	/s/ Jon Olav Østhus
Name:	Jon Olav Østhus
Title:	Director

By:	/s/ Ieva Zigmantaite
Name:	Ieva Zigmantaite
Title:	Director

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL JACK UP II BV

By:	/s/ Jon Olav Østhus
Name: Jon Olav Østhus
Title: Director

By:	/s/ Johannes Maria Anonius
Name: Johannes Maria Anonius 5.9.2017
Title: Director

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL MIRA HUNGARY KFT. SEADRILL NEPTUNE HUNGARY KFT.

By:	/s/ Jon Olav Østhus
Name: Jon Olav Østhus
Title: Director

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL NIGERIA OPERATIONS LTD.

By:	/s/ Thompson Tatua
Name:	Thompson Tatua
Title:	Director

By:	/s/ Grant Creed
Name:	Grant Creed
Title:	Director

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL OFFSHORE NIGERIA LTD.

By: Seadrill UK Ltd.

Its: Shareholder

By:	/s/ David Sneddon
Name: David Sneddon
Title: Authorized Director

By: Seadrill Limited

Its: Shareholder

By:	/s/ Georgina E. Sousa
Name: Georgina E. Sousa
Title: Authorized Signatory

Company Parties’ Signature Page to

the Investment Agreement

SEADRILL SERVICOS DE PETROLEO LTDA.

By: Eastern Drilling AS

Its: Shareholder

By:	/s/ Jon Olav Østhus
Name: Jon Olav Østhus Title: Authorized Director

By: Seadrill Offshore AS

Its: Shareholder

By:	/s/ Jon Olav Østhus
Name: Jon Olav Østhus Title: Authorized Director

Company Parties’ Signature Page to

the Investment Agreement

SEVAN INVESTIMENTOS DO BRASIL LTDA

By: Sevan Drilling Limited

Its: Shareholder

By:	/s/ Georgina E. Sousa
Name: Georgina E. Sousa Title: Authorized Signatory

By: Sevan Drilling Rig IX Pte.

Its: Shareholder

            By: Sevan Drilling Limited

            Its: Shareholder

By:	/s/ Georgina E. Sousa
Name: Georgina E. Sousa Title: Authorized Signatory

Company Parties’ Signature Page to

the Investment Agreement

SUBSEA DRILLING (IV) LIMITED

By:	/s/ Livar Voll
Name: Livar Voll Title: Authorized Director

Company Parties’ Signature Page to

the Investment Agreement

SUBSEA DRILLING (III) LIMITED

By:	/s/ Jon Olav Østhus
Name: Jon Olav Østhus Title: Authorized Director

Company Parties’ Signature Page to

the Investment Agreement

SEVAN DRILLING LIMITED

SEVAN BRASIL LTD.

SEVAN DEVELOPER LTD.

SEVAN DRILLER LTD.

SEVAN DRILLING ASA

SEVAN DRILLING LIMITED (UK)

SEVAN DRILLING LTD. (BERMUDA)

SEVAN DRILLING MANAGEMENT AS

SEVAN DRILLING NORTH AMERICA LLC

SEVAN DRILLING RIG II AS

SEVAN DRILLING RIG V AS

SEVAN DRILLING RIG VI AS

By:	/s/ Georgina E. Sousa
Name:	Georgina E. Sousa
Title:	Authorized Signatory

Company Parties’ Signature Page to

the Investment Agreement

SEVAN DRILLING PTE LTD.

SEVAN DRILLING RIG II PTE LTD.

SEVAN DRILLING RIG IX PTE LTD.

SEVAN DRILLING RIG V PTE LTD.

SEVAN DRILLING RIG VI PTE. LTD.

By:	/s/ Lee Geok Hiang
Name: Lee Geok Hiang
Title: Authorized Director

Company Parties’ Signature Page to

the Investment Agreement

SEVAN MARINE SERVICOS DE PERFURACAO LTDA

By: Sevan Drilling Rig IX Pte. Its: Shareholder

By: Sevan Drilling Limited
Its: Shareholder

By:	/s/ Georgina E. Sousa
Name:	Georgina E. Sousa
Title:	Authorized Signatory

By: Sevan Investimentos do Brasil Ltda Its: Shareholder

By: Sevan Drilling Limited
Its: Shareholder

By:	/s/ Georgina E. Sousa
Name:	Georgina E. Sousa
Title:	Authorized Signatory

By: Sevan Drilling Rig IX Pte. Its: Shareholder

By: Sevan Drilling Limited
Its: Shareholder

By:	/s/ Georgina E. Sousa
Name:	Georgina E. Sousa
Title:	Authorized Signatory

Company Parties’ Signature Page to

the Investment Agreement

SEVAN LOUISIANA HUNGARY KFT.

By:	/s/ Scott Mcreaken
Name: Scott Mcreaken
Title: Director

Company Parties’ Signature Page to

the Investment Agreement

SOAS SERVICOS DE PETROLEO LTDA.

By: Eastern Drilling AS

Its: Shareholder

By:	/s/ Jon Olav Østhus
Name: Jon Olav Østhus
Title : Authorized Director

By: Seadrill Offshore AS

Its: Shareholder

By:	/s/ Jon Olav Østhus
Name: Jon Olav Østhus
Title: Authorized Director

[COMMITMENT PARTIES]

By:
Name:
Title:

[Signature page to Investment Agreement]

SCHEDULE 1

Debt Commitment Schedule

Equity Commitment Schedule

Sch. 1-1

SCHEDULE 2

Form of Joinder Agreement

JOINDER AGREEMENT

This joinder agreement (the “Joinder Agreement”) to the Investment Agreement dated September [•], 2017 (as amended, supplemented or otherwise modified from time to time, the “Investment Agreement”), between the Company (as defined in the Investment Agreement), the other Company Parties (as defined in the Investment Agreement) and the Commitment Parties (as defined in the Investment Agreement) is executed and delivered by                              (the “Joining Party”) as of                     , 201     (the “Joinder Date”).

Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Investment Agreement.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Investment Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof), as a Commitment Party for all purposes under the Investment Agreement.

Representations and Warranties. The Joining Party hereby severally and not jointly makes the representations and warranties given by the Commitment Parties set forth in Section 4 of the Investment Agreement to the Company Parties as of the date of this Joinder Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

[Signature pages follow]

Sch. 2-1

SCHEDULE 3

Registration Rights Agreement Term Sheet

SEADRILL LIMITED

Registration Rights Term Sheet1

This indicative summary of terms and conditions (this “Registration Rights Term Sheet”) is for discussion purposes only. This Registration Rights Term Sheet does not constitute an agreement or an offer to enter into an agreement to purchase equity securities or the rights associated with such equity securities described herein or otherwise. Such an agreement will arise only under definitive documentation (the “Registration Rights Agreement”) duly executed by the parties in accordance with its terms and is further subject to, among other things, the final order of the Bankruptcy Court confirming the Plan and the effectiveness of the Plan. This Registration Rights Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the purchase of equity securities or the rights associated with such equity securities described herein, but rather is intended to outline certain basic items around which the equity investment will be structured. This Registration Rights Term Sheet is not intended to limit the scope of discussion or negotiation of any and all matters whether or not set forth herein. All dollar amounts, where not otherwise specified, are in United States dollars.

Issuer:	Seadrill Limited, a Bermuda company, or New Seadrill Limited, a Bermuda company (such entity, the “Issuer”)

Investor Parties to Registration Rights Agreement:

Hemen Investments Limited, a Cyprus holding company (“Hemen”)

Centerbridge Credit Partners L.P. (along with certain of its affiliates, “Centerbridge”)

Certain funds and/or accounts that are managed, advised or sub-advised by each of Aristeia Capital L.L.C., GLG Partners LP, Saba Capital Management LP and Whitebox Advisors, LLC or such Person’s affiliate(s), in each case, that are signatories to the Investment Agreement (collectively, the “Select Commitment Parties”).

Registration Rights

Exemption from SEC Registration:

The Equity Securities issued and sold pursuant to the Investment Agreement will be issued and sold in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or another exemption thereunder, and will therefore be “restricted securities” within the meaning of Rule 144 under the Securities Act.

Registrable Securities:

“Registrable Securities” means each of the following: (a) any Equity Securities issued to the Commitment Parties as contemplated by the Investment Agreement (including any Equity Securities owned by any of the Commitment Parties as a result of, or issuable upon, the conversion, exchange or exercise of options, warrants and other

[1]	Capitalized terms used but not defined in this Registration Rights Term Sheet have the meanings given to such terms in the Investment Agreement.

securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) such Equity Securities; (b) any other Equity Securities acquired or owned by any of the Commitment Parties prior to the effectiveness of the Resale Registration Statement, or acquired or owned by any of the Commitment Parties after the effectiveness of the Resale Registration Statement if such Commitment Party is an Affiliate of the Issuer and (c) any Equity Securities issued or issuable to any of the Commitment Parties with respect to the Registrable Securities by way of stock or unit dividend or stock or unit split or in connection with a combination of shares or units, recapitalization, merger, consolidation or other reorganization or otherwise and any Equity Securities, as the case may be, issuable upon conversion, exercise or exchange thereof; provided that any such Registrable Securities shall cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities are sold in a private transaction in which the transferor’s rights under the Registration Rights Agreement are not assigned to the transferee of such securities, (iii) the date on which such Registrable Securities have been disposed of pursuant to Rule 144 or (iv) the date on which such Registrable Securities cease to be outstanding.

Restrictions on Transfer:

Absent registration under the Securities Act, sales of Registrable Securities may be made pursuant to one or more exemptions under the Securities Act, including Rule 144A, Regulation S and Rule 144 under the Securities Act (subject to holding periods and limitations on sales by affiliates) and, if applicable, in accordance with applicable non-U.S. securities laws.

The Issuer shall at all times use commercially reasonable efforts to make available information necessary to comply with Rule 144 and Rule 144A under the Securities Act with respect to resales of Registrable Securities to the extent required to enable holders of Registrable Securities to sell without registration within the limitations of the exemptions provided by Rule 144 and Rule 144A.

Registration Rights[2]:

The Issuer shall use commercially reasonable efforts to file an initial registration statement on Form F-1[3] with the SEC within five (5) Business Days following the date of the entry of the confirmation order (the “Confirmation Order”) of the Bankruptcy Court confirming the Plan (the “Registration Statement Filing Date”), which will cover the sale, resale or other distribution on a continuous basis pursuant to Rule 415 under the Securities Act of the Registrable Securities (the “Resale Registration Statement”).

[2]	Note: Similar detail to be agreed in respect of Oslo listing following discussions with Norwegian counsel to the company to the extent applicable.
[3]	Note: Form of registration statement to be confirmed.

2

The Issuer shall use commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC (the “Registration Statement Effectiveness”) and to effectuate the transactions set forth herein as soon as reasonably practicable following the Registration Statement Filing Date.

It is understood that in the event the Issuer becomes a WKSI or is otherwise eligible to use Form F-3, it shall use commercially reasonable efforts to convert the Resale Registration Statement on Form F-1 into a Resale Registration Statement on Form F-3 as soon as reasonably practicable. If the Issuer thereafter becomes ineligible to use Form F-3, it shall use commercially reasonable efforts to file and obtain an effective Resale Registration Statement on Form F-1 as soon as reasonably practicable.

The Issuer shall inform all the shareholders named in the Resale Registration Statement of its effectiveness on the same Business Day as effectiveness is obtained and shall file a final prospectus under Rule 424 with the SEC to the extent required. The Issuer shall maintain the effectiveness of the Resale Registration Statement until the date on which all of the Registrable Securities covered by the Resale Registration Statement have been sold.

The plan of distribution of the Resale Registration Statement shall provide for customary means of disposition of the Registrable Securities covered by the Resale Registration Statement.

Underwritten shelf takedown, demand and piggy back registration rights:

(a) Hemen, (b) Centerbridge and (c) the Select Commitment Parties (each, a “Qualified Holder”) may request to sell all or a portion of its Registrable Securities in an underwritten offering (including block trades) that is registered pursuant to the Resale Registration Statement (“Underwritten Shelf Takedown”), subject to the priority allocations as set forth below; provided, however, that no Qualified Holder shall be entitled to make a demand for any Underwritten Shelf Takedown unless such Qualified Holder holds at least 5% of the outstanding Equity Securities, calculated at the time of such demand, but shall be entitled to piggyback registration rights as set forth herein.

In connection with one or more Underwritten Shelf Takedowns relating to the first $200 million[4] of Registrable Securities, any cutback in connection with such offering shall be allocated as follows: (i) Hemen shall be entitled to 54% of the Registrable Securities in such Underwritten Shelf Takedown, (ii) Centerbridge shall be entitled to 6% of the Registrable Securities in such Underwritten Shelf Takedown and (iii) the Select Commitment

[4]	Note: This should correspond to the amount that is actually purchased ($200m less whatever is taken up in the $25m equity rights offering).

3

Parties shall be entitled to 40% of the Registrable Securities in such Underwritten Shelf Takedown (such securities, the “Priority Shares”). Thereafter (i.e., following the sale of the first $200 million[5] of Registrable Securities), any cutback in connection with an Underwritten Shelf Takedown shall be allocated on a pro rata basis based off the Registrable Securities attributable to the aggregate New Secured Notes purchased by each Commitment Party at Closing. The holders of a majority of the Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Issuer’s approval which shall not be unreasonably withheld, conditioned or delayed, and determine the sale price.

In addition to the above registration rights for Underwritten Shelf Takedowns, (i) each Qualified Holder that holds at least 5% of the outstanding Equity Securities, calculated at the time of such demand, shall receive unlimited demand resale registration rights (if there is no effective Resale Registration Statement and the terms of the Registration Rights Agreement would otherwise require that the Resale Registration Statement be effective) and (ii) each Qualified Holder shall receive unlimited piggyback registration rights. The demand and piggyback registration rights shall be transferable (A) in connection with any private sale transaction of Registrable Securities of $25 million or more and (B) in connection with any transfer of Registrable Securities to an affiliate.

Notwithstanding the foregoing, the Issuer will not be required to effect (x) more than four (4) Underwritten Shelf Takedowns (together with any demand registrations) in any 12-month period; (y) an Underwritten Shelf Takedown or demand registration within sixty (60) days (or such longer period specified in any applicable lock-up agreement entered into with underwriters) after the consummation of a previous Underwritten Shelf Takedown or demand registration or (z) any Underwritten Shelf Takedown or demand registration if the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such Underwritten Shelf Takedown or demand registration, in the good faith judgment of the managing underwriter(s) therefor (or the Issuer if such demand registration is not underwritten), is less than $50 million.

Subject to the cutback provisions set forth above, for any piggyback registration that is an underwritten offering initiated by the Issuer for a primary offering, if the managing underwriter(s) advise the Issuer in writing that in their opinion the number of Registrable Securities requested to be included exceeds the number of securities which can be sold without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the

[5]	Note: This should correspond to the amount that is actually purchased ($200m less whatever is taken up in the $25m equity rights offering).

4

Issuer shall include in such registration the maximum amount of securities that would not have such adverse effect: (i) first, the securities offered by the Issuer; (ii) second, the Priority Securities; (iii) third, up to the full amount of the Registrable Securities requested to be included, reduced pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder; and (iv) fourth, any other securities to be included pursuant to a registration request from such other holders in such proportions as the Issuer and those holders may agree.

The Issuer shall have the right to select the managing underwriter(s) for any offering initiated by the Issuer under which the Qualified Holders have piggyback rights, reasonably acceptable to the holders of a majority of Registrable Securities, if any, to be included in such offering, which approval shall not be unreasonably withheld or delayed.

In any underwritten offering, the Issuer shall use commercially reasonable efforts to enter into customary underwriting agreements with the managing underwriter(s) including, without limitation, supporting, and paying the fees for, the Issuer’s independent certified public accountant to provide comfort letters to the underwriters and agreeing to all other customary provisions in similar underwritten offerings.

Listing:

The Issuer shall, as soon as reasonably practicable following the Confirmation Order and prior to the Effective Date, submit listing applications to the Oslo Stock Exchange and the New York Stock Exchange (or an alternate “national securities exchange” (within the meaning of the Exchange Act), as reasonably determined by the Issuer’s board in consultation with the Commitment Parties) for the listing thereon of the Equity Securities.

The Issuer shall use commercially reasonable efforts to (i) cause the Equity Securities to be listed on the Oslo Stock Exchange and (ii) cause the Equity Securities to be listed on the New York Stock Exchange (or an alternate “national securities exchange” (within the meaning of the Exchange Act), as reasonably determined by the Issuer’s board in consultation with the Commitment Parties) and registered under the Exchange Act concurrently with the Registration Statement Effectiveness.

Fees and Expenses of Registration and Listing:

To be borne by the Issuer (other than underwriting fees, discounts, selling commissions and stock transfer taxes of a selling shareholder).

The Issuer will pay reasonable and documented fees and expenses within 30 calendar days of receipt of the applicable invoice of one single special counsel to represent all of the participating Qualified Holders (“Investors’ Counsel”) selected: (i) in the case of an Underwritten Shelf Takedown, by the holders of a majority of the Registrable Securities requesting such Underwritten Shelf Takedown; and (ii) in the case of a Piggyback Registration, the holders of a majority of the Registrable Securities included in such Piggyback Registration.

5

Lock-Up:

In connection with the first (and, for the avoidance of doubt, only the first) public/underwritten offering (regardless of whether such offering is a primary or secondary offering and including an Underwritten Shelf Takedown), each Qualified Holder agrees that it shall not, during the 60 days after the pricing (the “Lock-Up Period”), directly or indirectly, offer, pledge, assign, encumber, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or otherwise transfer or dispose of any of their Acquired Equity Securities, Granted Equity Securities or Equity Securities issued to such Qualified Holder in connection with the Structuring Fee to any Person; provided, however, that the Lock-Up Period shall not apply to the following: (i) the Equity Securities issued to a Commitment Party in exchange for such party’s Unsecured Notes under the Plan (i.e., the 1145 exempt Equity Securities); (ii) resales of a maximum of 15% of the applicable Commitment Party’s Equity Securities as of the Closing Date pursuant to the Resale Registration Statement; (iii) a tender offer for the Equity Securities approved by the Board of Directors of the Issuer; (iv) sales to the Issuer pursuant to an authorized share repurchase program in accordance with Rule 10b5-1 under the Exchange Act; (v) Registrable Securities included in the Underwritten Shelf Takedown; (vi) transfers of Equity Securities between affiliate entities of a Commitment Party; or (vii) sales of Equity Securities pursuant to such registered offering. For the avoidance of doubt, (a) the Lock-Up Period shall not apply to any Equity Securities sold under one or more exemptions from registration under the Securities Act, but shall apply to sales on the Oslo Stock Exchange and (b) before the commencement of, and after the termination or expiration of, the Lockup Period, there shall be no restrictions on the ability of any Qualified Holder to resell its Registrable Securities through the Resale Registration Statement in non-underwritten offerings.

The Lock-Up Period may be extended for up to an additional 30 days (for an aggregate of 90 days), at the reasonable request of the managing underwriters/ lead book-runner/ manager.

Review and Comment:

In connection with an Underwritten Shelf Takedown or Piggyback Registration, at least 5 Business Days before filing a registration statement (other than the initial registration statement, in which case such period shall be at least 15 Business Days), prospectus, prospectus supplement or an amendment to the foregoing with the SEC, the Issuer shall furnish Investors’ Counsel with such documents, and such documents are subject to the reasonable review, comment and approval of such counsel before filing.

Holder Information:

Holders seeking registration of Registrable Securities will be required to timely provide customary information to allow the Issuer to list such holders as selling securityholders in a registration statement or prospectus.

6

Indemnification:	Customary cross-indemnification and contribution provisions by the Issuer, on the one hand, and the Commitment Parties, on the other hand.

Other Covenants:	Such other covenants and agreements as are customary for registration rights agreements that the Issuer and the Commitment Parties shall mutually agree.

Removal of Legends:	Substantially consistent with Section 5.12 of the Investment Agreement as applied to the Registrable Securities.

Successors and Assigns:

The Issuer may assign its rights and obligations under the Registration Rights Agreement with the consent of the Commitment Parties holding a majority of the Registrable Securities on the Closing Date in connection with a sale or acquisition of the Issuer in which the successor or acquiring person agrees in writing to assume all of the Issuer’s rights and obligations under the Registration Rights Agreement.

Each Commitment Party may assign its rights under the Registration Rights Agreement to any affiliate of such Commitment Party without the Issuer’s consent; provided that such transferee shall be required to become a party to the Registration Rights Agreement.

Amendments:

Amendments or modifications to the Registration Rights Agreement, and any waivers under the Registration Rights Agreement, shall require the consent of: (i) Hemen and Centerbridge and (ii) Select Commitment Parties holding 2/3rds of the Registrable Securities held by all Select Commitment Parties.

Governing Law:	New York.

7

SCHEDULE 4

Material Documents

1.	Definitive Documents (as defined in the Restructuring Support and Lock-Up Agreement)

2.	Registration Rights Agreement

3.	New Secured Notes

Sch. 4-1

SCHEDULE 5

Notice Information

Select Commitment Parties

Sch. 5-1

EXHIBIT A

Form of Rights Offering Procedures

SEADRILL LIMITED

DEBT RIGHTS OFFERING PROCEDURES

The New Seadrill Common Stock and the NSNCo New Secured Notes (collectively, the “Debt Rights Offering Securities”) are distributed and issued (the “Debt Rights Offering”) without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(a)(2) thereof, Regulation D and/or Regulation S.

None of the Subscription Rights (defined below) or Debt Rights Offering Securities issuable upon exercise of such rights distributed pursuant to these Debt Rights Offering Procedures have been or, at the time of original issuance, will be registered under the Securities Act, or the securities laws of any state.

No Subscription Rights may be sold, transferred, assigned, pledged, hypothecated, participated, donated or otherwise encumbered or disposed of, directly or indirectly (including through derivatives, options, swaps, forward sales or other transactions in which any person receives the right to own or acquire any current or future interest in the Subscription Rights, the Debt Rights Offering Securities, the Applicable Claims (defined below) and any related claims) (each of the above, a “Transfer”); provided, however, that holding securities attesting ownership of Subscription Rights in an account with a broker-dealer where the broker-dealer holds a security interest or other encumbrance over property in the account generally, which security interest or other encumbrance is released upon transfer of such securities, shall not constitute a “Transfer” for purposes hereof.

No Debt Rights Offering Securities may be sold or transferred except pursuant to an exemption from registration under the Securities Act or the securities laws of any state.

These Debt Rights Offering Procedures are being distributed and communicated only to Eligible Holders (defined below). The Debt Rights Offering Securities are available only to, and any invitation, offer or agreement to purchase will be entered into only with Eligible Holders. Any person who is not a Eligible Holder should not act or rely on this document or any of its contents.

The distribution or communication of these Debt Rights Offering Procedures and the issue of the Debt Rights Offering Securities in certain jurisdictions may be restricted by law. No action has been taken or will be taken to permit the distribution or communication of these Debt Rights Offering Procedures in any jurisdiction where any action for that purpose may be required. Accordingly, these Debt Rights Offering Procedures may not be distributed or communicated, and the Debt Rights Offering Securities may not be subscribed, purchased or issued, in any jurisdiction except in circumstances where such distribution, communication, subscription, purchase or issue would comply with all applicable laws and regulations without the need for the issuer to take any action or obtain any consent, approval or authorization therefor except for any notice filings required under U.S. federal and applicable state securities laws.

Each Rights Offering Security issued upon exercise of a Subscription Right, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such Debt Rights Offering Securities, shall be stamped or otherwise imprinted with a legend in substantially the following form:

[”[THIS NOTE HAS/THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE] NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, NEITHER THE [NOTE/SHARES] NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER ON ITS OWN BEHALF AND BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED [NOTE/SHARES] (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THE [NOTE/SHARES] IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THE [NOTE/SHARES] OR ANY BENEFICIAL INTEREST THEREIN EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE [NOTE/SHARES] ARE ELIGIBLE FOR RESALE PURSUANT TO 144A UNDER THE SECURITIES ACT, INSIDE THE UNITED STATES TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REASONABLY REQUESTS), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM [THIS NOTE IS/THESE SHARES ARE] TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.”]

ii

[In the case of Debt Rights Offering Securities sold pursuant to Regulation S, each certificate shall additionally be stamped or otherwise imprinted with a legend in substantially the following form:

THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT, OR NOT FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, UNLESS SO REGISTERED, THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

[Additional Jurisdiction Legends to Come if Applicable]

In any member state of the European Economic Area (the “EEA”) that has implemented the EU Prospectus Directive (each, a “Relevant Member State”), these Debt Rights Offering Procedures are only addressed to and only directed at qualified investors in that Relevant Member State within the meaning of the EU Prospectus Directive. These Debt Rights Offering Procedures have been prepared on the basis that all offers of Debt Rights Offering Securities within the EEA will be made pursuant to an exemption under the EU Prospectus Directive from the requirement to produce a prospectus for offer of securities. Accordingly, any person making or intending to make any subscription of Debt Rights Offering Securities within any EEA member state should only do so in circumstances in which no obligation arises to publish a prospectus or a supplement to a prospectus under the EU Prospectus Directive for such offer. Neither Seadrill Limited, NSNCo nor any person acting on their behalf has authorized, nor do they authorize, the making of any offer of Debt Rights Offering Securities through any financial intermediary, other than as may be contemplated herein. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

iii

The Debt Rights Offering is being conducted in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

iv

Pursuant to the Plan, if Class B3, D3 or F3, constituting the General Unsecured Claims against Seadrill, NADL, and Sevan, vote as a class to accept the Plan, the Subscription Agent will transmit to Holders of claims of each class that voted to accept the Plan (the “Applicable Claims”) as of the Record Date a certification form (an “Eligibility Certificate”) to determine if such Holder is an Eligible Holder (defined below) permitted to participate in the Debt Rights Offering.

An “Eligible Holders” is a Holder of an Applicable Claim as of the Record Date that is:

(1)

an “Accredited Investor” (as defined by Rule 501 of Regulation D promulgated under the Securities Act) and, if that person is in a Member State of the EEA that has implemented the EU Prospectus Directive, is a “qualified investor” in that Relevant Member State within the meaning of the EU Prospectus Directive; or

(2)	is a “Qualified Investor” (defined below) that is not a “U.S. Person” (as defined by Rule 902 of Regulation S promulgated under the Securities Act).

The term “Qualified Investor” means:

(1)	a non-U.S. Person in a Member State of the EEA, that is a “qualified investor” in that Relevant Member State within the meaning of the EU Prospectus Directive; or

(2)

a non-U.S. Person not in a Member State of the EEA, that is lawfully entitled subscribe and purchase the Debt Rights Offering Securities under all applicable securities laws and regulations (whether pursuant to an applicable exemption or otherwise), without the need for any registration, the filing or publication of any prospectus or other action by the issuer.

Each Eligible Holder, seeking to participate in the Debt Rights Offering is required to return the applicable Eligibility Certificate to the Subscription Agent so as to be actually received by the Subscription Agent by the Eligibility Certificate Deadline ([•], 2017 at 5:00 p.m. New York City time) and is required to certify therein to the ownership of an Applicable Claim and status as an Eligible Holder.

Only those Holders of Applicable Claims that certify that they are Eligible Holders will have the opportunity to participate in the Debt Rights Offering. Holders of Applicable Claims that do not return the applicable Eligibility Certificate will be deemed to relinquish and waive any right to participate in the Debt Rights Offering.

Pursuant to the Plan (and in accordance with and subject to the terms and conditions of these Debt Rights Offering Procedures, the Subscription Form and the Subscription Agreement), if Class B3, D3 or F3, constituting the General Unsecured Claims against Seadrill, NADL, and Sevan, vote as a class to accept the Plan, each Eligible Holder of an Applicable Claim will receive subscription rights to subscribe for its pro rata share of Debt Rights Offering Securities (the “Subscription Rights”), provided that the Debt Commitment Parties have agreed not to receive Subscription Rights on account of their Applicable Claims against Seadrill, NADL, and Sevan held as of the Agreement Effective Date (as defined in the Restructuring Support and

1

Lock-Up Agreement). Holders of claims in a class enumerated above that does not vote as a class to approve the Plan will not receive Subscription Rights in respect of claims in such class. For the avoidance of doubt, Debt Commitment Parties shall receive Subscription Rights for Applicable Claims acquired by such Debt Commitment Parties after the Agreement Effective Date (as defined in the Restructuring Support and Lock-Up Agreement).

Eligible Holders (as defined below) should note the following times relating to the Rights Offering:

Date	Calendar Date	Event
Record Date	[•], 2017	The date and time fixed for the determination of the holders entitled to participate in the Debt Rights Offering.

Subscription Commencement Date	[•], 2017	Commencement of the Debt Rights Offering.

Subscription Expiration Deadline	5:00 p.m. New York City time on [•], 2017

The deadline for Eligible Holders of Applicable Claims to subscribe for Debt Rights Offering Securities. The Eligible Holder’s Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement must be received by the Subscription Agent by the Subscription Expiration Deadline.

Eligible Holders who hold Applicable Claims through a broker, bank, commercial bank, transfer agent, trust company, dealer, or other agent or nominee (as applicable, the “Nominee”) must provide their Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to allow sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

Eligible Holders of Applicable Claims who are not Debt Commitment Parties (as defined in the Investment Agreement) must deliver the aggregate Purchase Payment by the Subscription Expiration Deadline.

Eligible Holders who are Debt Commitment Parties must deliver the aggregate Purchase Price within the third Business Day following receipt of a Funding Notice (as defined below) in accordance with the terms of the Investment Agreement.

Terms used and not defined herein shall have the meaning assigned to them in the Plan (as defined below) or Investment Agreement (as defined in the Plan) as applicable.

2

To Eligible Holders and Nominees of Eligible Holders:

On September [•], 2017, the Debtors filed their Chapter 11 Plan of Reorganization with the United States Bankruptcy Court for the [•] (as such plan of reorganization may be amended or modified from time to time in accordance with its terms, the “Plan”), and the disclosure statement with respect to the Plan (as such disclosure statement may be amended from time to time in accordance with its terms, the “Disclosure Statement”). Pursuant to the Plan, each Holder of an Applicable Claim as of the Record Date that is an Eligible Holder and that has timely and validly completed and returned an Eligibility Certificate has the right to participate in the Debt Rights Offering in accordance with the terms and conditions of the Subscription Agreement and these Debt Rights Offering Procedures.

Only Eligible Holders that provide an Eligibility Certificate and complete the Eligibility Questionnaire included as part of the Subscription Form may participate in the Debt Rights Offering.

Pursuant to the Plan, if Class B3, D3 or F3, constituting the General Unsecured Claims against Seadrill, NADL, and Sevan, vote as a class to accept the Plan, each Eligible Holder of an Applicable Claim (other than a Debt Commitment Party on account of their Applicable Claims against Seadrill, NADL, and Sevan held as of the Agreement Effective Date) will receive Subscription Rights to subscribe for its pro rata share of Debt Rights Offering Securities, provided that it timely and properly executes and delivers its applicable Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to the Subscription Agent or its Nominee, as applicable, in advance of the Subscription Expiration Deadline. Each Nominee will receive a Master Subscription Form which it shall use to summarize the Subscription Rights exercised by each Eligible Holder of Applicable Claims that timely returns the applicable properly filled out Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to such Nominee. Please note that all Subscription Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement must be returned to the applicable Nominee in sufficient time to allow such Nominee to process and deliver the Master Subscription Form and copies of all Subscription Forms (and the accompanying Subscription Agreements and IRS Forms) prior to the Subscription Expiration Deadline.

No Eligible Holder shall be entitled to participate in the Debt Rights Offering unless the aggregate Purchase Price (as defined below) for the Debt Rights Offering Securities it subscribes for is received by the Subscription Agent (i) in the case of an Eligible Holder of an Applicable Claim that is not a Debt Commitment Party by the Subscription Expiration Deadline, and (ii) in the case of an Eligible Holder of an Applicable Claim that is a Debt Commitment Party, on the third Business Day following receipt of a written notice (a “Funding Notice”) delivered by [•] to the Debt Commitment Parties in accordance with Section 2.4 of the Investment Agreement (the “Backstop Funding Deadline”). No interest is payable on any advanced funding of the Purchase Price except in the case of Commitment Parties, in which case interest will be calculated and paid under the terms of the Escrow

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Agreement. If the Debt Rights Offering is terminated for any reason, your Purchase Price will be returned to you promptly. Debt Commitment Parties may deposit their Purchase Price in the Escrow Account (as defined below). No interest will be paid on any returned Purchase Price. Any Eligible Holder of an Applicable Claim submitting payment via its Nominee must coordinate such payment with its Nominee in sufficient time to allow the Nominee to forward such payment to the Subscription Agent by the Subscription Expiration Deadline or the Backstop Funding Deadline, as applicable.

In order to participate in the Debt Rights Offering, you must complete all the steps outlined below by the Subscription Expiration Deadline, or the Backstop Funding Deadline, as applicable. If you fail to do so, you shall be deemed to have forever and irrevocably relinquished and waived your right to participate in the Debt Rights Offering.

1.	Rights Offering

If Class B3, D3 or F3, constituting the General Unsecured Claims against Seadrill, NADL, and Sevan, vote as a class to accept the Plan, each Eligible Holder of an Applicable Claim (other than a Debt Commitment Party on account of their Applicable Claims against Seadrill, NADL, and Sevan held as of the Agreement Effective Date) will have the right, but not the obligation, to participate in the Debt Rights Offering. Only Holders of an Applicable Claim as of the Record Date that validly and timely completed the Eligibility Certificate and the Eligibility Questionnaire included as part of the Subscription Form and that are Eligible Holders may participate in the Debt Rights Offering.

Subject to the terms and conditions set forth in the Plan, these Debt Rights Offering Procedures, the Subscription Form and the Subscription Agreement, each Eligible Holder is entitled to subscribe for $1,000 Principal Amount of New Secured Notes per $[•] amount of Applicable Claim at a purchase price of $[•], plus accrued interest if any (the “Purchase Price”). Each Eligible Holder who subscribes for New Secured Notes will also receive [•] shares of Common Stock per $1,000 aggregate principal amount of New Secured Notes purchased.

SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBSCRIPTION AGREEMENT AND THE INVESTMENT AGREEMENT IN THE CASE OF ANY DEBT COMMITMENT PARTY, ALL SUBSCRIPTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT ARE IRREVOCABLE.

2.	Subscription Period

The Debt Rights Offering will commence on the Subscription Commencement Date and will expire at the Subscription Expiration Deadline. Each Eligible Holder intending to purchase Debt Rights Offering Securities in the Debt Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth in the Subscription Form and Subscription Agreement by the Subscription Expiration Deadline.

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Any exercise of Subscription Rights after the Subscription Expiration Deadline will not be allowed and any purported exercise received by the Subscription Agent after the Subscription Expiration Deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored.

The Debtors may extend the Subscription Expiration Deadline with the consent of the Required Commitment Parties (as defined in the Investment Agreement), such consent not to be unreasonably withheld, or as required by law.

3.	Delivery of Subscription Agreement

Subject to the terms and conditions of the Subscription Agreement, each Eligible Holder may exercise all or any portion of such Eligible Holder’s Subscription Rights. In order to facilitate the exercise of the Subscription Rights, beginning on the Subscription Commencement Date, the Subscription Agent will send these Debt Rights Offering Procedures, Subscription Form and Subscription Agreement to each Eligible Holder or its Nominee, as applicable, together with appropriate instructions for the proper completion, due execution and timely delivery of the executed Subscription Form and Subscription Agreement and the payment of the applicable Purchase Price for its Debt Rights Offering Securities.

4.	Exercise of Subscription Rights

(a) In order to validly exercise its Subscription Rights, each Eligible Holder that is not a Debt Commitment Party must:

i.

return a duly executed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to the Subscription Agent or its Nominee, as applicable, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.

at the same time it returns its Subscription Agreement and Subscription Form to the Subscription Agent or its Nominee, as applicable, but in no event later than the Subscription Expiration Deadline, pay, or arrange for the payment by its Nominee of, the applicable Purchase Price to the Subscription Agent by wire transfer ONLY of immediately available funds in accordance with the instructions included in the Subscription Form.

(b) In order to validly exercise its Subscription Rights, each Eligible Holder that is a Debt Commitment Party must:

i.

return a duly executed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to the Subscription Agent or its Nominee, as applicable, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.

no later than the Backstop Funding Deadline, pay the applicable Purchase Price to the Debt Securities Escrow Account established by the Subscription Agent pursuant to the Escrow Agreement by wire transfer ONLY of immediately available funds in accordance with the instructions included in the Subscription Form.

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ALL DEBT COMMITMENT PARTIES MUST PAY THEIR APPLICABLE PURCHASE PRICE DIRECTLY TO THE DEBT SECURITIES ESCROW ACCOUNT AND SHOULD NOT PAY THEIR NOMINEES, IF ANY.

For those Eligible Holders that hold Applicable Claims through a Nominee (e.g. bank, broker, custodian, etc.), you must duly complete, execute and return your Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement in accordance with the instructions herein to your Nominee in sufficient time to allow your Nominee to process your instructions and deliver to the Subscription Agent the Master Subscription Form, your completed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement and, solely with respect to the Eligible Holders that are not Debt Commitment Parties, payment of the applicable Purchase Price, payable for the Debt Rights Offering Securities elected to be purchased by such Eligible Holder, by the Subscription Expiration Deadline.

Any Eligible Holder that does not hold an Applicable Claims through a Nominee must deliver their completed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement and, solely with respect to the Eligible Holders that are not Debt Commitment Parties, payment of the applicable Purchase Price payable for the Debt Rights Offering Securities elected to be purchased by such Eligible Holder directly to the Subscription Agent on or before the Subscription Expiration Deadline. In all cases, Eligible Holders that are Debt Commitment Parties must deliver their payment of the applicable Purchase Price payable for the Debt Rights Offering Securities elected to be purchased by such Eligible Holder directly to the Subscription Agent no later than the Backstop Funding Deadline.

In the event that the funds received by the Subscription Agent from any Eligible Holder do not correspond to the Purchase Price payable for the Debt Rights Offering Securities elected to be purchased by such Eligible Holder, the number of the Debt Rights Offering Securities deemed to be purchased by such Eligible Holder will be the lesser of (i) the amount of the Debt Rights Offering Securities elected to be purchased by such Eligible Holder and (ii) an amount of the Debt Rights Offering Securities determined by dividing the amount of the funds received by the Purchase Price.

The cash paid to the Subscription Agent in accordance with these Debt Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated escrow account designed in escrow agreements mutually satisfactory to each of the Debt Commitment Parties and the Debtors until administered in connection with the settlement of the Debt Rights Offering on the Effective Date. The Subscription Agent may not use such cash for any other purpose prior to the Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder shall not be deemed part of the Debtors’ bankruptcy estates.

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5.	Transfer Restriction; Revocation

The Subscription Rights may not be Transferred after the Record Date. Any attempted Transfer of Subscription Rights by an Eligible Holder will be cancelled, and neither such Eligible Holder nor the purported transferee will receive any Debt Rights Offering Securities otherwise purchasable on account of such Transferred Subscription Rights. Any Applicable Claim (or interest therein) Transferred after the Record Date will not be traded with the Subscription Rights attached.

Once an Eligible Holder has properly exercised its Subscription Rights, subject to the terms and conditions of the applicable Subscription Agreement and the Investment Agreement (in the case of any Debt Commitment Party) such exercise will be irrevocable.

6.	Return of Payment

If the Debt Rights Offering is not consummated, any cash paid to the Subscription Agent will be returned, without interest except in the case of a Debt Commitment Party, to the applicable Eligible Holder as soon as reasonably practicable, but in any event within five Business Days, after the date on which the Debt Rights Offering is terminated.

7.	Settlement of the Rights Offering and Distribution of the Debt Rights Offering Securities

The Debtors intend that the Debt Rights Offering Securities will be issued to the Eligible Holders, and/or to any Affiliates (as defined in the Subscription Agreement) that the Eligible Holders so designate in the Subscription Form, in book-entry form, and that DTC, or its nominee, will be the holder of record of such Debt Rights Offering Securities. To the extent DTC is unwilling or unable to make the Debt Rights Offering Securities eligible on the DTC system, the Debt Rights Offering Securities will be issued directly to the Eligible Holder or its designee and such Eligible Holder or its designee will be the holder of record.

8.	Minimum Denominations; No Fractional Shares

All allocations (including each Eligible Holder’s Debt Rights Offering Securities) will be calculated and rounded down to the nearest whole share or minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, as applicable.

9.	Validity of Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights will be determined in good faith by the Debtors in consultation with the Required Commitment Parties and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Debtors may waive any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as they may determine in good faith, or reject, the purported exercise of any Subscription Rights. Subscription Agreements will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in good faith.

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Before exercising any Subscription Rights, Eligible Holders should read the Disclosure Statement and the Plan for information relating to the Debtors and the risk factors to be considered.

10.	Backstop Commitment

Pursuant to the terms and conditions of the Investment Agreement, the Debt Commitment Parties have agreed to purchase any Debt Rights Offering Securities not subscribed for by the other Eligible Holders.

11.	Modification of Procedures

With the prior written consent of the Required Commitment Parties, such consent not to be unreasonably withheld, the Debtors reserve the right to modify or adopt additional procedures consistent with these Debt Rights Offering Procedures to effectuate the Debt Rights Offering and to issue the Debt Rights Offering Securities, provided, however, that the Debtors shall provide prompt written notice to each Eligible Holder of any modification to these Debt Rights Offering Procedures made after the Subscription Commencement Date that has a material negative effect on such Eligible Holder. In so doing, and subject to the consent of the Required Commitment Parties, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith are necessary and appropriate to effectuate and implement the Debt Rights Offering and the issuance of the Debt Rights Offering Securities. Nothing in this paragraph shall be construed so as to permit the Debtors to modify the terms of any executed and delivered Subscription Agreement without the consent of the Eligible Holder party thereto.

The Debtors shall undertake reasonable procedures to confirm that each participant in the Rights Offering is in fact an Eligible Holder, including but not limited to, requiring such participant to validly and timely complete an Eligibility Certificate, requiring additional certifications by such participant to that effect and other diligence measures as the Debtors deem reasonably necessary.

12.	Inquiries And Transmittal of Documents; Subscription Agent

The Rights Offering Instructions for Eligible Holders of Applicable Claims attached hereto should be carefully read and strictly followed by the Eligible Holders of Applicable Claims.

Questions relating to the Debt Rights Offering should be directed to the Subscription Agent at the following phone number: [•].

The risk of non-delivery of all documents and payments to the Subscription Agent and any Nominee is on the Eligible Holder electing to exercise its Subscription Rights and not the Debtors, the Subscription Agent, or Commitment Parties.

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SEADRILL LIMITED

DEBT RIGHTS OFFERING INSTRUCTIONS FOR ELIGIBLE HOLDERS

Terms used and not defined herein or in the Subscription Agreement shall have the meaning assigned to them in the Plan.

To elect to participate in the Rights Offering, you must follow the instructions set out below:

1.

Insert the principal amount of the Applicable Claims that you held as of the Record Date in Item 1 of your Subscription Form (if your Nominee holds your Applicable Claims on your behalf and you do not know such amount, please contact your Nominee immediately).

2.

Confirm whether you are a Debt Commitment Party pursuant to the representation in Item 3 of your Subscription Form. (This section is only for Debt Commitment Parties, each of whom is aware of their status as a Debt Commitment Party).

3.

Complete the calculation in Item 2a of your Subscription Form, which calculates the maximum amount of Debt Rights Offering Securities available for you to purchase. Such amount must be rounded down to the nearest whole share or $1,000 increment as applicable.

4.

Complete the calculation in Item 2b of your Subscription Form to indicate the amount of Debt Rights Offering Securities that you elect to purchase and calculate the Purchase Price for the Debt Rights Offering Securities that you elect to purchase.

5.	Read and complete the certification in Item 2c of your Subscription Form certifying that you are an Eligible Holder.

6.	Read, complete and sign the certification in Item 5 of your Subscription Form.

7.	Read and countersign the Subscription Agreement with respect to Applicable Claims. Such execution shall indicate your acceptance and approval of the terms and conditions set forth therein.

8.

Read, complete and sign an IRS Form W-9 if you are a U.S. person. If you are a non-U.S. person, read, complete and sign an appropriate IRS Form W-8. These forms may be obtained from the IRS at its website: www.irs.gov.

9.

Return your signed Subscription Agreement and Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to the Subscription Agent prior to the Subscription Expiration Deadline or to your Nominee in sufficient time to allow your Nominee to process your instructions and prepare and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline. A registered holder of Applicable Claims hold on behalf of beneficial owners should follow the delivery instructions as provided in the Master Subscription Form.

10.

Arrange for full payment of the aggregate Purchase Price by wire transfer of immediately available funds, calculated in accordance with Item 2b of your Subscription Form. For Eligible Holders that are not Debt Commitment Parties that hold Applicable Claims via a Nominee, please instruct your Nominee to coordinate payment of the Purchase Price and transmit and deliver such payment to the Subscription Agent by the Subscription Expiration Deadline. A registered holder of Applicable Claims that is not a Debt Commitment Party should follow the payment instructions as provided in the Master Subscription Form. A registered holder of Applicable Claims that is a Debt Commitment Party should follow the payment instructions in the Funding Notice.

The Subscription Expiration Deadline is 5:00 p.m. New York City Time on [•], 2017.

Please note that the Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and the Subscription Agreement must be received by your Nominee (e.g. broker, bank, commercial bank, transfer agent, trust company, dealer, or other agent or other nominee) in sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline, along with the appropriate funding (with respect to Eligible Holders that are not Debt Commitment Parties) or the subscription represented by your Subscription Form will not be counted and you will be deemed forever to have relinquished and waived your right to participate in the Debt Rights Offering. Registered holders of Applicable Claims that are not Debt Commitment Parties should follow the delivery and payment instructions provided in the Master Subscription Form. Registered holders of Applicable Claims that are Debt Commitment Parties should follow the payment instructions in the Funding Notice.

Eligible Holders that are Debt Commitment Parties must deliver the appropriate funding directly to the Subscription Agent no later than the Backstop Funding Deadline.

EXHIBIT A

Form of Rights Offering Procedures

SEADRILL LIMITED

CREDITOR EQUITY RIGHTS OFFERING PROCEDURES

The New Seadrill Common Stock (collectively, the “Creditor Equity Rights Offering Securities”) are distributed and issued (the “Creditor Equity Rights Offering”) without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(a)(2) thereof, Regulation D and/or Regulation S.

None of the Subscription Rights (defined below) or Creditor Equity Rights Offering Securities issuable upon exercise of such rights distributed pursuant to these Creditor Equity Rights Offering Procedures have been or, at the time of original issuance, will be registered under the Securities Act, or the securities laws of any state.

No Subscription Rights may be sold, transferred, assigned, pledged, hypothecated, participated, donated or otherwise encumbered or disposed of, directly or indirectly (including through derivatives, options, swaps, forward sales or other transactions in which any person receives the right to own or acquire any current or future interest in the Subscription Rights, the Creditor Equity Rights Offering Securities, the Applicable Claims (defined below) and any related claims) (each of the above, a “Transfer”) ; provided, however, that holding securities attesting ownership of Subscription Rights in an account with a broker-dealer where the broker-dealer holds a security interest or other encumbrance over property in the account generally, which security interest or other encumbrance is released upon transfer of such securities, shall not constitute a “Transfer” for purposes hereof.

No Creditor Equity Rights Offering Securities may be sold or transferred except pursuant to an exemption from registration under the Securities Act or the securities laws of any state.

These Creditor Equity Rights Offering Procedures are being distributed and communicated only to Eligible Holders (defined below). The Creditor Equity Rights Offering Securities are available only to, and any invitation, offer or agreement to purchase will be entered into only with Eligible Holders. Any person who is not a Eligible Holder should not act or rely on this document or any of its contents.

The distribution or communication of these Creditor Equity Rights Offering Procedures and the issue of the Creditor Equity Rights Offering Securities in certain jurisdictions may be restricted by law. No action has been taken or will be taken to permit the distribution or communication of these Creditor Equity Rights Offering Procedures in any jurisdiction where any action for that purpose may be required. Accordingly, these Creditor Equity Rights Offering Procedures may not be distributed or communicated, and the Creditor Equity Rights Offering Securities may not be

subscribed, purchased or issued, in any jurisdiction except in circumstances where such distribution, communication, subscription, purchase or issue would comply with all applicable laws and regulations without the need for the issuer to take any action or obtain any consent, approval or authorization therefor except for any notice filings required under U.S. federal and applicable state securities laws.

Each Rights Offering Security issued upon exercise of a Subscription Right, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such Creditor Equity Rights Offering Securities, shall be stamped or otherwise imprinted with a legend in substantially the following form:

[“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, NEITHER THE SHARES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER ON ITS OWN BEHALF AND BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SHARES (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THE SHARES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THE SHARES EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SHARES ARE ELIGIBLE FOR RESALE PURSUANT TO 144A UNDER THE SECURITIES ACT, INSIDE THE UNITED STATES TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REASONABLY REQUESTS), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THESE SHARES ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.”]

[In the case of Creditor Equity Rights Offering Securities sold pursuant to Regulation S, each certificate shall additionally be stamped or otherwise imprinted with a legend in substantially the following form:

“THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT, OR NOT FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS PURSUANT TO REGULATION S UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, UNLESS SO REGISTERED, THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”]

[Additional Jurisdiction Legends to Come if Applicable]

In any member state of the European Economic Area (the “EEA”) that has implemented the EU Prospectus Directive (each, a “Relevant Member State”), these Creditor Equity Rights Offering Procedures are only addressed to and only directed at qualified investors in that Relevant Member State within the meaning of the EU Prospectus Directive. These Creditor Equity Rights Offering Procedures have been prepared on the basis that all offers of Creditor Equity Rights Offering Securities within the EEA will be made pursuant to an exemption under the EU Prospectus Directive from the requirement to produce a prospectus for offer of securities. Accordingly, any person making or intending to make any subscription of Creditor Equity Rights Offering Securities within any EEA member state should only do so in circumstances in which no obligation arises to publish a prospectus or a supplement to a prospectus under the EU Prospectus Directive for such offer. Neither Seadrill Limited nor any person acting on their behalf has authorized, nor do they authorize, the making of any offer of Creditor Equity Rights Offering Securities through any financial intermediary, other than as may be contemplated herein. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The Creditor Equity Rights Offering is being conducted in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

Pursuant to the Plan, if Class B3, D3 or F3, constituting the General Unsecured Claims against Seadrill, NADL, and Sevan, vote as a class to accept the Plan, the Subscription Agent will transmit to Holders of claims of each class that voted to accept the Plan (the “Applicable Claims”) as of the Record Date a certification form (an “Eligibility Certificate”) to determine if such Holder is an Eligible Holder (defined below) permitted to participate in the Creditor Equity Rights Offering.

An “Eligible Holders” is a Holder of an Applicable Claim as of the Record Date that is:

(1)

an “Accredited Investor” (as defined by Rule 501 of Regulation D promulgated under the Securities Act) and, if that person is in a Member State of the EEA that has implemented the EU Prospectus Directive, is a “qualified investor” in that Relevant Member State within the meaning of the EU Prospectus Directive; or

(2)	is a “Qualified Investor” (defined below) that is not a “U.S. Person” (as defined by Rule 902 of Regulation S promulgated under the Securities Act).

The term “Qualified Investor” means:

(1)	a non-U.S. Person in a Member State of the EEA, that is a “qualified investor” in that Relevant Member State within the meaning of the EU Prospectus Directive; or

(2)

a non-U.S. Person not in a Member State of the EEA, that is lawfully entitled subscribe and purchase the Creditor Equity Rights Offering Securities under all applicable securities laws and regulations (whether pursuant to an applicable exemption or otherwise), without the need for any registration, the filing or publication of any prospectus or other action by the issuer.

Each Eligible Holder, seeking to participate in the Creditor Equity Rights Offering is required to return the applicable Eligibility Certificate to the Subscription Agent so as to be actually received by the Subscription Agent by the Eligibility Certificate Deadline ([•], 2017 at 5:00 p.m. New York City time) and is required to certify therein to the ownership of an Applicable Claim and status as an Eligible Holder.

Only those Holders of Applicable Claims that certify that they are Eligible Holders will have the opportunity to participate in the Creditor Equity Rights Offering. Holders of Applicable Claims that do not return the applicable Eligibility Certificate will be deemed to relinquish and waive any right to participate in the Creditor Equity Rights Offering.

Pursuant to the Plan (and in accordance with and subject to the terms and conditions of these Creditor Rights Offering Procedures, the Subscription Form and the Subscription Agreement), if Class B3, D3 or F3, constituting the General Unsecured Claims against Seadrill, NADL, and Sevan, vote as a class to accept the Plan, each Eligible Holder of an Applicable Claim will receive subscription rights to subscribe for its pro rata share of Creditor Equity Rights Offering Securities (the “Subscription Rights”), provided that the Debt Commitment Parties have agreed not to receive Subscription Rights on account of their Applicable Claims against Seadrill, NADL, and Sevan held as of the Agreement Effective Date (as defined in the Restructuring

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Support and Lock-Up Agreement). Holders of claims in a class enumerated above that does not vote as a class to approve the Plan will not receive Subscription Rights in respect of claims in such class. For the avoidance of doubt, Debt Commitment Parties shall receive Subscription Rights for Applicable Claims acquired by such Debt Commitment Parties after the Agreement Effective Date (as defined in the Restructuring Support and Lock-Up Agreement).

Eligible Holders (as defined below) should note the following times relating to the Rights Offering:

Date	Calendar Date	Event
Record Date	[•], 2017	The date and time fixed for the determination of the holders entitled to participate in the Creditor Equity Rights Offering.

Subscription Commencement Date	[•], 2017	Commencement of the Creditor Equity Rights Offering.

Subscription Expiration Deadline	5:00 p.m. New York City time on [•], 2017

The deadline for Eligible Holders of Applicable Claims to subscribe for Creditor Equity Rights Offering Securities. The Eligible Holder’s Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement must be received by the Subscription Agent by the Subscription Expiration Deadline.

Eligible Holders who hold Applicable Claims through a broker, bank, commercial bank, transfer agent, trust company, dealer, or other agent or nominee (as applicable, the “Nominee”) must provide their Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to allow sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

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Eligible Holders of Applicable Claims who are not Debt Commitment Parties (as defined in the Investment Agreement) must deliver the aggregate Purchase Payment by the Subscription Expiration Deadline.

Eligible Holders who are Debt Commitment Parties must deliver the aggregate Purchase Price within the third Business Day following receipt of a Funding Notice (as defined below) in accordance with the terms of the Investment Agreement.

Terms used and not defined herein shall have the meaning assigned to them in the Plan (as defined below) or Investment Agreement (as defined in the Plan) as applicable.

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To Eligible Holders and Nominees of Eligible Holders:

On [•], 2017, the Debtors filed their Chapter 11 Plan of Reorganization with the United States Bankruptcy Court for the [•] (as such plan of reorganization may be amended or modified from time to time in accordance with its terms, the “Plan”), and the disclosure statement with respect to the Plan (as such disclosure statement may be amended from time to time in accordance with its terms, the “Disclosure Statement”). Pursuant to the Plan, each Holder of an Applicable Claim as of the Record Date that is an Eligible Holder and that has timely and validly completed and returned Eligibility Certificate has the right to participate in the Creditor Equity Rights Offering in accordance with the terms and conditions of the Subscription Agreement and these Creditor Equity Rights Offering Procedures.

Only Eligible Holders that provide an Eligibility Certificate and complete the Eligibility Questionnaire included as part of the Subscription Form may participate in the Creditor Equity Rights Offering.

Pursuant to the Plan, if Class B3, D3 or F3, constituting the General Unsecured Claims against Seadrill, NADL, and Sevan, vote as a class to accept the Plan, each Eligible Holder of an Applicable Claim (other than a Debt Commitment Party on account of their Applicable Claims against Seadrill, NADL, and Sevan held as of the Agreement Effective Date) will receive Subscription Rights to subscribe for its pro rata share of Creditor Equity Rights Offering Securities, provided that it timely and properly executes and delivers its applicable Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to the Subscription Agent or its Nominee, as applicable, in advance of the Subscription Expiration Deadline. Each Nominee will receive a Master Subscription Form which it shall use to summarize the Subscription Rights exercised by each Eligible Holder of Applicable Claims that timely returns the applicable properly filled out Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to such Nominee. Please note that all Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement must be returned to the applicable Nominee in sufficient time to allow such Nominee to process and deliver the Master Subscription Form and copies of all Subscription Forms (and the accompanying Subscription Agreements and IRS Forms) prior to the Subscription Expiration Deadline.

No Eligible Holder shall be entitled to participate in the Creditor Equity Rights Offering unless the aggregate Purchase Price (as defined below) for the Creditor Equity Rights Offering Securities it subscribes for is received by the Subscription Agent (i) in the case of an Eligible Holder of an Applicable Claim that is not a Debt Commitment Party by the Subscription Expiration Deadline, and (ii) in the case of an Eligible Holder of an Applicable Claim that is a Debt Commitment Party, on the third Business Day following receipt of a written notice (a “Funding Notice”) delivered by [•] to the Debt Commitment Parties in accordance with Section 2.4 of the Investment Agreement (the “Backstop Funding Deadline”). No interest is payable on any advanced funding of the Purchase Price except in the case of the Commitment Parties, in which case interest will be calculated and paid under the terms of the Escrow

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Agreement. If the Creditor Equity Rights Offering is terminated for any reason, your Purchase Price will be returned to you promptly. Debt Commitment Parties may deposit their Purchase Price in the Escrow Account (as defined below). No interest will be paid on any returned Purchase Price. Any Eligible Holder of an Applicable Claim submitting payment via its Nominee must coordinate such payment with its Nominee in sufficient time to allow the Nominee to forward such payment to the Subscription Agent by the Subscription Expiration Deadline or the Backstop Funding Deadline, as applicable.

In order to participate in the Creditor Equity Rights Offering, you must complete all the steps outlined below by the Subscription Expiration Deadline, or the Backstop Funding Deadline, as applicable. If you fail to do so, you shall be deemed to have forever and irrevocably relinquished and waived your right to participate in the Creditor Equity Rights Offering.

1.	Rights Offering

If Class B3, D3 or F3, constituting the General Unsecured Claims against Seadrill, NADL, and Sevan, vote as a class to accept the Plan, each Eligible Holder of an Applicable Claim (other than a Debt Commitment Party on account of their Applicable Claims against Seadrill, NADL, and Sevan held as of the Agreement Effective Date) will have the right, but not the obligation, to participate in the Creditor Equity Rights Offering. Only Holders of an Applicable Claim as of the Record Date that validly and timely completed the Eligibility Certificate and the Eligibility Questionnaire included as part of the Subscription Form and that are Eligible Holders may participate in the Creditor Equity Rights Offering.

Subject to the terms and conditions set forth in the Plan, these Creditor Equity Rights Offering Procedures, the Subscription Form and the Subscription Agreement, each Eligible Holder is entitled to subscribe for [•] share of Common Stock per $[•] amount of Applicable Claim at a purchase price of $[•] per share (the “Purchase Price”).

SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBSCRIPTION AGREEMENT AND THE INVESTMENT AGREEMENT IN THE CASE OF ANY DEBT COMMITMENT PARTY, ALL SUBSCRIPTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT ARE IRREVOCABLE.

2.	Subscription Period

The Creditor Equity Rights Offering will commence on the Subscription Commencement Date and will expire at the Subscription Expiration Deadline. Each Eligible Holder intending to purchase Creditor Equity Rights Offering Securities in the Creditor Equity Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth in the Subscription Form and Subscription Agreement by the Subscription Expiration Deadline.

Any exercise of Subscription Rights after the Subscription Expiration Deadline will not be allowed and any purported exercise received by the Subscription Agent after the Subscription Expiration Deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored.

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The Debtors may extend the Subscription Expiration Deadline with the consent of the Required Commitment Parties (as defined in the Investment Agreement), such consent not to be unreasonably withheld, or as required by law.

3.	Delivery of Subscription Agreement

Subject to the terms and conditions of the Subscription Agreement, each Eligible Holder may exercise all or any portion of such Eligible Holder’s Subscription Rights. In order to facilitate the exercise of the Subscription Rights, beginning on the Subscription Commencement Date, the Subscription Agent will send these Creditor Equity Rights Offering Procedures, Subscription Form and Subscription Agreement to each Eligible Holder or its Nominee, as applicable, together with appropriate instructions for the proper completion, due execution and timely delivery of the executed Subscription Form and Subscription Agreement and the payment of the applicable Purchase Price for its Creditor Equity Rights Offering Securities.

4.	Exercise of Subscription Rights

(a) In order to validly exercise its Subscription Rights, each Eligible Holder that is not a Debt Commitment Party must:

i.

return a duly executed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to the Subscription Agent or its Nominee, as applicable, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.

at the same time it returns its Subscription Agreement and Subscription Form to the Subscription Agent or its Nominee, as applicable, but in no event later than the Subscription Expiration Deadline, pay, or arrange for the payment by its Nominee of, the applicable Purchase Price to the Subscription Agent by wire transfer ONLY of immediately available funds in accordance with the instructions included in the Subscription Form.

(b) In order to validly exercise its Subscription Rights, each Eligible Holder that is a Debt Commitment Party must:

i.

return a duly executed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to the Subscription Agent or its Nominee, as applicable, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.

no later than the Backstop Funding Deadline, pay the applicable Purchase Price to the Creditor Equity Securities Escrow Account established by the Subscription Agent pursuant to the Escrow Agreement by wire transfer ONLY of immediately available funds in accordance with the instructions included in the Subscription Form.

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ALL DEBT COMMITMENT PARTIES MUST PAY THEIR APPLICABLE PURCHASE PRICE DIRECTLY TO THE CREDITOR EQUITY SECURITIES ESCROW ACCOUNT AND SHOULD NOT PAY THEIR NOMINEES, IF ANY.

For those Eligible Holders that hold Applicable Claims through a Nominee (e.g. bank, broker, custodian, etc.), you must duly complete, execute and return your Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement in accordance with the instructions herein to your Nominee in sufficient time to allow your Nominee to process your instructions and deliver to the Subscription Agent the Master Subscription Form, your completed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement and, solely with respect to the Eligible Holders that are not Debt Commitment Parties, payment of the applicable Purchase Price, payable for the Creditor Equity Rights Offering Securities elected to be purchased by such Eligible Holder, by the Subscription Expiration Deadline.

Any Eligible Holder that does not hold an Applicable Claims through a Nominee must deliver their completed Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement and, solely with respect to the Eligible Holders that are not Debt Commitment Parties, payment of the applicable Purchase Price payable for the Creditor Equity Rights Offering Securities elected to be purchased by such Eligible Holder directly to the Subscription Agent on or before the Subscription Expiration Deadline. In all cases, Eligible Holders that are Debt Commitment Parties must deliver their payment of the applicable Purchase Price payable for the Creditor Equity Rights Offering Securities elected to be purchased by such Eligible Holder directly to the Subscription Agent no later than the Backstop Funding Deadline.

In the event that the funds received by the Subscription Agent from any Eligible Holder do not correspond to the Purchase Price payable for the Creditor Equity Rights Offering Securities elected to be purchased by such Eligible Holder, the number of the Creditor Equity Rights Offering Securities deemed to be purchased by such Eligible Holder will be the lesser of (i) the amount of the Creditor Equity Rights Offering Securities elected to be purchased by such Eligible Holder and (ii) an amount of the Creditor Equity Rights Offering Securities determined by dividing the amount of the funds received by the Purchase Price.

The cash paid to the Subscription Agent in accordance with these Creditor Equity Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated escrow account designed in escrow agreements mutually satisfactory to each of the Debt Commitment Parties and the Debtors until administered in connection with the settlement of the Creditor Equity Rights Offering on the Effective Date. The Subscription Agent may not use such cash for any other purpose prior to the Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder shall not be deemed part of the Debtors’ bankruptcy estates.

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5.	Transfer Restriction; Revocation

The Subscription Rights may not be Transferred after the Record Date. Any attempted Transfer of Subscription Rights by an Eligible Holder will be cancelled, and neither such Eligible Holder nor the purported transferee will receive any Creditor Equity Rights Offering Securities otherwise purchasable on account of such Transferred Subscription Rights. Any Applicable Claim (or interest therein) Transferred after the Record Date will not be traded with the Subscription Rights attached.

Once an Eligible Holder has properly exercised its Subscription Rights, subject to the terms and conditions of the applicable Subscription Agreement and the Investment Agreement (in the case of any Debt Commitment Party) such exercise will be irrevocable.

6.	Return of Payment

If the Creditor Equity Rights Offering is not consummated, any cash paid to the Subscription Agent will be returned, without interest except in the case of a Debt Commitment Party, to the applicable Eligible Holder as soon as reasonably practicable, but in any event within five Business Days, after the date on which the Creditor Equity Rights Offering is terminated.

7.	Settlement of the Rights Offering and Distribution of the Creditor Equity Rights Offering Securities

The Debtors intend that the Creditor Equity Rights Offering Securities will be issued to the Eligible Holders, and/or to any Affiliates (as defined in the Subscription Agreement) that the Eligible Holders so designate in the Subscription Form, in book-entry form, and that DTC, or its nominee, will be the holder of record of such Creditor Equity Rights Offering Securities. To the extent DTC is unwilling or unable to make the Creditor Equity Rights Offering Securities eligible on the DTC system, the Creditor Equity Rights Offering Securities will be issued directly to the Eligible Holder or its designee and such Eligible Holder or its designee will be the holder of record.

8.	Minimum Denominations; No Fractional Shares

All allocations (including each Eligible Holder’s Creditor Equity Rights Offering Securities) will be calculated and rounded down to the nearest whole share.

9.	Validity of Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights will be determined in good faith by the Debtors and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Debtors may waive any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as they may determine in good faith, or reject, the purported exercise of any Subscription Rights. Subscription Agreements will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in good faith.

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Before exercising any Subscription Rights, Eligible Holders should read the Disclosure Statement and the Plan for information relating to the Debtors and the risk factors to be considered.

10.	Backstop Commitment

Pursuant to the terms and conditions of the Investment Agreement, Hemen Investments Limited has agreed to purchase any Creditor Equity Rights Offering Securities not subscribed for by the other Eligible Holders.

11.	Modification of Procedures

With the prior written consent of the Required Commitment Parties, such consent not to be unreasonably withheld, the Debtors reserve the right to modify or adopt additional procedures consistent with these Creditor Equity Rights Offering Procedures to effectuate the Creditor Equity Rights Offering and to issue the Creditor Equity Rights Offering Securities, provided, however, that the Debtors shall provide prompt written notice to each Eligible Holder of any modification to these Creditor Equity Rights Offering Procedures made after the Subscription Commencement Date that has a material negative effect on such Eligible Holder. In so doing, and subject to the consent of the Required Commitment Parties, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith are necessary and appropriate to effectuate and implement the Creditor Equity Rights Offering and the issuance of the Creditor Equity Rights Offering Securities. Nothing in this paragraph shall be construed so as to permit the Debtors to modify the terms of any executed and delivered Subscription Agreement without the consent of the Eligible Holder party thereto.

The Debtors shall undertake reasonable procedures to confirm that each participant in the Rights Offering is in fact an Eligible Holder, including but not limited to, requiring such participant to validly and timely complete an Eligibility Certificate, requiring additional certifications by such participant to that effect and other diligence measures as the Debtors deem reasonably necessary.

12.	Inquiries And Transmittal of Documents; Subscription Agent

The Rights Offering Instructions for Eligible Holders of Applicable Claims attached hereto should be carefully read and strictly followed by the Eligible Holders of Applicable Claims.

Questions relating to the Creditor Equity Rights Offering should be directed to the Subscription Agent at the following phone number: [•].

The risk of non-delivery of all documents and payments to the Subscription Agent and any Nominee is on the Eligible Holder electing to exercise its Subscription Rights and not the Debtors, the Subscription Agent, or Commitment Parties.

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SEADRILL LIMITED

CREDITOR EQUITY RIGHTS OFFERING INSTRUCTIONS FOR ELIGIBLE HOLDERS

Terms used and not defined herein or in the Subscription Agreement shall have the meaning assigned to them in the Plan.

To elect to participate in the Rights Offering, you must follow the instructions set out below:

1.

Insert the principal amount of the Applicable Claims that you held as of the Record Date in Item 1 of your Subscription Form (if your Nominee holds your Applicable Claims on your behalf and you do not know such amount, please contact your Nominee immediately).

2.

Confirm whether you are a Debt Commitment Party pursuant to the representation in Item 3 of your Subscription Form. (This section is only for Debt Commitment Parties, each of whom is aware of their status as a Debt Commitment Party).

3.

Complete the calculation in Item 2a of your Subscription Form, which calculates the maximum amount of Creditor Equity Rights Offering Securities available for you to purchase. Such amount must be rounded down to the nearest whole share.

4.

Complete the calculation in Item 2b of your Subscription Form to indicate the amount of Creditor Equity Rights Offering Securities that you elect to purchase and calculate the Purchase Price for the Creditor Equity Rights Offering Securities that you elect to purchase.

5.	Read and complete the certification in Item 2c of your Subscription Form certifying that you are an Eligible Holder.

6.	Read, complete and sign the certification in Item 5 of your Subscription Form.

7.	Read and countersign the Subscription Agreement with respect to Applicable Claims. Such execution shall indicate your acceptance and approval of the terms and conditions set forth therein.

8.

Read, complete and sign an IRS Form W-9 if you are a U.S. person. If you are a non-U.S. person, read, complete and sign an appropriate IRS Form W-8. These forms may be obtained from the IRS at its website: www.irs.gov.

9.

Return your signed Subscription Agreement and Subscription Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and Subscription Agreement to the Subscription Agent prior to the Subscription Expiration Deadline or to your Nominee in sufficient time to allow your Nominee to process your instructions and prepare and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline. A registered holder of Applicable Claims hold on behalf of beneficial owners should follow the delivery instructions as provided in the Master Subscription Form.

10.

Arrange for full payment of the aggregate Purchase Price by wire transfer of immediately available funds, calculated in accordance with Item 2b of your Subscription Form. For Eligible Holders that are not Debt Commitment Parties that hold Applicable Claims via a Nominee, please instruct your Nominee to coordinate payment of the Purchase Price and transmit and deliver such payment to the Subscription Agent by the Subscription Expiration Deadline. A registered holder of Applicable Claims that is not a Debt Commitment Party should follow the payment instructions as provided in the Master Subscription Form. A registered holder of Applicable Claims that is a Debt Commitment Party should follow the payment instructions in the Funding Notice.

The Subscription Expiration Deadline is 5:00 p.m. New York City Time on [•], 2017.

Please note that the Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) and the Subscription Agreement must be received by your Nominee (e.g. broker, bank, commercial bank, transfer agent, trust company, dealer, or other agent or other nominee) in sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline, along with the appropriate funding (with respect to Eligible Holders that are not Debt Commitment Parties) or the subscription represented by your Subscription Form will not be counted and you will be deemed forever to have relinquished and waived your right to participate in the Creditor Equity Rights Offering. Registered holders of Applicable Claims that are not Debt Commitment Parties should follow the delivery and payment instructions provided in the Master Subscription Form. Registered holders of Applicable Claims that are Debt Commitment Parties should follow the payment instructions in the Funding Notice.

Eligible Holders that are Debt Commitment Parties must deliver the appropriate funding directly to the Subscription Agent no later than the Backstop Funding Deadline.

EXHIBIT B

Board Governance Term Sheet

SEADRILL LIMITED

Governance Term Sheet1

This indicative summary of terms and conditions (this “Governance Term Sheet”) is for discussion purposes only. This Governance Term Sheet does not constitute an agreement or an offer to enter into an agreement to purchase equity securities or the rights associated with such equity securities described herein or otherwise. Such an agreement will arise only under definitive documentation duly executed by the parties in accordance with its terms and is further subject to, among other things, the final order of the Bankruptcy Court confirming the Plan and the effectiveness of the Plan. This Governance Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the purchase of equity securities or the rights associated with such equity securities described herein, but rather is intended to outline certain basic items around which the equity investment will be structured. The governance rights and arrangements under this Governance Term Sheet will, to the extent required, be amended to ensure that shares of New Seadrill (as defined below) can be listed on the Oslo Bors or any other stock exchange contemplated by the Plan or as agreed between relevant stakeholders. This Governance Term Sheet is not intended to limit the scope of discussion or negotiation of any and all matters whether or not set forth herein and reflects the requirements of the Investors (as defined below) on governance and not the views of the Board of Seadrill Limited.

Issuer:	Seadrill Limited, a Bermuda company, or New Seadrill Limited, a Bermuda company (such entity, “New Seadrill”)

Investors:

Hemen Investments Limited, a Cyprus holding company (“Hemen”)

Centerbridge Credit Partners L.P., and certain of its affiliates (“Centerbridge”)

Certain funds and/or accounts that are managed, advised or sub-advised by each of Aristeia Capital L.L.C., GLG Partners LP, Saba Capital Management LP and Whitebox Advisors, LLC or such Person’s Affiliate(s), in each case, that are signatories to the Investment Agreement (the “Select Commitment Parties”)

Each of Hemen, Centerbridge and each Select Commitment Party is an “Investor” and together they are the “Investors”)

Corporate Governance Matters

Board Representation:

The board of directors of New Seadrill (the “Board”) will be the main decision making body of New Seadrill and may delegate specific powers to Board committees and/or management from time to time. The Board will be set at nine (9) directors. For so long as Hemen owns at least [5]% of the issued and outstanding Equity Securities, New Seadrill will not increase or decrease the size of the Board without the prior written consent of Hemen.

For so long as Hemen maintains ownership of at least [10]% of the issued and outstanding Equity Securities of New Seadrill, Hemen will have the right to:

•    designate for election to the Board/appoint three (3) directors (the “Hemen Designees”), including the Chairman with a casting vote; and

[1]	Capitalized terms used but not defined in this Governance Term Sheet have the meanings given to such terms in the Investment Agreement.

B-1

•    designate for election to the Board/appoint two (2) independent directors, each of whom shall not be related parties of Hemen or otherwise connected with Hemen and shall qualify as an “independent director” under applicable provisions of the Exchange Act and under applicable NYSE and Oslo Exchange rules and regulations (the “Independent Nominees”); provided that the other directors on the Board shall be provided with a reasonable opportunity to meet with and consult with such prospective Independent Nominees and Hemen prior to their nomination.

For so long as Hemen maintains ownership of at least [5]% but less than [10]% of the issued and outstanding Equity Securities of New Seadrill, Hemen will have the right to:

•    designate for election to the Board/appoint two (2) Hemen Designees, including the Chairman with a casting vote; and

•    designate for election to the Board/appoint two (2) Independent Nominees; provided that the other directors on the Board shall be provided with a reasonable opportunity to meet with and consult with such prospective Independent Nominees and Hemen prior to their nomination.

•    The majority of the Hemen Designees and the Independent Nominees (taken together) including the Chairman shall be persons who are not resident in the United Kingdom.

•    Meetings of the Board shall be held outside Norway and the United Kingdom.

•    Where board meetings or committee meetings are held by electronic means, the majority of the members participating (including the Chairman) shall be physically located outside the United Kingdom. The Board will use all reasonable endeavours to ensure that no such meeting is deemed to be held in Norway.

•    The quorum for meetings of the Board shall be a majority in number of directors who are neither resident nor present in the United Kingdom, provided that at least three independent directors shall be present. If quorum is not formed, the meeting shall be adjourned for [72 hours, provided that in an emergency the meeting shall be adjourned for 24 hours], and at the adjourned meeting quorum will be formed by the directors present.

•    Written resolutions of the Board or any committee of the Board shall only be permitted if all the directors or committee members (as applicable) are outside the United Kingdom when the resolution is signed. The use of written resolutions shall be kept to a minimum, as far as is practically possible.

For so long as the Hemen Designees are entitled to serve on the Board, at least one of the Hemen Designees shall be entitled to serve on, and the Board shall appoint such Hemen Designee to, such committee or committees of the Board as shall be determined by Hemen, subject to applicable independence requirements of the NYSE and the Exchange Act and/or the Oslo Exchange rules, provided that the Board shall not create any new committees and/or increase the size of any committees of the Board currently in existence without the prior written consent of Hemen, not to be unreasonably withheld or delayed.

For so long as Centerbridge retains at least 50% of its original investment in the Equity Securities of New Seadrill, Centerbridge shall have the right to designate for election to the Board/appoint as of the Effective Date and at the first election of directors to the Board following the one year anniversary of the Effective Date one (1) independent director (the “Centerbridge Designee”).

The Select Commitment Parties, in their capacity as shareholders of New Seadrill, will have the right to designate for election to the Board/appoint as of the Effective Date one (1) independent director.

Hemen, Centerbridge and the Select Commitment Parties on mutual agreement (with each party’s agreement not to be unreasonably withheld) will have the right to designate for election to the Board/appoint as of the Effective Date two (2) independent directors.

The ability to designate and/or appoint Board members shall include the ability to remove such Board members. The initial shareholders will provide New Seadrill with a customary indemnity on terms to be agreed in relation to any claims that may arise against New Seadrill as a result of initial shareholders exercising such a removal right.

From and after the first election of directors to the Board following the one year anniversary of the Effective Date, all members of the Board, excluding the Hemen Designees, the Independent Nominees and, for the first election of directors to the Board following the one year anniversary of the Effective Date only, the Centerbridge Designee, shall be elected by shareholders as provided in the New Seadrill bye-laws.

The board representation rights set out in this Governance Term Sheet will be reflected in New Seadrill’s bye-laws. There will be no shareholders agreement.

Veto/Approval Right:

For so long as Hemen owns at least [5]% of the issued and outstanding Equity Securities of New Seadrill, New Seadrill will not, without the prior written consent of Hemen, amend New Seadrill’s organizational documents in a manner that would modify or impact Hemen’s right to appoint the Hemen Designees, or the voting power of the Hemen Designees, under New Seadrill’s organizational documents.

The veto/approval right set out in this Governance Term Sheet will be reflected in New Seadrill’s bye-laws. There will be no shareholders agreement.

IHCo/RigCo/NSNCo:	New Seadrill to determine board composition of each of IHCo/RigCo/NSNCo to ensure alignment of interests of the relevant boards. NSNCo board composition to include customary SPV issuer arrangements.

Access to Management and Information Rights:

Subject to the final paragraph below, New Seadrill shall provide each Investor, at the Investor’s election, with the same disclosure as is provided to the holders of the New Secured Notes, including quarterly financial statements (at the same time as such statements are provided to the holders of the New Secured Notes) and audited annual financial statements (at the same time as such statements are provided to the holders of the New Secured Notes), in each case, prepared in accordance with GAAP as in effect from time to time, which statements shall include the consolidated balance sheets of New Seadrill, its subsidiaries and any New Seadrill joint ventures (that are consolidated) and the related consolidated statements of income, shareholders’ equity and cash flows and a reasonably detailed Management’s Discussion and Analysis of the Financial Condition and Results of Operations (with a level of detail in line with Seadrill Limited’s existing 20-F practices) that is for the applicable period in which financial statements are being provided.

Subject to the final paragraph below, New Seadrill shall permit each individual Investor holding at least [10]% of the Equity Securities of New Seadrill and its respective representatives reasonable access to visit and inspect any of the properties of New Seadrill or any of its subsidiaries, including its and their books of account and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times and as often as such Investor may reasonably request. Any investigation pursuant to this provision shall be conducted during normal business hours and in such manner so as not to interfere unreasonably with the conduct of New Seadrill and its subsidiaries.

Subject to the final paragraph below, New Seadrill shall provide to each individual Investor (or in the case of Hemen, the Hemen Designee to pass onto Hemen) holding at least [10]% of the Equity Securities of New Seadrill, at the Investor’s election, all written information that is provided to the Board at substantially the same time at which such information is first delivered or otherwise made available to the Board. This right is also subject to ensuring that New Seadrill is satisfied that the relevant Investor is subject to appropriate confidentiality arrangements, restricted from dealing and without cleansing rights against New Seadrill. Nothing herein shall require New Seadrill or any of its subsidiaries to disclose any information to the extent prohibited by applicable law.

Nothing in this section “Access to Management and Information Rights” shall oblige Seadrill, New Seadrill or any of their subsidiaries, or any of the directors, officers, employees or agents of any of them to provide or disclose any material non-public price sensitive information or information which is otherwise confidential to any member of the group.

Bye-laws and Organizational Documents to Control

The issues of corporate governance reflected in this term sheet shall be implemented consistently with the provisions of the bye-laws and other organizational documents of New Seadrill, including those provisions relating to tax residence considerations vis-à-vis the U.K., Norway, and any other applicable jurisdiction; provided, that the parties acknowledge and agree that such bye-laws and other organizational documents shall reflect similar protocols that are in the currently-existing bye-laws and organizational documents of Seadrill Ltd., to be supplemented consistently with advice received by Seadrill’s professionals in consultation with each of the Investors’ respective professionals, provided, further, that in the event any provision of this term sheet cannot be implemented consistently therewith, the provisions of the bye-laws and other organizational documents shall control.